As filed with the Securities and Exchange Commission on January 14, 1999
                                                     Registration No. 333-69189
-------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------
                                 PRE-EFFECTIVE
                                   AMENDMENT
                                     NO. 1
                                       TO
                                    FORM S-4
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                             ----------------------
                         Regions Financial Corporation
             (Exact Name of Registrant as Specified in its Charter)
                             ----------------------


           Delaware                               6711                    63-0589368
(State or Other Jurisdiction of      (Primary Standard Industrial     (I.R.S. Employer
Incorporation or Organization)       Classification Code Number)     Identification No.)

                             417 North 20th Street
                              Birmingham, AL 35203
                                 (205) 326-7100
    (Address,     including zip code, and telephone number, including area
                  code, of registrant's principal executive offices)
                             ----------------------
                            Samuel E. Upchurch, Jr.
                    General Counsel and Corporate Secretary
                             417 North 20th Street
                              Birmingham, AL 35203

                                 (205) 326-7860
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                             ----------------------
                                   Copies to:

       CHARLES C. PINCKNEY              FRANK M. CONNER III                    WALTER E. MAY
   LANGE, SIMPSON, ROBINSON &            ALSTON & BIRD LLP            WRIGHT, LINDSEY & JENNINGS LLP
         SOMERVILLE LLP           601 PENNSYLVANIA AVENUE, N.W.         200 WEST CAPITOL AVENUE
417 NORTH 20TH STREET, SUITE 1700    NORTH BUILDING, SUITE 250                   SUITE 2200
       BIRMINGHAM, AL 35203             WASHINGTON, D.C. 20004            LITTLE ROCK, AR  72201-3699
         (205) 250-5000                   (202) 756-3303                      (501) 212-1342

                              --------------------
     Approximate date of commencement of proposed sale of securities to the public: As soon as practicable after this Registration Statement becomes effective.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /


     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), shall determine.

    PROXY STATEMENT                                        PROSPECTUS
ARKANSAS BANKING COMPANY                          REGIONS FINANCIAL CORPORATION
                                                      UP TO 1,858,143 SHARES


                 MERGER PROPOSED -- YOUR VOTE IS VERY IMPORTANT

The Boards of Directors of Arkansas Banking Company and Regions Financial Corporation have agreed on a merger of Arkansas Banking Company and Regions. Regions will be the surviving corporation in the proposed merger. Regions is a regional bank holding company headquartered in Birmingham, Alabama. Regions has banking operations in Alabama, Arkansas, Florida, Georgia, Louisiana, South Carolina, Tennessee, and Texas. Regions has assets of about $35.1 billion, deposits of about $27.2 billion, and stockholders' equity of about $3.0 billion.

If the proposed merger is completed, Arkansas Banking Company stockholders will receive 2.85 shares of Regions common stock for each share of Arkansas Banking Company common stock they own. Regions stockholders will continue to own their existing shares of Regions common stock after the proposed merger.

We can't complete the proposed merger unless the stockholders of Arkansas Banking Company approve it. Arkansas Banking Company has scheduled a special meeting for its stockholders to vote on the proposed merger.

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the stockholder meeting, please take the time to vote by completing and mailing the enclosed proxy card. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the proposed merger. If you don't return your card, the effect will be a vote against the proposed merger.

The date, time, and place of the special meeting of stockholders are as follows:


February 23, 1999
10:00 a.m.
Main Office, Arkansas Banking Company
515 West Washington
Jonesboro, Arkansas 72403


This Proxy Statement-Prospectus provides you with detailed information about the proposed merger. You can also get information about Regions from documents filed with the Securities and Exchange Commission. We encourage you to read this entire document carefully. Your Board of Directors strongly supports this proposed merger of Arkansas Banking Company with Regions, and I join with the other members of the Board of Directors in enthusiastically recommending that you vote in favor of the proposed merger.

                                    Sloan Rainwater
                                    Chairman
                                    Arkansas Banking Company

SHARES OF REGIONS COMMON STOCK ARE NOT DEPOSITS, SAVINGS ACCOUNTS OR OTHER OBLIGATIONS OF A DEPOSITORY INSTITUTION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORS HAVE APPROVED THE REGIONS COMMON STOCK TO BE ISSUED UPON COMPLETION OF THE MERGER OR DETERMINED IF THIS PROXY

STATEMENT-PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

FOR A DISCUSSION OF RISKS AND UNCERTAINTIES THAT MAY AFFECT THE FUTURE EARNINGS AND FINANCIAL CONDITION OF REGIONS, SEE "RISK FACTORS" ON PAGE ___.


Proxy Statement-Prospectus dated _______, 1999, and first mailed to stockholders on _______, 1999.

We have not authorized anyone to give any information or make any representation about the proposed merger or our companies that differs from, or adds to, the information in this Proxy Statement-Prospectus or in Regions' documents that are publicly filed with the Securities and Exchange Commission. Therefore, if anyone does give you different or additional information, you should not rely on it.

If you are in a jurisdiction where it is unlawful to offer to exchange or sell, or to ask for offers to exchange or buy, the securities offered by this Proxy Statement-Prospectus or to ask for proxies, or if you are a person to whom it is unlawful to direct such activities, then the offer presented by this Proxy Statement-Prospectus does not extend to you.

The information contained in this Proxy Statement-Prospectus speaks only as of its date unless the information specifically indicates that another date applies.

Information in this Proxy Statement-Prospectus about Regions Financial Corporation has been supplied by Regions, and information about Arkansas Banking Company has been supplied by Arkansas Banking Company.

                    CAUTION ABOUT FORWARD-LOOKING STATEMENTS

Each company makes forward-looking statements in this Proxy Statement-Prospectus, and in Regions' public documents to which we refer, that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our operations or the performance of the combined company after the proposed merger. Also, when we use any of the words "believes," "expects," "anticipates" or similar expressions, we are making forward-looking statements. Many possible events or factors could affect the future financial results and performance of each of our companies and the combined company after the proposed merger. This could cause results or performance to differ materially from those expressed in our forward-looking statements. You should consider these risks when you vote on the proposed merger. These possible events or factors include the following:

1. Regions' revenues after the proposed merger and other recent acquisitions may be lower than expected, Regions' restructuring charges in recent acquisitions may be higher than expected, or Regions' operating costs after the proposed merger and other recent acquisitions may be greater than expected;

2. Competition among depository and other financial institutions may increase significantly;

3. We may have more trouble obtaining regulatory approvals for the proposed merger than expected;

4. Regions may have more trouble integrating acquired businesses or retaining key personnel than expected;

5. Regions' costs savings from the proposed merger and other recent acquisitions may be less than expected, or Regions may be unable to obtain those cost savings as soon as expected;

6. Changes in the interest rate environment may reduce operating margins;

7. General economic or business conditions may be worse than expected;

8. Legislative or regulatory changes may adversely affect our businesses;

9. Technological changes and systems integration may be harder to make or more expensive than expected; and

10. Adverse changes may occur in the securities markets.

For additional information, please refer to the discussion under the heading "Risk Factors" on page 12.

                            ARKANSAS BANKING COMPANY
                 515 WEST WASHINGTON, JONESBORO, ARKANSAS 72403

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS


                          TO BE HELD FEBRUARY 23, 1999




Notice is hereby given that a Special Meeting of Stockholders (the "Special Meeting") of Arkansas Banking Company, a bank holding company, will be held at Arkansas Banking Company's main office, located at 515 West Washington, Jonesboro, Arkansas 72403 on February 23, 1999, at 10:00 a.m., local time, for the following purposes:


1. Merger. To consider and vote on the Agreement and Plan of Merger, dated as of September 25, 1998 (the "Merger Agreement"), by and between Arkansas Banking Company and Regions Financial Corporation ("Regions") pursuant to which (i) Arkansas Banking Company will merge with and into Regions with Regions as the surviving corporation and (ii) each share of Arkansas Banking Company common stock (excluding certain shares held by Arkansas Banking Company, Regions, or their respective subsidiaries and excluding all shares held by stockholders who perfect their dissenters' rights) will be converted into 2.85 shares of Regions common stock, subject to possible adjustment, with cash to be paid in lieu of any remaining fractional share interest, all as described more fully in the accompanying Proxy Statement-Prospectus; and

2. Other Business. To transact such other business as may properly come before the Special Meeting, including adjourning the Special Meeting to permit, if necessary, further solicitation of proxies.


Only stockholders of record at the close of business on January 13, 1999, are entitled to receive notice of and to vote at the Special Meeting or any adjournment or postponement thereof.


Stockholders of Arkansas Banking Company have a right to dissent from the proposed merger and obtain payment of the fair value of their shares in cash by complying with the applicable provisions of applicable law, which are attached to the accompanying Proxy Statement-Prospectus as Appendix C.

The Board of Directors of Arkansas Banking Company unanimously recommends that holders of Arkansas Banking Company common stock vote "FOR" the proposals listed above.

We urge you to sign and return the enclosed proxy as promptly as possible, whether or not you plan to attend the Special Meeting in person. The proxy may be revoked by the person executing the proxy by filing with the Secretary of Arkansas Banking Company an instrument of revocation or a duly executed proxy bearing a later date or by electing to vote in person at the Special Meeting.

                                             By Order of the Board of Directors



                                             Sharon J. Blackburn
                                             Corporate Secretary



 _______, 1999

                               TABLE OF CONTENTS

SUMMARY ........................................................................................
               The Companies ...................................................................
               The Merger ......................................................................
               Comparative Per Share Market Price Information ..................................
               Reasons for the Merger ..........................................................
               Opinion of Financial Advisor ....................................................
               The Special Meeting .............................................................
               Recommendations to Stockholders .................................................
               Record Date; Voting Power .......................................................
               Vote Required ...................................................................
               Conditions to Completion of the Merger ..........................................
               Termination of the Merger Agreement .............................................
               Federal Income Tax Consequences .................................................
               Accounting Treatment ............................................................
               Interests of Persons in the Merger That Are Different from Yours ................
               Dissenters' Appraisal Rights ....................................................
               Regulatory Approvals ............................................................
               Comparative Per Share Data ......................................................
               Selected Financial Data .........................................................
RISK FACTORS ...................................................................................
THE SPECIAL MEETING ............................................................................
               General .........................................................................
               Record Date; Vote Required ......................................................
THE MERGER .....................................................................................
               General .........................................................................
               Possible Adjustment of Exchange Ratio ...........................................
               Treatment of Arkansas Banking Company Options ...................................
               Background of the Merger ........................................................
               Arkansas Banking Company's Reasons for the Merger ...............................
               Regions' Reasons for the Merger .................................................
               Opinion of Arkansas Banking Company's Financial Advisor .........................
               Effective Time of the Merger ....................................................
               Distribution of Regions Stock Certificates and Payment For Fractional Shares ....
               Conditions to Consummation of the Merger ........................................
               Regulatory Approvals ............................................................
               Waiver, Amendment, and Termination of the Merger Agreement ......................
               Conduct of Business Pending the Merger ..........................................
               Management Following the Merger .................................................
               Interests of Certain Persons in the Merger ......................................
               Dissenting Stockholders .........................................................
               Federal Income Tax Consequences of the Merger ...................................
               Accounting Treatment ............................................................
               Expenses and Fees ...............................................................
               Resales of Regions Common Stock .................................................
EFFECT OF THE MERGER ON RIGHTS OF STOCKHOLDERS .................................................
               Antitakeover Provisions Generally ...............................................
               Authorized Capital Stock ........................................................
               Amendment of Certificate or Articles of Incorporation and Bylaws ................

               Classified Board of Directors and Absence of Cumulative Voting ..................
               Removal of Directors ............................................................
               Limitations on Director Liability ...............................................
               Indemnification .................................................................
               Special Meetings of Stockholders ................................................
               Actions by Stockholders Without a Meeting .......................................
               Stockholder Nominations .........................................................
               Mergers, Consolidations, and Sales of Assets Generally ..........................
               Business Combinations with Certain Persons ......................................
               Dissenters' Rights ..............................................................
               Stockholders' Rights to Examine Books and Records ...............................
               Dividends .......................................................................
COMPARATIVE MARKET PRICES AND DIVIDENDS ........................................................
ARKANSAS BANKING COMPANY MANAGEMENT'S DISCUSSION AND
ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS ......................................
INFORMATION ABOUT ARKANSAS BANKING COMPANY .....................................................
               Business and Properties .........................................................
               Competition .....................................................................
               Legal Proceedings ...............................................................
               Management ......................................................................
               Transactions with Management ....................................................
               Voting Securities and Principal Stockholders ....................................
INFORMATION ABOUT REGIONS ......................................................................
               General .........................................................................
               Recent Developments .............................................................
SUPERVISION AND REGULATION .....................................................................
               General .........................................................................
               Payment of Dividends ............................................................
               Capital Adequacy ................................................................
               Prompt Corrective Action ........................................................
               FDIC Insurance Assessments ......................................................
DESCRIPTION OF REGIONS COMMON STOCK ............................................................
STOCKHOLDER PROPOSALS ..........................................................................
EXPERTS ........................................................................................
OPINIONS .......................................................................................
WHERE YOU CAN FIND MORE INFORMATION ............................................................
INDEX TO ARKANSAS BANKING COMPANY FINANCIAL STATEMENTS .........................................     F-1
APPENDIX A--Agreement and Plan of Merger .......................................................     A-1
APPENDIX B--Opinion of Stephens Inc. ...........................................................     B-1
APPENDIX C--Sections 14-27-1301 et seq. of the Arkansas Business Corporation Act,
     pertaining to dissenters' rights ..........................................................     C-1

                                    SUMMARY

This summary highlights selected information from this Proxy
Statement-Prospectus. It does not contain all of the information that is important to you. You should carefully read this entire document and the documents to which we have referred. These will give you a more complete description of the proposed merger and its legal terms. See "Where You Can Find More Information" (page __). Each item in this summary includes a page reference that directs you to a more complete description in this document of the topic discussed.

THE COMPANIES (PAGES __ AND __)

REGIONS FINANCIAL CORPORATION (page __)
417 North 20th Street
Birmingham, Alabama 35203
(205) 326-7100

Regions is incorporated in Delaware and is a regional bank holding company. Regions provides banking and other financial services through banking operations in Alabama, Arkansas, Florida, Georgia, Louisiana, South Carolina, Tennessee, and Texas. As of September 30, 1998, Regions' total assets were about $35.1 billion, deposits were about $27.2 billion and stockholders' equity was about $3.0 billion.

The section of this Proxy Statement-Prospectus under the caption "Where You Can Find More Information" refers you to places where you can find more information about Regions.

ARKANSAS BANKING COMPANY (page __)
515 West Washington
Jonesboro, Arkansas 72403
(870) 932-2131

Arkansas Banking Company is incorporated in Arkansas and is a bank holding company. Arkansas Banking Company owns four commercial banks which serve customers primarily in Lawrence, Craighead, Greene, Independence, Jackson, Clay and Mississippi counties in northeastern Arkansas. As of September 30, 1998, Arkansas Banking Company's total assets were about $350.3 million, deposits were about $311.2 million, and stockholders' equity was about $26.0 million.

THE MERGER (PAGE __)

Arkansas Banking Company proposes to merge with Regions Financial Corporation. Regions will be the surviving corporation in the proposed merger. When the proposed merger is completed, you will receive 2.85 shares of Regions stock for each share of Arkansas Banking Company stock that you own. You will not receive a fraction of a share. Instead, you will receive a cash payment for any fraction of a share to which you may become entitled.

If you elect to dissent from the proposed merger under Arkansas law and follow the required procedures, you will receive a cash payment for your shares of Arkansas Banking Company common stock instead of receiving Regions common stock. More information about your rights to dissent from the proposed merger, and the procedures you must follow should you choose to do so, is included under the heading "The Merger -- Dissenting Stockholders" at page __.

The merger agreement protects you as stockholders against a sharp decline, before the Special Meeting, in the trading price of Regions stock compared to stock prices of other bank holding companies. If the average price of Regions stock over a ten-day period prior to the special meeting is less than $28.65 and also underperforms a group of bank holding company stocks by more than 15% between September 25, 1998 and the date of the special meeting, then your Board of Directors can terminate the merger agreement unless Regions agrees to issue more Regions stock in exchange for your shares of Arkansas Banking Company stock. This mechanism is explained in detail under the heading "The Merger--Possible Adjustment of Exchange Ratio" at page ___.

We have attached the merger agreement to this Proxy Statement-Prospectus as Appendix A. We encourage you to read the merger agreement. It is the legal document that establishes the terms and conditions of the proposed merger.

COMPARATIVE PER SHARE MARKET PRICE INFORMATION


Shares of Regions are quoted on the Nasdaq National Market. Shares of Arkansas Banking Company are not quoted on any established market. On August 5, 1998, the last full trading day prior to the public announcement of the proposed merger, Regions stock closed at $37.88 per share. On January 12, 1999, Regions stock closed at $39.53 per share. The last known sale of Arkansas Banking Company stock took place on September 10, 1997, at a price of $31.11 per share.

Based on the exchange ratio in the proposed merger, which is 2.85, the market value of the consideration that Arkansas Banking Company stockholders will receive in the proposed merger for each share of Arkansas Banking Company common stock would be $107.96 based on Regions' August 5, 1998 closing price and $112.66 based on Regions' January 12, 1999 closing price. Of course, the market price of Regions common stock will fluctuate prior to and after completion of the proposed merger, while the exchange ratio is fixed. Therefore, you should obtain current stock price quotations for Regions common stock.


REASONS FOR THE MERGER (PAGE ___)

Before deciding to approve and recommend the proposed merger, your Board of Directors considered the financial condition and prospects of Arkansas Banking Company, information about Regions, the financial terms of the proposed merger, the likelihood the bank regulators will approve the proposed merger, the federal income tax consequences of the proposed merger, the advice of your Board's legal and financial advisors, and other factors. Your Board of Directors decided the proposed merger is advisable and is in your best interests as stockholders.

To review the background of and reasons for the proposed merger in greater detail, please see the discussion under the headings "The Merger--Background of the Merger" and "The Merger--Arkansas Banking Company's Reasons for the Merger" at pages ___ and ___.

OPINION OF FINANCIAL ADVISOR (PAGE ___)

In deciding to approve the proposed merger, your Board considered the opinion of its financial advisor, Stephens Inc., that as of the date of the opinion the consideration you are to receive in the merger was fair from a financial point of view to you as Arkansas Banking Company stockholders. We have attached this opinion as Appendix B to this Proxy Statement-Prospectus. You should read it carefully.

THE SPECIAL MEETING (PAGE ___)

The Arkansas Banking Company special meeting will be held at Arkansas Banking Company's main office, 515 West Washington, Jonesboro, Arkansas 72403, at 10:00 a.m. on February 23, 1999. At the special meeting, Arkansas Banking Company stockholders will be asked to approve the merger agreement.

RECOMMENDATIONS TO STOCKHOLDERS (PAGE ___)

Your Board of Directors believes that the proposed merger is fair to you and in your best interests. The Board unanimously recommends that you vote "FOR" the proposal to approve the merger agreement.

RECORD DATE; VOTING POWER (PAGE ___)

You can vote at the Arkansas Banking Company Special Meeting if you owned Arkansas Banking Company common stock as of the close of business on January 13, 1999, the record date. On that date, 586,980 shares of Arkansas Banking
Company common stock were outstanding and therefore are allowed to vote at the special meeting. You will be able to cast one vote for each share of Arkansas Banking Company common stock you owned on January 13, 1999.

VOTE REQUIRED (PAGE ___)

In order for the special meeting to be held, a quorum must be present. A quorum is established when a majority of the shares of Arkansas Banking Company common stock are represented at the special meeting either in person or by proxy. In order for the proposed merger to be approved, Arkansas Banking Company stockholders holding a majority of the outstanding shares of common stock on the record date must vote in favor of the proposed merger.

All together, the directors and officers of Arkansas Banking Company can cast about 93% of the votes entitled to be cast at the Arkansas Banking Company special meeting. The members of your Board of Directors have agreed to vote all of their shares (other than those that they hold as fiduciaries) in favor of the proposed merger.

CONDITIONS TO COMPLETION OF THE MERGER  (PAGE ___)

The completion of the proposed merger depends on a number of conditions being met, including the following:

-    Arkansas Banking Company stockholders approving the proposed merger;

- Receipt of all required regulatory approvals and the expiration of any regulatory waiting periods;

- The absence of any governmental or court order blocking completion of the proposed merger, or of any proceedings by a government body trying to block it;

- Receipt of an opinion of counsel that the U.S. federal income tax treatment of you the stockholders and of Arkansas Banking Company in the proposed merger will generally be tax-free as we've described it to you in this Proxy Statement-Prospectus;

- Filing with the National Association of Securities Dealers, Inc. of Regions' notification for listing of additional shares on the Nasdaq National Market for the shares of Regions common stock to be issued in the proposed merger; and

- Arkansas Banking Company receiving an opinion from Stephens Inc., its financial advisor, that the Exchange Ratio is fair to the stockholders of Arkansas Banking Company from a financial point of view,(such opinion having been delivered January 12, 1999).

In cases where the law permits, a party to the merger agreement could elect to waive a condition that has not been satisfied and complete the proposed merger although it is entitled not to. We can't be certain whether or when any of the conditions we've listed will be satisfied (or waived, where permissible), or that the proposed merger will be completed.

TERMINATION OF THE MERGER AGREEMENT (PAGE ___)

We can agree at any time to terminate the merger agreement without completing the proposed merger, even if you, the stockholders, have already voted to approve it.

Moreover, either of us can terminate the merger agreement in the following circumstances:

- After a final decision by a governmental authority to prohibit the proposed merger or after the rejection of an application for a governmental approval required to complete the proposed merger;

-    If the proposed merger isn't completed by June 30, 1999;

- If the Arkansas Banking Company stockholders don't approve the proposed merger; or

- If the other party violates, in a significant way, any of its representations, warranties or obligations under the merger agreement and the party seeking termination isn't in violation of the merger agreement.

In addition, Arkansas Banking Company could decide to terminate the merger agreement based on the market price of Regions' common stock during a ten-day period before the date stockholders approve the proposed merger, if the average price during the period is less than $28.65 and underperforms a group of bank holding company stocks by 15% or more during the period following our entering into the merger agreement.

However, Arkansas Banking Company will not be able to terminate the merger agreement upon such a decline if Regions elects to issue more shares of Regions common stock in exchange for shares of Arkansas Banking Company common stock.

FEDERAL INCOME TAX CONSEQUENCES (PAGE ___)

We have structured the proposed merger with the intent that you won't recognize any gain or loss for U.S. federal income tax purposes in the proposed merger when you exchange all of your shares of Arkansas Banking Company common stock for shares of Regions common stock in the proposed merger, except in connection with cash received instead of fractional shares. We have conditioned the proposed merger on our receipt of legal opinions that this will be the case, but these opinions won't bind the Internal Revenue Service, which could take a different view.

THIS TAX TREATMENT MAY NOT APPLY TO CERTAIN ARKANSAS BANKING COMPANY STOCKHOLDERS, INCLUDING THE TYPES OF ARKANSAS BANKING COMPANY STOCKHOLDERS DISCUSSED ON PAGE ___, AND WILL NOT APPLY TO ANY ARKANSAS BANKING COMPANY STOCKHOLDER WHO DISSENTS FROM THE PROPOSED MERGER UNDER ARKANSAS LAW. DETERMINING THE ACTUAL TAX CONSEQUENCES OF THE PROPOSED MERGER TO YOU CAN BE COMPLICATED.

THEY WILL DEPEND ON YOUR SPECIFIC SITUATION AND MANY VARIABLES NOT WITHIN OUR CONTROL. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR FOR A FULL UNDERSTANDING OF THE PROPOSED MERGER'S TAX CONSEQUENCES.

ACCOUNTING TREATMENT (PAGE __)


We expect the merger to qualify for purchase accounting treatment, meaning that the assets and liabilities of Arkansas Banking Company will be recorded at their estimated fair values as of the date the merger is completed and added to those of Regions.

INTERESTS OF PERSONS IN THE MERGER THAT ARE DIFFERENT FROM YOURS (PAGE __)


Some of the officers of Arkansas Banking Company have benefit and compensation plans that provide them with interests in the proposed merger that are different from, or in addition to, their interests as stockholders of Arkansas Banking Company. In particular, they hold outstanding options under Arkansas Banking Company's existing stock option plan, which will be converted into stock options to acquire Regions stock after the proposed merger. Also, members of Arkansas Banking Company's Board and its officers are entitled to indemnification under the merger agreement.

The board of directors of Arkansas Banking Company was aware of these interests and considered them in approving and recommending the merger.

For more information concerning these matters, please refer to the discussion under the heading "The Merger--Interests of Certain Persons in the Merger" on page __.

DISSENTERS' APPRAISAL RIGHTS (PAGE __)


Arkansas law permits you to dissent from the proposed merger and to have the fair value of your stock appraised by a court and paid to you in cash. To do this, you must follow certain procedures, including the filing of certain notices and refraining from voting your shares in favor of the proposed merger. If you dissent from the proposed merger, your shares of Arkansas Banking Company common stock will not be exchanged for shares of Regions common stock in the proposed merger, and your only right will be to receive the appraised value of your shares in cash.

REGULATORY APPROVALS (PAGE __)


We can't complete the proposed merger unless we obtain the approval of the Board of Governors of the Federal Reserve System. The U.S. Department of Justice has input into the Federal Reserve Board's approval process. Federal law requires us to wait for up to 30 days before completing the proposed merger after the Federal Reserve Board has approved it, which the Federal Reserve Board may shorten to 15 days. We have been advised that the Justice Department is reviewing the antitrust implications of the proposed merger as part of the review process.

In addition, the proposed merger is subject to the approval of the Arkansas Bank Commissioner.

We have filed all of the required notices with these regulatory authorities. While we don't know of any reason why we shouldn't obtain the remaining regulatory approvals in a timely manner, we can't be certain when we'll obtain them or that we will obtain them.

COMPARATIVE PER SHARE DATA


The following table shows information about our companies' income per share, dividends per share and book value per share, and similar information reflecting the proposed merger of our two companies (which is referred to as "pro forma" information). In presenting the comparative pro forma information for certain time periods, we assumed that our companies had been merged throughout those periods.

In presenting the comparative pro forma information, we also assumed that Regions will record Arkansas Banking Company's assets and liabilities at their estimated fair values and add them to the assets and liabilities of Regions for accounting and financial reporting purposes (a method which is referred to as the "purchase" method of accounting).

The information listed as "pro forma equivalent" was obtained by multiplying the pro forma amounts by the exchange ratio of 2.85. It is intended to reflect the fact that Arkansas Banking Company stockholders will be receiving 2.85 shares of Regions common stock for each share of Arkansas Banking Company common stock exchanged in the proposed merger.

The pro forma information, while helpful in illustrating the financial attributes of the combined company under one set of assumptions, doesn't attempt to predict or suggest future results. Also, the information we've set forth for the nine-month period ended September 30, 1998 doesn't indicate what the results will be for the full 1998 fiscal year.

The information in the following table is based on the historical financial information of our companies. See "Where You Can Find More Information" on page ___ and "Index to Arkansas Banking Company Financial Statements" on page F-1.

                                                       NINE MONTHS ENDED
                                                         SEPTEMBER 30,                  YEAR ENDED
                                                     --------------------              DECEMBER 31,
                                                      1998          1997                   1997
                                                         (Unaudited)                       ----
                                                                                  (Unaudited except Regions
                                                                                     and ABC historical)
INCOME BEFORE EXTRAORDINARY ITEM
PER COMMON SHARE
Regions historical ..........................        $ 1.34        $ 1.38                  $ 1.82
Regions historical - diluted ................          1.32          1.36                    1.79
ABC historical ..............................          5.04          4.18                    5.86
ABC historical - diluted ....................          5.04          4.18                    5.86
Regions and ABC pro forma combined(1) .......          1.34                                  1.82
Regions and ABC pro forma combined
     diluted(1) .............................          1.31                                  1.78
ABC pro forma equivalent(2) .................          3.82                                  5.19
ABC pro forma equivalent-
     diluted(2) .............................          3.73                                  5.07
DIVIDENDS DECLARED PER COMMON SHARE
Regions historical ..........................           .69           .60                     .80
ABC historical ..............................            --            --                      --
ABC pro forma equivalent(3) .................          1.97          1.71                    2.28
BOOK VALUE PER COMMON SHARE (PERIOD END)
Regions historical ..........................         13.38         12.46                   12.75
ABC historical ..............................         39.44         32.18                   33.99
Regions and ABC pro forma combined(1) .......         13.38
ABC pro forma equivalent(2) .................         38.13


(1) Represents the combined results of Regions and Arkansas Banking Company as if the proposed merger were consummated on January 1, 1997 (or September 30, 1998, in the case of Book Value Per Common Share data), and were accounted for as a purchase.
(2) Represents pro forma combined information multiplied by the exchange ratio of 2.85 shares of Regions common stock for each share of Arkansas Banking Company common stock. The exchange ratio is subject to upward adjustment under certain conditions if the average of the closing sales prices of Regions common stock over a specified period is less than

     $28.65. See "The Merger--Possible Adjustment of Exchange Ratio." The presentation of pro forma equivalent information would be affected by any increase in the exchange ratio.

(3) Represents historical dividends declared per share by Regions multiplied by the exchange ratio of 2.85 shares of Regions common stock for each share of Arkansas Banking Company common stock.

SELECTED FINANCIAL DATA

The following tables show summarized historical financial data for each of our companies.

The information in the following tables is based on the historical financial information of our companies. All of the summary financial information provided in the following tables should be read in connection with this historical financial information and with the more detailed financial information we have provided in this Proxy Statement-Prospectus, which you can find beginning at page F-1 and in the documents of Regions incorporated by reference. See "Where You Can Find More Information" on page ___. The financial information as of or for the interim periods ended September 30, 1998 and 1997 has not been audited and in the respective opinions of management reflects all adjustments (consisting only of normal recurring adjustments) necessary to a fair presentation of such data.

        Selected Historical Financial Data of Regions

                                               NINE MONTHS
                                           ENDED SEPTEMBER 30,                           YEAR ENDED DECEMBER 31,
                                       ---------------------------   -------------------------------------------------------------
                                           1998            1997          1997        1996         1995        1994          1993
                                           ----            ----          ----        ----         ----        ----          ----
                                                (Unaudited)
                                                               (In thousands, except per share data and ratios)
INCOME STATEMENT DATA:
Income Statement Data:
Total interest income ................ $ 1,932,506  $ 1,684,430   $ 2,276,584   $ 1,954,283  $  1,750,427  $ 1,385,512  $ 1,102,493
Total interest expense ...............     948,247      808,368     1,097,376       942,459       861,242      598,160      446,199
Net interest income ..................     984,259      876,062     1,179,208     1,011,824       889,185      787,352      656,294
Provision for loan losses ............      41,482       58,966        89,663        46,026        37,493       22,058       38,017
Net interest income after
     loan loss provision .............     942,777      817,096     1,089,545       965,798       851,692      765,294      618,277
Total noninterest income before
     security gains (losses) .........     340,835      283,374       381,400       341,792       280,834      251,837      242,326
Security gains (losses) ..............       3,127          454           498         3,311          (697)         681        3,312
Total noninterest expense ............     839,939      663,039       901,776       837,034       720,825      653,506      584,044
Income tax expense ...................     152,095      147,693       187,563       156,008       134,529      115,853       88,225
Income before extraordinary item .....     294,705      290,192       382,104       317,859       276,475      248,453      191,646
Extraordinary item ...................          --       15,425        15,425            --            --           --           --
Net income ...........................     294,705      305,617       397,529       317,859       276,475      248,453      191,646
PER SHARE DATA:
Income before extraordinary item ..... $      1.34  $      1.38   $      1.82   $      1.64  $       1.45  $      1.36  $      1.14
Net income ...........................        1.34         1.46          1.89          1.64          1.45         1.36         1.14
Income before extraordinary item--
     diluted .........................        1.32         1.36          1.79          1.61          1.43         1.34         1.12
Net income -- diluted ................        1.32         1.43          1.86          1.61          1.43         1.34         1.12
Cash dividends .......................         .69          .60           .80           .70           .66          .60          .52
Book value ...........................       13.38        12.46         12.75         11.82         10.74         9.58         8.89
OTHER INFORMATION:
Average number of shares outstanding .     220,220      209,721       209,781       194,241       190,896      182,903      168,758
Average number of shares outstanding,
    -- diluted .......................     223,935      213,940       213,750       197,751       193,579      185,110      171,363
STATEMENT OF CONDITION DATA
(PERIOD END):
Total assets ......................... $35,076,264  $30,451,527   $31,414,058   $26,993,344  $ 24,419,249  $22,184,508  $19,126,602
Securities ...........................   7,696,008    6,192,352     6,315,923     5,742,375     5,618,839    5,143,226    4,861,348
Loans, net of unearned income ........  23,852,206   21,215,476    21,881,123    18,395,552    16,156,132   14,726,649   11,791,556
Total deposits .......................  27,184,895   24,699,371    25,011,021    22,019,412    19,982,422   18,048,906   16,242,208
Long-term debt .......................     424,176      456,347       445,529       570,545       762,521      766,774      683,171
Stockholders' equity .................   2,957,653    2,614,863     2,679,821     2,274,563     2,047,398    1,785,026    1,581,143
PERFORMANCE RATIOS:
Return on average assets(1) ..........        1.17%a       1.40%b        1.35%c        1.25          1.19%        1.23%        1.19%
Return on average stockholders'
     equity(1) .......................       13.79 a      16.02 b       15.38 c       14.71         14.30        14.88        14.02
Net interest margin(1) ...............        4.28         4.42          4.41          4.36          4.27         4.33         4.57
Efficiency (2) .......................       62.54 a      56.32         57.78         61.84         61.61        62.89        63.84
Dividend payout ......................       51.49        41.10         42.33         42.68         45.52        44.12        45.61
ASSET QUALITY RATIOS:
Net charge-offs to average loans,
     net of unearned income(1) .......         .22%         .23%          .27%          .18           .15%         .18%         .24%
Problem assets to net loans and
     other real estate (3) ...........         .67          .76           .78           .63           .69          .91         1.44
Nonperforming assets to net loans
     and other real estate (4) .......         .84          .90           .91           .83           .81          .98         1.59
Allowance for loan losses to loans,
     net of unearned income ..........        1.36         1.39          1.39          1.38          1.43         1.41         1.62
Allowance for loan losses to
     nonperforming assets (4) ........      163.04       153.64        151.89        166.41        177.53       144.04       101.66

                                                                   NINE MONTHS
                                                               ENDED SEPTEMBER 30,              YEAR ENDED DECEMBER 31,
                                                               ------------------   ---------------------------------------------
                                                                 1998      1997      1997      1996      1995      1994      1993
                                                                 ----      ----      ----      ----      ----      ----      ----
                                                                   (Unaudited)
                                                                        (In thousands, except per share data and ratios)
LIQUIDITY AND CAPITAL RATIOS:
Average stockholders' equity to
  average assets ........................................        8.51%     8.74%     8.75%     8.50%     8.36%     8.23%     8.49%
Average loans to average deposits .......................       86.91     84.54     84.94     82.42     82.23     75.90     72.36
Tier 1 risk-based capital (5) ...........................       10.64     10.35     10.48     10.81     11.14     10.69     11.13
Total risk-based capital (5) ............................       11.84     11.54     12.93     13.59     14.61     14.29     13.48
Tier 1 leverage (5) .....................................        7.84      7.35      7.52      7.44      7.49      8.21     10.11


------------------
(1)  Interim period ratios are annualized.
(2) Noninterest expense divided by the sum of net interest income (taxable-equivalent basis) and noninterest income net of gains (losses) from security transactions.
(3) Problem assets include loans on a nonaccrual basis, restructured loans, and foreclosed properties.
(4) Nonperforming assets include loans on a nonaccrual basis, restructured loans, loans 90 days or more past due, and foreclosed properties.
(5) The required minimum Tier 1 and total capital ratios are 4% and 8%, respectively. The minimum leverage ratio of Tier 1 capital to total assets is 3% to 5%. The ratios for prior periods have not been restated to reflect the combinations with First National Bancorp and First Commercial Corporation, accounted for as poolings of interests, or any other pooling-of-interests transactions.

a Ratios for the nine months ended September 30, 1998, excluding $76.5 million (after tax) for nonrecurring merger and restructuring charges are as follow: Return on average assets - 1.48%, Return on average stockholders' equity - 17.36%, and Efficiency - 54.00%.
b Ratios for the nine months ended September 30, 1997, excluding $15.4 million (after tax) for extraordinary gain from divestiture of two banks by a pooled company are as follow: Return on average assets - 1.33% and Return on average stockholders' equity - 15.21%.
c Ratios for 1997 excluding $15.4 million (after tax) for extraordinary gain from divestiture of two banks by a pooled company are as follow: Return on average assets - 1.29% and Return on average stockholders' equity - 14.79%.
d Ratios for 1996 excluding $19.0 million (after-tax) charge for SAIF assessment and merger expenses are as follows: Return on average assets - 1.40%, Return on average stockholders' equity - 16.45%, and Efficiency - 56.16%.

Selected Historical Financial Data of Arkansas Banking Company

                                                            ENDED SEPTEMBER 30,            YEAR ENDED DECEMBER 31,
                                                            ------------------       ----------------------------------
                                                             1998         1997         1997         1996         1995
                                                             ----         ----         ----         ----         ----
                                                                         (Unaudited)
                                                                 (In thousands, except per share data and ratios)
INCOME STATEMENT DATA:
Total interest income .................................    $ 19,287     $ 16,810     $ 22,921     $ 18,096     $ 14,217
Total interest expense ................................      10,144        8,630       11,875        8,745        7,709
Net interest income ...................................       9,143        8,180       11,046        9,351        6,508
Provision for loan losses .............................         424          411          583          665          532
Net interest income after
     loan loss provision ..............................       8,719        7,769       10,463        8,686        5,976
Total noninterest income
     excluding security gains .........................       2,087        1,755        2,733        2,285        1,836
Security gains ........................................          19            2           15            1            2
Total noninterest expense .............................       6,200        5,622        7,999        7,435        5,872
Income tax expense ....................................       1,659        1,468        1,787        1,271          677
Net income ............................................       2,966        2,436        3,425        2,266        1,265
PER SHARE DATA:
Net income ............................................    $   5.04     $   4.18     $   5.86     $   3.89     $   2.17
Net income--fully diluted .............................        5.04         4.18         5.86         3.89         2.17
Cash dividends ........................................          --           --           --           --           --
Book value ............................................       39.44        32.18        33.99        27.41        24.88
OTHER INFORMATION:
Average number of shares outstanding ..................         588          583          585          582          583
Average number of shares outstanding--diluted..........         588          583          585          582          583
STATEMENT OF CONDITION DATA
(PERIOD END):
Total assets...........................................    $350,261      315,394     $320,618      274,875      213,928
Securities available for sale .........................      67,688       65,532       67,596       68,863       64,718
Loans, net of unearned income .........................     248,401      217,053      213,880      166,748      119,413
Total deposits ........................................     311,160      278,464      289,077      247,455      192,757
Long term debt.........................................       9,061       10,215        5,510        5,570        2,700
Stockholders' equity ..................................      25,996       22,066       23,047       19,354       17,152
PERFORMANCE RATIOS:
Return on average assets(1) ...........................        1.08%        1.01%        1.13%         .94%         .60%
Return on average stockholders' equity(1) .............       12.14        12.00        16.45        12.53         7.37
Net interest margin(1) ................................        3.93         4.02         3.99         4.28         3.41
Efficiency(2) .........................................       55.21        56.59        58.05        63.90        70.37
Dividend payout .......................................          --           --           --           --           --
ASSET QUALITY RATIOS:
Net charge-offs to average loans,
     net of unearned income(1) ........................         .16%         .06%         .10%         .19%         .23%
Problem assets to net loans and
     other real estate (3) ............................         .26          .18          .29          .30          .75
Nonperforming assets to net loans
     and other real estate(4) .........................         .32          .41          .37          .50          .82
Allowance for loan losses to loans,
     net of unearned income ...........................         .99         1.03         1.08         1.15         1.10
Allowance for loan losses to
     nonperforming assets(4) ..........................      311.70       253.01       297.81       234.35       135.65

                                                                   NINE MONTHS
                                                                ENDED SEPTEMBER 30,   YEAR ENDED DECEMBER 31,
                                                                ------------------   ------------------------
                                                                 1998      1997      1997      1996      1995
                                                                 ----      ----      ----      ----      ----
                                                                   (Unaudited)
                                                               (In thousands, except per share data and ratios)
LIQUIDITY AND CAPITAL RATIOS:
Average stockholders' equity
     to average assets ..................................        7.21%     6.82%     6.86%     7.49%     8.10%
Average loans to average deposits .......................       74.56     70.84     71.51     68.58     52.68
Tier 1 risk-based capital(5) ............................        6.58      8.77      9.42      9.49     11.60
Total risk-based capital(5) .............................        8.13      9.80     10.50     10.61     12.63
Tier 1 leverage(5) ......................................        6.61      6.25      6.37      5.99      6.91


(1)  Interim period ratios are annualized.
(2) Noninterest expense divided by the sum of net interest income (taxable-equivalent basis) and noninterest income net of gains (losses) from security transactions.
(3) Problem assets include loans on a nonaccrual basis, restructured loans, and foreclosed properties.
(4) Nonperforming assets include loans on a nonaccrual basis, restructured loans, loans 90 days or more past due, and foreclosed properties.
(5) The required minimum Tier 1 and total capital ratios are 4% and 8%, respectively. The minimum leverage ratio of Tier 1 capital to total assets is 3% to 5%.

                                  RISK FACTORS


If the merger is consummated, you will receive shares of Regions common stock in exchange for your shares of Arkansas Banking Company common stock. You should be aware of particular risks and uncertainties that are applicable to an investment in Regions common stock. Specifically, there are risks and uncertainties that could affect Regions' future financial results and that may cause Regions' future earnings and financial condition to be less favorable than Regions' expectations.

Some of the risks and uncertainties relate to economic conditions generally and would affect other financial institutions in similar ways. These aspects are discussed above under the heading "Caution About Forward Looking Statements."

This section addresses particular risks and uncertainties that are specific to Regions.

Since December 31, 1997, Regions has acquired 11 financial institutions and has pending five such acquisitions, including the proposed merger. The most significant transaction was the merger of First Commercial Corporation with Regions, by virtue of the size of First Commercial relative to Regions. Information about Regions' recently completed and pending acquisitions is presented on page __ under the heading "Information About Regions--Recent Developments."

Regions' expectations concerning future earnings depend in part on Regions being able to combine the operations of the acquired institutions with Regions' own operations promptly and efficiently, and also on Regions being correct in its assumptions about the financial impact of the acquisitions.

The risks and uncertainties that may affect Regions' future earnings and financial condition include the following:

- Regions' revenues after the proposed merger and other recent acquisitions may be lower than expected.

Particularly in connection with the First Commercial acquisition, Regions estimated that it could enhance revenues from First Commercial's operations. There is a risk that such revenue enhancements may not be achieved and also a risk that the revenues of other acquired institutions may erode over time.

- Regions' restructuring charges in recent acquisitions may be higher than expected.

Regions has recorded restructuring and merger-related charges in connection with the First Commercial acquisition and the other recently completed acquisitions. There is a risk that there may be additional costs and charges resulting from such transactions that exceed the charges Regions has recorded for financial reporting and accounting purposes.

- Regions may have more trouble integrating acquired businesses or retaining key personnel than expected.

Converting the systems and procedures of each acquired institution to Regions' systems is an important part of Regions' acquisition program. There is a risk that the conversion of an acquired institution may not be completed on schedule or may be more difficult and costly than expected. There is also a risk that Regions may not be able to retain key personnel of an acquired institution, which could cause the acquired operations to perform below expectations.

- Regions' operating costs after the merger and other recent acquisitions may be greater than expected, and Regions' costs savings from the merger and other recent acquisitions may be less than expected, or Regions may be unable to obtain those cost savings as soon as expected.

Regions has estimated that it can achieve cost savings as a result of the First Commercial acquisition and the other recently completed acquisitions. There is a risk the cost savings may not be realized or may be less than Regions expects.

You should also refer to the discussion above under the heading "Caution About Forward-Looking Statements."

                              THE SPECIAL MEETING


GENERAL


This Proxy Statement-Prospectus is being furnished to the stockholders of Arkansas Banking Company in connection with the solicitation by the Arkansas Banking Company Board of Directors of proxies for use at a special meeting of stockholders, at which Arkansas Banking Company stockholders will be asked to vote upon a proposal to approve the Agreement and Plan of Merger dated as of September 25, 1998, by and between Arkansas Banking Company and Regions Financial Corporation.

The Special Meeting will be held at 10:00 a.m., local time, on February 23, 1999, at the main offices of Arkansas Banking Company, located at 515 West Washington, Jonesboro, Arkansas 72403.

Arkansas Banking Company stockholders are requested promptly to sign, date, and return the accompanying proxy card to Arkansas Banking Company in the enclosed postage-paid, addressed envelope. A stockholder's failure to return a properly executed proxy card or to vote at the Special Meeting will have the same effect as a vote against the merger agreement.

Any Arkansas Banking Company stockholder who has delivered a proxy may revoke it at any time before it is voted by giving notice of revocation in writing or submitting to Arkansas Banking Company a signed proxy card bearing a later date, provided that such notice or proxy card is actually received by Arkansas Banking Company before the vote of stockholders or in open meeting prior to the taking of the stockholder vote at the Special Meeting. Any notice of revocation should be sent to Arkansas Banking Company, 515 West Washington, Jonesboro, Arkansas 72403, Attention: Sharon J. Blackburn, Corporate Secretary. A proxy will not be revoked by death or incapacity of the stockholder executing the proxy unless, before the vote, notice of such death or incapacity is filed with the Secretary. The shares of Arkansas Banking Company common stock represented by properly executed proxies received at or prior to the Special Meeting and not subsequently revoked will be voted as directed in such proxies. IF INSTRUCTIONS ARE NOT GIVEN, SHARES REPRESENTED BY PROXIES RECEIVED WILL BE VOTED FOR APPROVAL OF THE MERGER AGREEMENT AND IN THE DISCRETION OF THE PROXY HOLDER AS TO ANY OTHER MATTERS THAT PROPERLY MAY COME BEFORE THE SPECIAL MEETING. IF NECESSARY, AND UNLESS CONTRARY INSTRUCTIONS ARE GIVEN, THE PROXY HOLDER ALSO MAY VOTE IN FAVOR OF A PROPOSAL TO ADJOURN THE SPECIAL MEETING TO PERMIT FURTHER SOLICITATION OF PROXIES IN ORDER TO OBTAIN SUFFICIENT VOTES TO APPROVE THE MERGER AGREEMENT. As of the date of this Proxy Statement-Prospectus, Arkansas Banking Company is unaware of any other matter to be presented at the Special Meeting.

Arkansas Banking Company will solicit proxies by mail and perhaps also by telephone, telegram, or in person by the directors, officers, and employees of Arkansas Banking Company. Such persons will receive no additional compensation for such solicitation but may be reimbursed for out-of-pocket expenses. Brokerage houses, nominees, fiduciaries, and other custodians will be requested to forward solicitation materials to beneficial owners and will be reimbursed for their reasonable out-of-pocket expenses.

Arkansas Banking Company stockholders should not forward any stock certificates with their proxy cards.

RECORD DATE; VOTE REQUIRED

Arkansas Banking Company's Board of Directors has established the close of business on January 13, 1999, as the record date for determining the Arkansas Banking Company stockholders entitled to notice of and to vote at the Special Meeting. Only Arkansas Banking Company stockholders of record as of the record date will be entitled to vote at the Special Meeting. As of the record date, there were approximately 70 holders of 586,980 shares of the $.01 par value common stock of Arkansas Banking Company outstanding and entitled to vote at the Special Meeting. Each share is entitled to one vote. For information as to persons known by Arkansas Banking Company to beneficially own more than 5.0% of the outstanding shares of Arkansas Banking Company common stock as of the record date, see "Information About Arkansas Banking Company--Voting
Securities and Principal Stockholders."

The presence, in person or by proxy, of a majority of the outstanding shares of Arkansas Banking Company common stock is necessary to constitute a quorum of the stockholders. A quorum must be present before a vote on the merger agreement can be taken at the Special Meeting. For these purposes, shares of Arkansas Banking Company common stock that are present, or represented by proxy, at the Special Meeting will be counted for quorum purposes regardless of whether the holder of the shares or proxy fails to vote on the merger agreement for any reason, including broker nonvotes. Generally, a broker who holds shares of Arkansas Banking Company common stock in "street" name on behalf of a beneficial owner lacks authority to vote such shares in the absence of specific voting instructions from the beneficial owner.

Once a quorum is established, approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Arkansas Banking Company common stock entitled to vote at the Special Meeting. A failure to vote, in person or by proxy, for any reason, including failure to return a properly executed proxy, an abstention, or a broker nonvote, has the same effect as a vote against the merger agreement.

The directors and executive officers of Arkansas Banking Company and their affiliates beneficially owned (excluding shares subject to vested and unexercised options) as of the record date, 46,311 shares (or approximately 93% of the outstanding shares) of Arkansas Banking Company common stock. The directors of Arkansas Banking Company have agreed to vote those shares of Arkansas Banking Company common stock over which they have voting control (other than in a fiduciary capacity) in favor of the proposed merger. The directors and executive officers of Regions and their affiliates beneficially owned, as of the record date, no shares of Arkansas Banking Company common stock. As of that date, no subsidiary of either Arkansas Banking Company or Regions held any shares of Arkansas Banking Company common stock in a fiduciary capacity for others.

                                   THE MERGER


The following material describes certain aspects of the merger of Arkansas Banking Company with and into Regions. This description does not purport to be complete and is qualified in its entirety by reference to the Appendices hereto, including the merger agreement, which is attached as Appendix A to this Proxy Statement-Prospectus and incorporated herein by reference. All stockholders are urged to read the Appendices in their entirety.

GENERAL

The merger agreement provides generally for the acquisition of Arkansas Banking Company by Regions pursuant to the proposed merger of Arkansas Banking Company with and into Regions, with Regions as the surviving corporation resulting from the merger.

On the date and at the time that the proposed merger becomes effective, each share of Arkansas Banking Company common stock (excluding shares held by Arkansas Banking Company, Regions, or their respective subsidiaries, in each case other than shares held in a fiduciary capacity or as a result of debts previously contracted, and excluding all shares held by stockholders who perfect their dissenters' rights) issued and outstanding at the effective time of the proposed merger will be converted into 2.85 shares of the $.625 par value common stock of Regions, subject to possible adjustment as described below under the caption "--Possible Adjustment of Exchange Ratio." Each share of Regions common stock outstanding immediately prior to the effective time of the proposed merger will remain outstanding and unchanged as a result of the proposed merger.

No fractional shares of Regions common stock will be issued in connection with the proposed merger. In lieu of issuing fractional shares, Regions will make a cash payment equal to the fractional part of a share which an Arkansas Banking Company stockholder would otherwise receive, multiplied by the closing price of Regions common stock on the Nasdaq National Market (as reported by The Wall Street Journal, or, if not reported thereby, by another authoritative source selected by Regions), on the last trading day prior to the effective time of the proposed merger.

POSSIBLE ADJUSTMENT OF EXCHANGE RATIO

Under certain circumstances described below, the exchange ratio could be adjusted pursuant to certain provisions of the merger agreement. UNDER NO CIRCUMSTANCES WOULD THE EXCHANGE RATIO BE LESS THAN 2.85 SHARES OF REGIONS COMMON STOCK FOR EACH SHARE OF ARKANSAS BANKING COMPANY COMMON STOCK. An adjustment could occur only if the Arkansas Banking Company Board elects to terminate the merger agreement pursuant to the provisions of the merger agreement described below and if Regions then elects to avoid termination of the merger agreement by increasing the exchange ratio.

For purposes of the description of these provisions and their operation, the following definitions apply.

The "Average Closing Price" is the average of the daily last sale prices of Regions common stock as reported on the Nasdaq National Market (as reported by The Wall Street Journal, or, if not reported thereby, another authoritative source as chosen by Regions) for 10 consecutive full trading days in which such shares are traded on the Nasdaq National Market ending at the close of trading on the Determination Date.

The "Determination Date" is the later of the date the proposed merger is approved by the stockholders of Arkansas Banking Company and the date the Federal Reserve Board approves the merger.

The "Regions Ratio" is the number obtained by dividing the Average Closing Price by $35.81.

The "Index Price" is the weighted average of the last sale prices of the common stock of the bank holding companies defined as the "Index Group" in the merger agreement as of a given date.

The "Index Ratio" is the number obtained by dividing the Index Price on the Determination Date by the Index Price as of September 25, 1998, less 15%.

If both:

          (i)  the Average Closing Price is less than $28.65; and

          (ii) the Regions Ratio is less than the Index Ratio,

then Arkansas Banking Company may elect to terminate the merger agreement unless Regions increases the exchange ratio such that the number of shares of Regions common stock issued in exchange for each share of Arkansas Banking Company common stock has a value (based on the Average Closing Price) equal to the lesser of (i) $81.65 or (ii) the value (based on the Average Closing Price) of the number of shares of Regions common stock that would have been exchanged for each share of Arkansas Banking Company common stock if the relative performance of Regions common stock as determined above was 15% lower than the relative performance of the Index Group. If the proposed merger is approved by the Arkansas Banking Company stockholders, the Arkansas Banking Company Board may elect not to terminate the merger agreement and to consummate the proposed merger without resoliciting the Arkansas Banking Company stockholders even if Arkansas Banking Company's termination right is triggered and, as a result of the exchange ratio, the value of shares of Regions common stock (valued at the Average Closing Price) issued in exchange for each share of Arkansas Banking Company common stock would be less than the lesser of (i) $81.65 or (ii) the value (based on the Average Closing Price) of the number of shares of Regions common stock that would have been exchanged for each share of Arkansas Banking Company common stock if the relative performance of Regions common stock as determined above was 15% lower than the relative performance of the Index Group.

These conditions reflect the parties' agreement that Arkansas Banking Company's stockholders will assume the risk of declines in the value of Regions common stock to $28.65. Any adjustment of the exchange ratio reflecting a decline in the price of Regions common stock to below $28.65 would be dependent on whether the Average Closing Price of Regions common stock lags behind a market basket of comparable bank holding company common stocks (the Index Group referenced above) by more than 15%.

In deciding whether to terminate the merger agreement, the Arkansas Banking Company Board will take into account, consistent with its fiduciary duties, all relevant facts and circumstances that exist at such time, including, without limitation, information concerning the business, financial condition, results of operations, and prospects of Regions (including the recent performance of Regions common stock, the historical financial data of Regions, customary statistical measurements of Regions's financial performance, and the future prospects for Regions common stock following the proposed merger), and the advice of its financial advisors and legal counsel. If the Arkansas Banking Company Board elects to terminate the merger agreement, Regions would then determine whether to proceed with the proposed merger at the higher exchange ratio. In making this determination, the principal factors Regions will consider include the projected effect of the proposed merger on Regions' pro forma earnings per share and whether Regions' assessment of Arkansas Banking Company's earning potential as part of Regions justifies the issuance of an increased number of Regions' shares. If Regions declines to adjust the exchange ratio, Arkansas Banking Company may elect to proceed without the adjustment, provided it does so within 12 days after the Determination Date. Regions is under no obligation to adjust the exchange ratio.

The operation of the adjustment mechanism can be illustrated by three scenarios. (For purposes of the scenarios, it has been assumed that the initial exchange ratio is 2.85, the Starting Price of Regions Common stock is $35.81, and the Index Price, as of the Starting Date, is $100.)

(1) The first scenario occurs if the Average Closing Price is $28.65 or greater. Under this scenario, regardless of any comparison between the Regions Ratio and the Index Ratio, there would be no possible adjustment to the exchange ratio, even though the value of the consideration to be received by Arkansas Banking Company stockholders could have fallen from a pro forma $102.07 per share, as of the Starting Date, to as little as a pro forma $81.65 per share, as of the Determination Date.

(2) The second scenario occurs if the Average Closing Price is less than $28.65, but does not represent a decline from the Starting Price of more than 15% than the decline of the common stock prices of the Index Group. Under this scenario, there also would be no possible adjustment to the exchange ratio, even though the value of the consideration to be received by Arkansas Banking Company stockholders would have fallen from a pro forma $102.07 per share, as of the Starting Date, to an amount based on the then lower Average Closing Price of Regions common stock, as of the Determination Date, of less than a pro forma $81.65 per share.

(3) The third scenario occurs if the Average Closing Price declines below $28.65 and the Regions Ratio is below the Index Ratio. Under this scenario, the adjustment in the exchange ratio is designed to ensure that the Arkansas Banking Company stockholders receive shares of Regions common stock having a value (based upon the Average Closing Price) that corresponds to at least $81.65 or a 15% decline from the stock price performance reflected by the Index Group, whichever is less.

For example, if the Average Closing Price were $26.00, and the ending Index Price, as of the Determination Date, were $90, the Regions Ratio (.7260) would be below the Index Ratio (.75, or .90 minus .15), and Arkansas Banking Company could terminate the merger agreement unless Regions elected within five days to increase the exchange ratio to equal 2.9442, which represents the lesser of (a)
3.1405 [the result of dividing $81.65 (the product of $28.65 and the 2.85 exchange ratio) by the Average Closing Price ($26.00), rounded to the nearest ten-thousandth] and (b) 2.9442 [the result of dividing the Index Ratio (.75) times 2.85 by the Regions Ratio (.7260), rounded to the nearest ten-thousandth]. Based upon the assumed $26.00 Average Closing Price, the new exchange ratio would represent a pro forma value to the Arkansas Banking Company stockholders of $76.55 per Arkansas Banking Company share.

If the Average Closing Price were $26.00, and the ending Index Price, as of the Determination Date, were $100, the Regions Ratio (.7260) would be below the Index Ratio (.85, or 1.00 minus .15), and Arkansas Banking Company could terminate the merger agreement unless Regions elected within five days to increase the exchange ratio to equal 3.1405, which represents the lesser of (a)
3.1405 [the result of dividing $81.65 (the product of $28.65 and the 2.85 exchange ratio) by the Average Closing Price ($26.00), rounded to the nearest ten-thousandth] and (b) 3.3368 [the result of dividing the Index Ratio (.85) times 2.85 by the Regions Ratio (.7260), rounded to the nearest ten-thousandth]. Based upon the assumed $26.00 Average Closing Price, the new exchange ratio would represent a pro forma value to the Arkansas Banking Company stockholders of $81.65 per Arkansas Banking Company share.

The actual market value of a share of Regions common stock at the effective time of the proposed merger and at the time certificates for those shares are delivered following surrender and exchange of certificates for shares of Arkansas Banking Company common stock may be more or less than the Average Closing Price. Arkansas Banking Company stockholders are urged to obtain current market quotations for Regions common stock. See "Comparative Market Prices and Dividends."

TREATMENT OF ARKANSAS BANKING COMPANY OPTIONS

The merger agreement provides that all rights with respect to Arkansas Banking Company common stock pursuant to stock options or stock appreciation rights granted by Arkansas Banking Company under its stock option plans which are outstanding at the effective time of the proposed merger, whether or not then exercisable, will be converted into and will become rights with respect to Regions common stock, and Regions will assume each of such options in accordance with the terms of the plan under which it was issued and the agreement by which it is evidenced. After the effective time of the proposed merger, those options will become options to purchase Regions common stock, with the exercise price and number of shares of Regions common stock purchasable thereunder adjusted to reflect the exchange ratio, as it may be adjusted. Those options that were issued as incentive stock options will be adjusted in accordance with Section 424 of the Internal Revenue Code in order to avoid certain tax consequences for the option holder.

The executive officers or directors of Arkansas Banking Company held in the aggregate options to purchase 65,000 shares of Arkansas Banking Company common stock, as of the date of this Proxy Statement-Prospectus.

BACKGROUND OF THE MERGER

In May 1998, a representative of First Commercial Corporation ("First Commercial") contacted Sloan Rainwater, chairman of Arkansas Banking Company and a major stockholder, to discuss the possibility of acquiring Arkansas Banking Company. First Commercial was, at the time, in the process both of expanding its banking network throughout Arkansas and merging with Regions.

On July 10, 1998, First Commercial delivered to Mr. Rainwater letters from First Commercial and Regions indicating Regions' preliminary interest in acquiring Arkansas Banking Company and outlining the essential terms of the proposed transaction. The letters proposed a merger of Arkansas Banking Company into Regions in a tax-free exchange of stock, at an exchange ratio of 2.8 shares of Regions common stock for each share Arkansas Banking Company common stock.

After receiving the First Commercial and Regions letters, Mr. Rainwater contacted another bank holding company that had previously expressed an interest in acquiring Arkansas Banking Company. That contact resulted in Arkansas Banking Company's receiving, on July 20, 1998, a letter from the bank holding company offering to acquire Arkansas Banking Company. That offer was subsequently increased in the course of further discussions between Arkansas Banking Company and the bank holding company.

On July 29, 1998, management of Arkansas Banking Company met with Stephens Inc., Arkansas Banking Company's financial advisor, to discuss the competing acquisition proposals. Based on an evaluation of the prospective acquirors' stock prices, price-earnings multiples and other financial performance data, and the prospects for further consolidation in the banking industry, management of Arkansas Banking Company decided to pursue, and seek improvements in, the Regions proposal. Representatives of Stephens Inc. met later that day with representatives of First Commercial to discuss the terms of the Regions proposal. On July 31, 1998, Regions submitted a revised proposal that increased the exchange ratio to 2.85 and made other changes sought by Arkansas Banking Company. The proposal was non-binding, and provided for due diligence reviews by the parties and the negotiation of a definitive merger agreement. On August 4, 1998, Arkansas Banking Company accepted the Regions proposal.

On September 25, 1998, following completion of the due diligence reviews and the negotiation of other terms of the proposed merger, Regions and Arkansas Banking Company entered into the merger agreement.

ARKANSAS BANKING COMPANY'S REASONS FOR THE MERGER.


In approving the proposed merger, the directors of Arkansas Banking Company considered a number of factors. Without assigning any relative or specific weights to the factors, the Arkansas Banking Company Board of Directors considered the following material factors:

- the information presented to the directors by the management of Arkansas Banking Company concerning the business, operations, earnings, asset quality, and financial condition of Arkansas Banking Company and Regions;

- the financial terms of the proposed merger, including the relationship of the merger price to the book value and earnings per share of Arkansas Banking Company common stock and the partial protection against a decline in the market value of Regions common stock;

- the nonfinancial terms of the proposed merger, including the treatment of the merger as a tax-free exchange of Arkansas Banking Company common stock for Regions common stock for federal income tax purposes;

- the likelihood of the proposed merger being approved by applicable regulatory authorities without undue conditions or delay;

- the preliminary opinion orally rendered by Arkansas Banking Company's financial advisor to the effect that, from a financial point of view, the exchange ratio of Arkansas Banking Company common stock for Regions common stock set forth in the merger agreement is fair to Arkansas Banking Company and its stockholders;

- stockholders of Arkansas Banking Company will receive shares of Regions common stock, which is publicly traded on the Nasdaq National Market; there is no current public market for Arkansas Banking Company common stock;

- affiliation with a larger holding company would provide the opportunity to realize economies of scale and increase efficiencies of operations to the benefit of stockholders and customers. Affiliation with Regions will also enhance the development of new products and services, the development and provision of which are becoming increasingly difficult to address by smaller banks;

- potential benefits and opportunities for employees of Arkansas Banking Company, as a result of both employment in a larger enterprise and Regions' benefit plans and policies;

- the recent history of mergers and consolidations in the banking industry and the prospects for a continuation of that trend; and

- growth of Arkansas Banking Company without affiliation with a larger holding company would likely be limited because of market conditions resulting from consolidations in the banking industry and Arkansas Banking Company's eventual need for increasing capital resources to support that growth. Without such a combination, the Arkansas Banking Company Board of Directors believed it would be necessary to obtain additional capital resources beyond those which could be obtained from operations, in order to achieve a size which the Arkansas Banking Company Board of Directors believed would be necessary to maintain Arkansas Banking Company as a viable independent entity.

The terms of the proposed merger were the result of arms-length negotiations between representatives of Arkansas Banking Company and representatives of Regions. Based upon the consideration of the foregoing factors, the Board of Directors of Arkansas Banking Company unanimously approved the proposed merger as being in the best interests of Arkansas Banking Company and its stockholders. Each member of the Board of Directors of Arkansas Banking Company has agreed to vote those shares of Arkansas Banking Company common stock over which such member has voting authority (other than in a fiduciary capacity) in favor of the proposed merger.

ARKANSAS BANKING COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ARKANSAS BANKING COMPANY STOCKHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.

REGIONS' REASONS FOR THE MERGER.

In approving the merger agreement and the proposed merger, the Regions Board considered a number of factors concerning the benefits of the proposed merger, including the following:

- Information Concerning Arkansas Banking Company: The Regions Board considered information concerning the business, operations, earnings, asset quality, and financial condition of Arkansas Banking Company, and aspects of the Arkansas Banking Company franchise, including the market position of Arkansas Banking Company in each of the markets in which it operates and the compatibility of the community bank orientation of the operations of Arkansas Banking Company to that of Regions. The Regions Board concluded that Arkansas Banking Company is a sound financial institution which has a strong management team and is well positioned in its market areas, and therefore presents an attractive opportunity for Regions to add to its franchise in the Arkansas market.

- Financial Terms of the Merger: The Regions Board considered various financial aspects of the proposed merger as reported by Regions' management including (1) the anticipated effect of the proposed merger on Regions' per share earnings (with the merger anticipated to have no significant effect on Regions' earnings per share), (2) the anticipated effect of the proposed merger on Regions' book value per share (with the merger anticipated not to dilute significantly Regions' book value per share), and (3) a comparison of Arkansas Banking Company to selected peer banks and a comparison of pricing aspects of the proposed merger to pricing characteristics of other merger transactions involving financial institutions.

- Nonfinancial Terms of the Merger. The Regions Board considered various nonfinancial aspects of the proposed merger, including the treatment of the proposed merger as a tax-free exchange of Arkansas Banking Company common stock for Regions common stock for federal income tax purposes and the likelihood of the merger being approved by applicable regulatory authorities without undue conditions or delay.

The foregoing discussion of the information and factors considered by the Regions Board is not intended to be exhaustive but includes all material factors considered by the Regions Board. In reaching its determination to approve the proposed merger and the merger agreement, the Regions Board did not assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors. After deliberating with respect to the proposed merger and the other transactions contemplated by the merger agreement, and considering, among other things, the matters discussed above, the Regions Board determined that the proposed merger is in the best interests of Regions and its stockholders and unanimously approved the merger agreement.

OPINION OF ARKANSAS BANKING COMPANY'S FINANCIAL ADVISOR


Stephens Inc. has acted as financial advisor to Arkansas Banking Company in connection with the proposed merger. As part of its engagement, Stephens agreed, if requested by Arkansas Banking Company, to render an opinion with respect to the fairness to Arkansas Banking Company and its stockholders from a financial point of view of the exchange ratio of Arkansas Banking Company common stock for Regions common stock set forth in the merger agreement (the "Exchange Ratio"). Stephens is a nationally recognized investment banking firm and, as part of its investment activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Arkansas Banking Company selected Stephens as its financial advisor on the basis of its experience and expertise in merger transactions, and its reputation in the banking and investment communities.

In connection with its engagement, a written opinion dated January 12, 1999 was delivered by Stephens to Arkansas Banking Company to the effect that, based upon and subject to certain assumptions and matters considered, and limitations set out therein, the Exchange Ratio is fair from a financial point of view to Arkansas Banking Company and its stockholders.

THE FULL TEXT OF STEPHENS' WRITTEN OPINION TO ARKANSAS BANKING COMPANY DATED JANUARY 12, 1999, WHICH SETS FORTH THE ASSUMPTIONS, MATTERS CONSIDERED AND LIMITATIONS OF THE OPINION IS ATTACHED HERETO AS APPENDIX B AND IS INCORPORATED HEREIN BY REFERENCE AND SHOULD BE READ CAREFULLY AND IN ITS ENTIRETY IN CONNECTION WITH THIS PROXY STATEMENT-PROSPECTUS. THE FOLLOWING SUMMARY OF STEPHENS' OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION. THE OPINION, WHICH IS ADDRESSED TO THE BOARD OF DIRECTORS OF ARKANSAS BANKING COMPANY, IS DIRECTED ONLY TO THE FAIRNESS FROM A FINANCIAL POINT OF VIEW OF THE EXCHANGE RATIO AND DOES NOT ADDRESS ANY OTHER ASPECT OF THE PROPOSED MERGER OR ANY RELATED TRANSACTIONS AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE SPECIAL MEETING.

In connection with its opinion, Stephens among other things: (1) analyzed certain publicly available financial and other data with respect to Regions and Arkansas Banking Company, including the consolidated financial statements of Regions and Arkansas Banking Company for recent years and interim periods to September 1998, and certain other internal financial and operating data relating to Regions and Arkansas Banking Company made available to Stephens from published sources and from the internal records of Arkansas Banking Company; (2) reviewed the Agreement and Plan of Merger; (3) reviewed a draft of this Proxy Statement-Prospectus; (4) reviewed certain historical market prices and trading activity of Regions common stock as reported by The NASDAQ Stock Market; (5) compared Regions and Arkansas Banking Company from a financial point of view with certain other companies which Stephens deemed to be relevant; (6) reviewed the financial terms, to the extent publicly available, of selected business combinations in the banking industry; (7) discussed with representatives of the managements of Regions and Arkansas Banking Company, respectively, certain information of a business and financial nature regarding Regions and Arkansas Banking Company; and (8) performed such other analyses and examinations as Stephens deemed appropriate.

Stephens relied on the accuracy and completeness of the information and financial data provided to it by Regions and Arkansas Banking Company, and Stephens' opinion is based upon such information.

Stephens inquired into the reliability of such information and financial data only to the limited extent necessary to provide a reasonable basis for its opinion, recognizing that Stephens rendered only an informed opinion and not an appraisal or certification of value. With respect to the financial projections prepared by management of Arkansas Banking Company, Stephens assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Arkansas Banking Company as to the expected future financial performance of Arkansas Banking Company. Stephens did not express any opinion as to the prices at which the Regions common stock will trade in the period following the announcement or completion of the proposed merger.

Stephens also assumed that there were no material changes in Arkansas Banking Company or Regions' assets, financial condition, results of operations, business or prospects since the respective dates of their last financial statements reviewed by Stephens and that any off-balance sheet activities of Arkansas Banking Company and Regions, including derivatives and other similar financial instruments, if any, would not materially and adversely affect the future financial condition or results of operations of Arkansas Banking Company or Regions. Stephens further assumed that in the course of obtaining the necessary regulatory and third party consents for the merger, no restrictions would be imposed that would have a material adverse effect on the contemplated benefits of the merger or the transactions contemplated thereby. Stephens further assumed that the merger will be consummated in accordance with the terms and provisions of the Agreement and Plan of Merger, without any amendments to, and without any waiver by Arkansas Banking Company of, any of the material conditions to its obligations thereunder. Stephens noted that it is not an expert in the evaluation of loan portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and assumed that such allowances for each of Arkansas Banking Company and Regions, are in the aggregate, adequate to cover such possible losses. In addition, Stephens did not assume responsibility for reviewing any individual credit files or making independent evaluation, appraisal or physical inspection of the assets or individual properties of Arkansas Banking Company or Regions, nor was Stephens furnished with any such evaluations or appraisals. Finally, Stephens assumed that the merger will qualify as a tax-free reorganization under the Internal Revenue Code of 1986, as amended.

In arriving at its opinion, Stephens performed a variety of financial analyses, the material portions of which are summarized below. The summary set forth below does not purport to be a complete description of the analyses performed by Stephens. In addition, Stephens believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all such factors and analyses, could create a misleading view of the process underlying its analyses. Stephens did not draw any specific conclusions from or with regard to any one method of analysis. However, Stephens did not identify any one method of analysis which failed to support its opinion. The matters considered by Stephens in arriving at its opinion are based on numerous macroeconomic, operating and financial assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond Arkansas Banking Company's and Regions' control. Any estimates incorporated in the analyses performed by Stephens are not necessarily indicative of actual past or future results or values, which may be significantly more or less favorable than such estimates. Estimated values do not purport to be appraisals and do not necessarily reflect the prices at which businesses or companies may be sold in the future, and such estimates are inherently subject to uncertainty. Arriving at a fairness opinion is a complex process not necessarily susceptible to partial or summary description. No public company or transaction involving public companies utilized as a comparison is identical to Regions or Arkansas Banking Company . Accordingly, an analysis of publicly traded comparable companies and comparable business combinations is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies involved and other factors that could affect the public trading value of the comparable companies or company utilized in Stephens' analysis.

Set forth below is a summary of the material analyses performed by Stephens in connection with its opinion delivered to Arkansas Banking Company on January 12, 1999.


Offer Valuation. Stephens reviewed the terms of the proposed merger, including the exchange ratio and the aggregate transaction value, and also reviewed the implied value of the consideration offered based upon the last reported sale price of Regions' common stock of $40.00 on January 11, 1999, which indicated that the implied value of the consideration offered in the Regions proposal was $72.8 million. Stephens calculated the purchase price to last 12 months earnings for the 12 months ended September 30, 1998, book value and tangible book value, which resulted in multiples of 18.4x, 2.8x, and 3.1x, respectively.

Pro Forma Merger Analysis. Stephens reviewed the pro forma impact of the merger of Arkansas Banking Company's diluted earnings per share and diluted book value per share from 1995 through September 30, 1998 on a historical basis, and for the year ended December 31, 1998 on an estimated basis. Earnings estimates for Regions were based on the median of analysts' estimates as published by the Institutional Brokers Estimate System ("I/B/E/S"). I/B/E/S is a data service that monitors and publishes a compilation of earnings estimates produced and provided by selected research analysts. Stephens did not assume any cost savings (or revenue enhancements) by Regions resulting from the merger. This analysis showed that the merger was accretive (dilutive) to Arkansas Banking Company's diluted earnings per share for 1995, 1996, 1997 and the nine months ended September 30, 1998, by 153%, 53%, 9%, and (2)%, respectively, and 1% accretive to estimated earnings per share for 1998. The analysis also showed that the merger was accretive (dilutive) to Arkansas Banking Company's diluted book value per share at December 31, 1995, 1996 and 1997 and September 30, 1998, by 23%, 13%, 6% and (10)%, respectively.

Analysis of Selected Comparable Bank Merger Transactions. Stephens reviewed the consideration paid in 25 transactions announced between January 1, 1997 and January 4, 1999, with transaction values between $50 million and $150 million and involving acquired banks located in Arkansas or its contiguous states (the "Comparable Transactions"). For each company merged or to be merged in such transactions, Stephens compiled data comparing, among other things, the transaction price at announcement to the latest twelve months' earnings per share, the transaction price to book value and the transaction price to tangible book value.

The characteristics of the Comparable Transactions announced since 1997 are as follows: (i) a mean and median ratio of transaction price to latest twelve months' earnings per share of 19.6x and 20.3x, respectively; (ii) a mean and median ratio of transaction price to book value of 2.7x and 2.7x, respectively; and (iii) a mean and median ratio of transaction price to tangible book value of 2.8x and 2.7x, respectively. In comparison, based upon a price per share of $38.44 for Regions (using the last reported price on August 6, 1998, the date the transaction was announced) and an implied offer value of $69.9 million, the consideration to be paid to the holders of Arkansas Banking Company common stock represented a ratio of transaction price to latest twelve months' earnings per share (through June 30, 1998) of 18.3x, a ratio of transaction price to book value of 2.8x and a ratio of transaction price to tangible book value of 3.2x.

No other company or transaction used in the above analysis as a comparison is identical to Regions, Arkansas Banking Company or the proposed merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the acquisition or public trading multiples of the companies to which Regions, Arkansas Banking Company and the proposed merger are being compared.

Potential Merger Valuation Range. Stephens prepared an analysis that provided an estimate of the potential value that selected potential merger partners including Regions might offer to acquire Arkansas

Banking Company. The analysis showed that, based on closing stock market prices on January 11, 1999 and management's assumption of potential cost savings of 0% to 20% of Arkansas Banking Company's non-interest expense, the selected potential merger partners might offer between $59.1 million and $87.0 million in a merger transaction. The potential merger partners selected for the analysis included five publicly-traded bank holding companies that in recent years have acquired community banks in Arkansas. The analysis was predicated on the assumption that each potential merger partner would be willing to issue that number of shares that would cause no dilution to analysts' consensus estimates of their expected 1998 earnings per share and was based on management's estimate of Arkansas Banking Company's estimated 1998 earnings.


Comparison of Selected Companies. Stephens reviewed and compared certain public market multiples relating to Regions to the publicly available corresponding data for a group of selected banks which Stephens deemed to be relevant. The group of banks selected (the "Regions Selected Comparable Banks") consisted of AmSouth Bancorporation, BB&T Corporation, Colonial BancGroup, Inc., Compass Bancshares, Inc., First American Corporation, First Tennessee National Corporation, Mercantile Bancorporation, Inc., SouthTrust Corporation, and Union Planters Corporation.


Based on review of such information for Regions Selected Comparable Banks, Stephens determined (in each case based on company data as of or for the twelve months ended September 30, 1998, and closing stock prices as of January 11,
1999): (i) that, with respect to the ratio of price to earnings per share for the latest twelve-month period ended September 30, 1998, Regions Selected Comparable Banks had a median of 21.2x compared to 19.2x for Regions; (ii) that, with respect to the multiple of stock price to estimated earnings per share for 1998, Regions Selected Comparable Banks (based on projected earnings per share for 1998 as reported by IBES) had a median of 17.3x compared to 17.4x for Regions; (iii) that, with respect to the multiple of stock price to estimated earnings per share for 1999, Regions Selected Comparable Banks (based on earnings per share for 1999 as reported by IBES) had a median of 15.4x compared to 15.4x for Regions; (iv) that, with respect to the multiple of stock price to book value, Regions Selected Comparable Banks had a median of 2.40x compared to 3.0x for Regions; and (v) that, with respect to the multiple of stock price to tangible book value, Regions Selected Comparable Banks had a median of 3.3x compared to 3.5x for Regions.


In rendering its opinion, Stephens considered certain other factors and performed other comparative analyses, including, among other things, analyses of: (i) the historical financial results of Regions and Arkansas Banking Company; (ii) the historical trading prices and volume of the stock of Regions, and (iii) the market share of Regions.


The foregoing is a summary of the material analyses performed by Stephens in connection with its opinion delivered to Arkansas Banking Company on January 12, 1999. The summary set forth above does not purport to be a complete description of the analyses performed by Stephens. The preparation of a fairness opinion is not necessarily susceptible to partial analysis or summary description. Stephens believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses and of the factors considered, without considering all analyses and factors, would create an incomplete view of the process underlying the analyses. In addition, Stephens may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable that other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Stephens' view of the actual values of Arkansas Banking Company, Regions or the combined company. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight that any other analysis.

In performing its analyses, Stephens made numerous assumptions with respect to industry performance, regulatory, general business and economic conditions and other matters many of which are beyond the control of Arkansas Banking Company and Regions. The analyses performed by Stephens are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those suggested by such analyses. Such analyses were prepared solely as part of Stephens' analysis of the fairness of the consideration to be received from a financial point of view in connection with the delivery of Stephens' opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future.

Pursuant to the terms of Stephens' engagement as financial advisor (including rendering its opinion as to the fairness of the proposed transaction), Arkansas Banking Company has agreed to pay Stephens a fee equal to 0.50% of the transaction value, of which $50,000 is payable upon issuance of the Fairness Opinion, and the balance of which is contingent, and payable on completion of the merger.

Arkansas Banking Company has also agreed to indemnify Stephens, its affiliates and their respective partners, directors, officers, agents, consultants, employees and controlling persons against certain liabilities, including liabilities under federal securities law.

EFFECTIVE TIME OF THE MERGER

After all conditions to the proposed merger are satisfied or waived, the merger will become effective when Regions files certain certificates with the Secretaries of State of Delaware and Arkansas. The effective time of the merger will occur when such certificates are filed and declared effective. Unless otherwise agreed upon by Regions and Arkansas Banking Company, and subject to the satisfaction or waiver of the conditions to the obligations of the parties to effect the proposed merger, the parties will use their reasonable efforts to cause the effective time of the proposed merger to occur not later than the last business day of the month which the last of the following events occurs:
(i) the effective date (including the expiration of any applicable waiting period) of the last federal or state regulatory approval required for the proposed merger and (ii) the date on which the merger agreement is approved by the requisite vote of Arkansas Banking Company stockholders; or such later date within 30 days thereof as may be specified by Regions.

No assurance can be provided that the necessary stockholder and regulatory approvals can be obtained or that other conditions precedent to the proposed merger can or will be satisfied. Regions and Arkansas Banking Company anticipate that all conditions to consummation of the proposed merger will be satisfied so that the proposed merger can be consummated during the first quarter of 1999. However, delays in the consummation of the proposed merger could occur.

The Board of Directors of either Regions or Arkansas Banking Company generally may terminate the merger agreement if the proposed merger is not consummated by June 30, 1999, unless the failure to consummate by that date is the result of a breach of the merger agreement by the party seeking termination. See "--Conditions to Consummation of the Merger" and "--Waiver, Amendment, and Termination of the Merger Agreement."

DISTRIBUTION OF REGIONS STOCK CERTIFICATES AND PAYMENT FOR FRACTIONAL SHARES

Promptly after the effective time of the proposed merger, Regions will cause an exchange agent selected by Regions to mail to the former stockholders of Arkansas Banking Company a form letter of transmittal, together with instructions for the exchange of such stockholders' certificates representing shares of Arkansas Banking Company common stock for certificates representing shares of Regions common stock.

ARKANSAS BANKING COMPANY STOCKHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE FORM LETTER OF TRANSMITTAL AND INSTRUCTIONS. Upon surrender to the exchange agent of certificates for Arkansas Banking Company common stock, together with a properly completed letter of transmittal, there will be issued and mailed to each holder of Arkansas Banking Company common stock surrendering such items, a certificate or certificates representing the number of shares of Regions common stock to which such holder is entitled, if any, and a check for the amount to be paid in lieu of any fractional share interest, without interest. After the effective time of the proposed merger, to the extent permitted by law, Arkansas Banking Company stockholders of record as of the effective time will be entitled to vote at any meeting of holders of Regions common stock the number of whole shares of Regions common stock into which their Arkansas Banking Company common stock has been converted (unless such stockholders have exercised their dissenters' rights), regardless of whether such stockholders have surrendered their Arkansas Banking Company common stock certificates. No dividend or other distribution payable after the effective time of the proposed merger with respect to Regions common stock, however, will be paid to the holder of any unsurrendered Arkansas Banking Company certificate until the holder duly surrenders such certificate. Upon such surrender, all undelivered dividends and other distributions and, if applicable, a check for the amount to be paid in lieu of any fractional share interest will be delivered to such stockholder, in each case without interest.

After the effective time of the proposed merger, an Arkansas Banking Company stockholder will be unable to transfer shares of Arkansas Banking Company common stock. If certificates representing shares of Arkansas Banking Company common stock are presented for transfer after the effective time of the proposed merger, they will be canceled and exchanged for the shares of Regions common stock and a check for the amount due in lieu of fractional shares, if any, deliverable in respect thereof.

CONDITIONS TO CONSUMMATION OF THE MERGER

Consummation of the proposed merger is subject to a number of conditions, including, but not limited to:

- approval from the Board of Governors of the Federal Reserve System and the Arkansas Bank Commissioner and the expiration of all applicable waiting periods associated with these approvals, without any conditions or restrictions (excluding requirements relating to the raising of additional capital or the disposition of assets or deposits) that would, in the reasonable judgment of Regions' Board of Directors, so materially adversely impact the economic benefits of the transactions contemplated by the merger agreement as to render inadvisable the consummation of the proposed merger;

- the approval of the merger agreement by the stockholders of Arkansas Banking Company;

- the absence of any action by any court or governmental authority of competent jurisdiction restricting, prohibiting, or making illegal the consummation of the proposed merger and the other transactions contemplated by the merger agreement;

- the receipt of a satisfactory opinion of counsel that the proposed merger qualifies for federal income tax treatment as a reorganization under
     Section 368(a) of the Internal Revenue Code, with the effects described under "-- Federal Income Tax Consequences of the Merger," including, among others, that the exchange of Arkansas Banking Company common stock for Regions common stock will not give rise to recognition of gain or loss to Arkansas Banking Company stockholders, except to the extent of any cash received;

- filing with the NASD of notification for listing of additional shares on the Nasdaq National Market for the shares of Regions common stock to be issued in the proposed merger; and

- the receipt by Arkansas Banking Company of an opinion of Arkansas Banking Company's financial advisor that the consideration to be received in the proposed merger by the stockholders of Arkansas Banking Company is fair to such stockholders from a financial point of view (which has been received and is included as Appendix B).


Consummation of the proposed merger also is subject to the satisfaction or waiver of various other conditions specified in the merger agreement which are customary in transactions of this nature, including, among others: (i) the delivery by Regions and Arkansas Banking Company of opinions of their respective counsel and certificates executed by their respective duly authorized officers as to the satisfaction of certain conditions and obligations set forth in the merger agreement and (ii) as of the effective time of the proposed merger, the accuracy of certain representations and warranties and the compliance in all material respects with the agreements and covenants of each party.

REGULATORY APPROVALS

The proposed merger may not proceed in the absence of receipt of the requisite regulatory approvals. There can be no assurance that such regulatory approvals will be obtained or as to the timing of such approvals. It is also possible that any such approval may be accompanied by a conditional requirement which causes such approvals to fail to satisfy the conditions set forth in the merger agreement. Applications for the approvals described below have been submitted to the appropriate regulatory agencies.

Regions and Arkansas Banking Company are not aware of any material governmental approvals or actions that are required for consummation of the proposed merger, except as described below. Should any other approval or action be required, it presently is contemplated that such approval or action would be sought.

The proposed merger requires the prior approval of the Federal Reserve Board, pursuant to Section 3 of the Bank Holding Company Act of 1956. In granting its approval under Section 3 of the Bank Holding Company Act, the Federal Reserve Board must take into consideration, among other factors, the financial and managerial resources and future prospects of the institutions and the convenience and needs of the communities to be served. The relevant statutes prohibit the Federal Reserve Board from approving the proposed merger (i) if it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States or (ii) if its effect in any section of the country may be to substantially lessen competition or to tend to create a monopoly, or if it would be a restraint of trade in any other manner, unless the Federal Reserve Board finds that any anticompetitive effects are outweighed clearly by the public interest and the probable effect of the transaction in meeting the convenience and needs of the communities to be served. Under the Bank Holding Company Act, the proposed merger may not be consummated until the 30th day following the date of Federal Reserve Board approval, which may be shortened by the Federal Reserve Board to the 15th day, during which time the United States Department of Justice may challenge the transaction on antitrust grounds. The commencement of any antitrust action would stay the effectiveness of the Federal Reserve Board's approval, unless a court specifically orders otherwise.


Regions has been advised that the Department of Justice is reviewing the antitrust implications of the proposed merger as part of the review process.



The proposed merger also is subject to the approval of the Arkansas Bank Commissioner. In the evaluation, the Arkansas Bank Commissioner will take into account considerations similar to those applied by the Federal Reserve Board.

WAIVER, AMENDMENT, AND TERMINATION OF THE MERGER AGREEMENT


Prior to the effective time of the proposed merger, and to the extent permitted by law, any provision of the merger agreement generally may be (i) waived by the party benefitted by the provision or (ii) amended by a written agreement between Regions and Arkansas Banking Company approved by their respective Boards of Directors; provided, however, that after approval by the Arkansas Banking Company stockholders, no amendment that pursuant to the Arkansas Business Corporation Act requires further approval of the Arkansas Banking Company stockholders, including decreasing the consideration to be received by Arkansas Banking Company stockholders, may be made without the further approval of such stockholders.

The merger agreement may be terminated, and the proposed merger abandoned, at any time prior to the effective time of the proposed merger, either before or after approval by Arkansas Banking Company stockholders, under certain circumstances, including:

- by the Board of Directors of either party upon final denial of any required consent of any regulatory authority, if such denial is nonappealable or was not appealed within the time limit for appeal;

- by the Board of Directors of either party if the Arkansas Banking Company stockholders shall not have approved the merger agreement;

- by mutual consent of the Boards of Directors of Regions and Arkansas Banking Company;

- by the Board of Directors of either party (provided the terminating party is not in material breach of any representation, warranty, covenant, or agreement included in the merger agreement), in the event of any inaccuracy in any representation or warranty by the other party which meets certain standards specified in the merger agreement and cannot be or has not been cured within 30 days after the giving of written notice to the breaching party;

- by the Board of Directors of either party (provided the terminating party is not in material breach of any representation or warranty included in the merger agreement), in the event of a breach by the other party of any covenant or agreement included in the merger agreement that cannot be cured within 30 days after giving notice to the breaching party; and

- by the Board of Directors of either party if the proposed merger shall not have been consummated by June 30, 1999, but only if the failure to consummate the merger by such date has not been caused by the terminating party's breach of the merger agreement.

The Arkansas Banking Company Board has the right to terminate the proposed merger in certain situations in which the price of Regions common stock declines significantly and such decline is significantly greater than the overall decline of a selected group of bank holding companies' stocks during the same time period. Termination in such a situation can be avoided if Regions elects (at its sole discretion) to adjust the exchange ratio according to a formula set forth in the merger agreement. See "--Possible Adjustment of Exchange Ratio."

If the merger agreement is terminated, the parties will have no further obligations, except with respect to certain provisions, including those providing for payment of expenses and restricting disclosure of confidential information. Further, termination generally will not relieve the parties from the consequences of any uncured willful breach of the merger agreement giving rise to such termination.

CONDUCT OF BUSINESS PENDING THE MERGER

Each of Arkansas Banking Company and Regions generally has agreed to operate its business only in the usual, regular, and ordinary course, and to preserve intact its business organizations and assets and maintain its rights and franchises. Each has also agreed to take no action which would materially adversely affect the ability of either party to obtain any consents required for the proposed merger or to perform its covenants and agreements under the merger agreement and to consummate the proposed merger. The foregoing shall not prevent Regions or any subsidiary of Regions from discontinuing or disposing of any of its assets or business. Nor is Regions prevented from acquiring or agreeing to acquire any other entity or any assets thereof, if such action is, in the judgment of Regions, desirable in the conduct of the business of Regions and its subsidiaries. In addition, the merger agreement includes certain other restrictions applicable to the conduct of the business of Arkansas Banking Company prior to consummation of the proposed merger, as described below.

Arkansas Banking Company. Arkansas Banking Company has agreed not to take certain actions relating to the operation of its business pending consummation of the proposed merger without the prior written consent of Regions, which Regions has agreed shall not be unreasonably withheld. The actions Arkansas Banking Company has agreed not to take are in the general categories of:

-    amending its Articles, Bylaws, or other governing instruments;

-    incurring indebtedness;

- acquiring any of its outstanding shares or making distributions in respect to its outstanding shares;

-    issuing additional securities;

-    reclassifying capital stock or selling or encumbering assets;

-    acquiring or investing in other entities;

- increasing employees' salaries and benefits or accelerating the vesting of any stock-based compensation or employee benefits;

-    entering into or amending employment contracts;

-    adopting employee benefit plans or amending existing plans;

-    changing accounting methods or practices;

-    commencing or settling litigation; or

-    entering into or terminating material contracts.

The specific agreements not to take certain actions of such character, including the exceptions and contractually permitted actions, are set forth in the merger agreement, which is attached as Appendix A. See Article 7 of the merger agreement.

In addition, Arkansas Banking Company has agreed not to solicit, directly or indirectly, any acquisition proposal from any other person or entity. Arkansas Banking Company also has agreed not to negotiate with respect to any such proposal, provide nonpublic information to any party making such a proposal, or enter into any agreement with respect to any such proposal, except in compliance with the fiduciary obligations of its Board of Directors. In addition, Arkansas Banking Company has agreed to use reasonable efforts to cause its advisors and other representatives not to engage in any of the foregoing activities.

MANAGEMENT FOLLOWING THE MERGER

Upon consummation of the proposed merger, the present officers and directors of Regions will retain their respective positions with Regions. Information pertaining to the directors and executive officers of Regions, executive compensation, certain relationships and related transactions, and other related matters is included in Regions' Annual Report on Form 10-K for the year ended December 31, 1997, incorporated herein by reference. See "Where You Can Find More Information."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

The merger agreement generally provides that Regions will indemnify and hold harmless each person entitled to indemnification from Arkansas Banking Company or any of its subsidiaries to the full extent permitted by Arkansas law and by Arkansas Banking Company's Articles or Bylaws as in effect on September 25, 1998, and that such rights will continue in full force and effect for six years from the effective time of the proposed merger with respect to matters occurring at or prior to the effective time.

The merger agreement also provides that, after the effective time of the proposed merger, Regions will provide generally to officers and employees of Arkansas Banking Company and its subsidiaries who, at or after the effective time, become officers or employees of Regions or its subsidiaries, employee benefits under employee benefit plans (other than stock option or other plans involving the potential issuance of Regions common stock) on terms and conditions that, taken as a whole, are substantially similar to those currently provided by Regions and its subsidiaries to their similarly situated officers and employees. For purposes of participation and vesting (but not benefit accrual) under such employee benefit plans, service with Arkansas Banking Company or its subsidiaries prior to the effective time of the proposed merger will be treated as service with Regions or its subsidiaries. The merger agreement further provides that Regions will cause Arkansas Banking Company to honor all employment, severance, consulting, and other compensation contracts previously disclosed to Regions between Arkansas Banking Company or its subsidiaries and any current or former director, officer, or employee, and all provisions for vested amounts earned or accrued through the effective time of the proposed merger under Arkansas Banking Company's benefit plans.

As described above under " --Treatment of Arkansas Banking Company Options," the merger agreement also provides that all rights with respect to Arkansas Banking Company common stock pursuant to stock options or stock appreciation rights granted by Arkansas Banking Company under its stock option and other stock-based compensation plans which are outstanding at the effective time of the proposed merger, whether or not then exercisable, will be converted into and will become rights with respect to Regions common stock, and Regions will assume each of such options in accordance with its terms.


As of the record date, directors and executive officers of Arkansas Banking Company owned 1,552 shares of Regions common stock.


DISSENTING STOCKHOLDERS

Pursuant to the provisions of Subchapter 13 of the Arkansas Business Corporation Act, if the proposed merger is consummated, any holder of Arkansas Banking Company common stock who (i) gives to Arkansas Banking Company, prior to the vote at the Special Meeting with respect to the approval of the merger agreement, written notice of such holder's intent to demand payment for such holder's shares, and (ii) does not vote in favor thereof, shall be entitled to receive, upon compliance with the statutory requirements summarized below, the fair value of such holder's shares as of the effective time of the proposed merger, excluding any appreciation or depreciation in anticipation of the proposed merger.

A stockholder of record may assert dissenters' rights as to fewer than all the shares registered in such holder's name only if such holder dissents with respect to all shares beneficially owned by any one beneficial stockholder and such holder notifies Arkansas Banking Company in writing of the name and address of each person on whose behalf such holder asserts dissenters' rights. The rights of such a partial dissenter are determined as if the shares as to which such holder dissents and such holder's other shares were registered in the names of different stockholders. A beneficial stockholder may assert dissenters' rights as to shares held on his behalf only if he dissents with respect to all shares of which he is the beneficial stockholder or over which he has power to direct the vote. A beneficial stockholder asserting dissenters' rights to shares held on such holder's behalf must submit to Arkansas Banking Company such record holder's consent to the dissent not later than the time at which the beneficial stockholder exercises dissenters' rights.

The written notice requirement referred to above will not be satisfied under the Arkansas statutory provisions by merely voting against approval of the merger agreement by proxy or in person at the Special Meeting. In addition to not voting in favor of the merger agreement, a stockholder wishing to preserve the right to dissent and seek appraisal must give a separate written notice of such holder's intent to demand payment for such holder's shares if the proposed merger is effected.

Any written notice of intent to demand payment pursuant to Subchapter 13 of the Arkansas Business Corporation Act should be addressed as follows: Arkansas Banking Company, 515 West Washington, Jonesboro, Arkansas 72403, Attention:
Corporate Secretary.

If the proposed merger is authorized at the Special Meeting, Arkansas Banking Company must deliver a written dissenters' notice (the "Dissenters' Notice") to all holders of Arkansas Banking Company common stock who satisfied the foregoing requirements. The Dissenters' Notice must be sent within ten days after the effective time of the proposed merger and must (i) state where the demand for payment must be sent and where certificates for shares of Arkansas Banking Company common stock must be deposited, (ii) inform holders of uncertificated shares to what extent transfer of these shares will be restricted after the demand for payment is received, (iii) supply a form for demanding payment that includes the date of the first announcement to news media or to stockholders of the terms of the proposed merger and requires that the person asserting dissenters' rights certify whether or not such person, or if a nominee asserting dissenters' rights on behalf of a beneficial stockholder, the beneficial stockholder acquired beneficial ownership of the shares before that date, (iv) set a date by which Arkansas Banking Company must receive the demand for payment (which date may not be fewer than 30 nor more than 60 days after the Dissenters' Notice is delivered), and (v) be accompanied by a copy of Subchapter 13 of the Arkansas Business Corporation Act.

A stockholder of record who receives the Dissenters' Notice must demand payment, certify whether such holder (or the beneficial stockholder on whose behalf such holder is asserting dissenters' rights) acquired beneficial ownership of the shares before the date set forth in the Dissenters' Notice, and deposit such holder's certificates in accordance with the Dissenters' Notice. Such stockholder will retain all other rights of a stockholder until those rights are canceled or modified by the consummation of the proposed merger. A stockholder who does not demand payment and deposit such holder's share certificates where required, each by the date set in the Dissenters' Notice, is not entitled to payment for such holder's shares under Subchapter 13.

Except as described below, as soon as the proposed merger is consummated, or upon receipt of a payment demand, Regions as the surviving corporation resulting from the proposed merger must pay to each dissenting stockholder who complied with the payment demand and deposit requirements described above, the amount the surviving corporation estimates to be the fair value of such holder's shares, plus accrued interest from the effective time of the proposed merger. Such payment must be accompanied by (i) certain recent Arkansas Banking Company financial statements, (ii) the surviving corporation's estimate of the fair value of the shares and an explanation how the fair value was calculated,
(iii) an explanation of how the interest was calculated, (iv) a statement of the dissenter's right to demand additional payment under Section 4-27-1328 of the Arkansas Business Corporation Act, and (v) a copy of Subchapter 13 of the Arkansas Business Corporation Act.

The surviving corporation may elect to withhold such payment from a dissenter as to any shares of which such dissenter (or the beneficial owner on whose behalf such dissenter is asserting dissenters' rights) was not the beneficial owner on the date set forth in the Dissenters' Notice as the date of the first announcement to news media or to stockholders of the terms of the proposed merger, unless the beneficial ownership of the shares devolved upon him by operation of law from a person who was the beneficial owner on the date of the first announcement. To the extent the surviving corporation elects so to withhold payment, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of such dissenter's demand. The surviving corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the fair value and interest were calculated, and a statement of the dissenter's right to demand additional payment under Section 4-27-1328.

Section 4-27-1328 of the Arkansas Business Corporation Act provides that a dissenting stockholder may notify the surviving corporation in writing of such holder's own estimate of the fair value of such holder's shares and the interest due, and may demand payment of such holder's estimate (less any payment already received), if (i) such holder believes that the amount offered by the surviving corporation is less than the fair value of such holder's shares or that the interest due has been calculated incorrectly, (ii) the surviving corporation fails to make payment under Section 4-27-1325 or to offer payment under Section 4-27-1327 within sixty days after the date set for demanding payment; or (iii) the corporation has failed to effect the proposed merger and does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment. A dissenting stockholder waives such holder's right to demand payment under Section 4-27-1328 unless such holder notifies the surviving corporation of such holder's demand in writing within 30 days after the surviving corporation makes or offers payment for such holder's shares.

If a demand for payment under Section 4-27-1328 remains unsettled, the surviving corporation must commence a proceeding in the Circuit Court of Craighead County, Arkansas, within 60 days after receiving the demand for additional payment and must petition the court to determine the fair value of the shares and accrued interest. If the surviving corporation does not commence the proceeding within those 60 days, it is required to pay each dissenting stockholder whose demand remains unsettled the amount demanded. The surviving corporation is required to make all dissenting stockholders whose demands remain unsettled, parties to the proceeding and to serve a copy of the petition upon all such parties. The court may appoint appraisers to receive evidence and to recommend a decision on fair value. Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of such dissenter's shares, plus interest, exceeds the amount paid by the surviving corporation.

The court in an appraisal proceeding commenced under the foregoing provision must determine the costs of the proceeding, excluding fees and expenses of attorneys and experts for the respective parties, and must


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


assess those costs against the surviving corporation, except that the court may assess the costs against all or some of the dissenting stockholders to the extent the court finds they acted arbitrarily, vexatiously, or not in good faith in demanding payment under Section 4-27-1328. The court also may assess the fees and expenses of attorneys and experts for the respective parties against the surviving corporation if the court finds the surviving corporation did not substantially comply with the requirements of specified provisions of Subchapter 13 of the Arkansas Business Corporation Act, or against either the surviving corporation or a dissenting stockholder if the court finds that such party acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by Subchapter 13 of the Arkansas Business Corporation Act.

If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the surviving corporation, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefitted.

In a proceeding commenced by dissenters to enforce the liability under Section 4-27-1328 of a corporation that has failed to commence an appraisal proceeding within the sixty-day period, the court shall assess the costs of the proceeding and the fees and expenses of dissenters' counsel against the surviving corporation and in favor of the dissenters.

The foregoing is a summary of the material rights of a dissenting stockholder of Arkansas Banking Company, but is qualified in its entirety by reference to Subchapter 13 of the Arkansas Business Corporation Act, included in Appendix C to this Proxy Statement-Prospectus. It is not intended to grant or enlarge any right of dissent or payment to any stockholder and should not be so read. Stockholders' rights of dissent and payment are limited to those provided by law. Any Arkansas Banking Company stockholder who intends to exercise the right to dissent from consummation of the proposed merger should carefully review the text of such provisions and should also consult with such holder's attorney. No further notice of the events giving rise to dissenters' rights or any steps associated therewith will be furnished to Arkansas Banking Company stockholders, except as indicated above or otherwise required by law.

Any dissenting Arkansas Banking Company stockholder who perfects such holder's right to be paid the value of such holder's shares will recognize taxable gain or loss upon receipt of cash for such shares for federal income tax purposes. See "--Federal Income Tax Consequences of the Merger."

FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER


THE FOLLOWING IS A DISCUSSION OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE PROPOSED MERGER TO HOLDERS OF ARKANSAS BANKING COMPANY COMMON STOCK. THIS DISCUSSION MAY NOT APPLY TO SPECIAL SITUATIONS, SUCH AS ARKANSAS BANKING COMPANY STOCKHOLDERS, IF ANY, WHO HOLD ARKANSAS BANKING COMPANY COMMON STOCK OTHER THAN AS A CAPITAL ASSET, WHO RECEIVED ARKANSAS BANKING COMPANY COMMON STOCK UPON THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION, WHO HOLD ARKANSAS BANKING COMPANY COMMON STOCK AS PART OF A "STRADDLE" OR "CONVERSION TRANSACTION," OR WHO ARE INSURANCE COMPANIES, SECURITIES DEALERS, FINANCIAL INSTITUTIONS OR FOREIGN PERSONS, AND DOES NOT DISCUSS ANY ASPECTS OF STATE, LOCAL, OR FOREIGN TAXATION. THIS DISCUSSION IS BASED UPON LAWS, REGULATIONS, RULINGS AND DECISIONS NOW IN EFFECT AND ON PROPOSED REGULATIONS, ALL OF WHICH ARE SUBJECT TO CHANGE (POSSIBLY WITH RETROACTIVE EFFECT) BY LEGISLATION, ADMINISTRATIVE ACTION, OR JUDICIAL DECISION.

No ruling has been or will be requested from the Internal Revenue Service on any matter relating to the tax consequences of the proposed merger. Instead, consummation of the proposed merger is conditioned upon receipt by Regions and Arkansas Banking Company of an opinion from Alston & Bird LLP, special counsel to Regions, concerning the material federal income tax consequences of the proposed merger. Based upon the assumption that the proposed merger is consummated in accordance with the merger agreement and upon factual statements and factual representations made by Regions and Arkansas Banking Company, it is such firm's opinion that:

-    The proposed merger will constitute a reorganization within the meaning of
     Section 368(a) of the Internal Revenue Code.

- No gain or loss will be recognized by holders of Arkansas Banking Company common stock upon the exchange in the proposed merger of all of their Arkansas Banking Company common stock solely for shares of Regions common stock (except with respect to any cash received in lieu of fractional share interests in Regions common stock).

- The aggregate tax basis of the Regions common stock received by the Arkansas Banking Company stockholders who exchange all of their Arkansas Banking Company common stock for Regions common stock in the proposed merger will be the same as the aggregate tax basis of the Arkansas Banking Company common stock surrendered in exchange therefor, less the basis of any fractional share of Regions common stock settled by cash payment.

- The holding period of the Regions common stock received by the Arkansas Banking Company stockholders who exchange all of their Arkansas Banking Company common stock for Regions common stock in the proposed merger will include the holding period of the Arkansas Banking Company common stock surrendered in exchange therefor, provided that such Arkansas Banking Company common stock is held as a capital asset at the effective time of the proposed merger.

- The payment of cash to Arkansas Banking Company stockholders in lieu of fractional share interests of Regions common stock will be treated for federal income tax purposes as if the fractional shares were distributed as part of the exchange and then were redeemed by Regions. These cash payments will be treated as having been received as distributions in full payment in exchange for the stock redeemed, as provided in Section 302(a) of the Internal Revenue Code.

- Where solely cash is received by a Arkansas Banking Company stockholder in exchange for Arkansas Banking Company common stock pursuant to the exercise of dissenters' rights, such cash will be treated as having been received in redemption of such holder's Arkansas Banking Company common stock, subject to the provisions and limitations of Section 302 of the Internal Revenue Code.

THE TAX OPINION DOES NOT ADDRESS ANY STATE, LOCAL, FOREIGN, OR OTHER TAX CONSEQUENCES OF THE PROPOSED MERGER. ARKANSAS BANKING COMPANY STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES OF THE PROPOSED TRANSACTION TO THEM INDIVIDUALLY, INCLUDING TAX REPORTING REQUIREMENTS AND TAX CONSEQUENCES UNDER STATE, LOCAL, AND FOREIGN LAW.

ACCOUNTING TREATMENT

It is anticipated that the proposed merger will be accounted for as a "purchase," as that term is used pursuant to generally accepted accounting principles, for accounting and financial reporting purposes. Under the purchase method of accounting, the assets and liabilities of Arkansas Banking Company as of the effective time of the proposed merger will be recorded at their estimated respective fair values and added to those of Regions. Financial statements of Regions issued after the effective time will reflect such values and will not be restated retroactively to reflect the historical financial position or results of operations of Arkansas Banking Company.


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


EXPENSES AND FEES

The merger agreement provides, in general, that each of the parties will bear and pay its own expenses in connection with the transactions contemplated by the merger agreement, including fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that Regions will bear and pay the filing fees and one half of the printing costs in connection with this Proxy Statement-Prospectus.

RESALES OF REGIONS COMMON STOCK

The Regions common stock to be issued to Arkansas Banking Company stockholders in the merger has been registered with the Securities and Exchange
Commission under the Securities Act of 1933, but that registration does not cover resales of those shares by persons who control, are controlled by, or are under common control with, Arkansas Banking Company (such persons are referred to hereinafter as "affiliates" and generally include executive officers, directors, and 10% stockholders) at the time of the Special Meeting. Affiliates may not sell shares of Regions common stock acquired in connection with the merger, except pursuant to an effective registration statement under the Securities Act or in compliance with SEC Rule 145 or in accordance with a legal opinion satisfactory to Regions that such sale or transfer is otherwise exempt from the Securities Act registration requirements.

Rule 145 promulgated under the Securities Act of 1933 restricts the sale of Regions common stock received in the merger by affiliates and certain of their family members and related interests. Under the rule, during the one-year period following the effective time of the proposed merger, affiliates of Arkansas Banking Company may resell publicly the Regions common stock received by them in the merger subject to certain limitations as to the amount of Regions common stock sold in any three-month period and as to the manner of sale, and subject to Regions' being current in its periodic reporting obligations with the Securities and Exchange Commission. After the one-year period and within two years following the effective time of the merger, affiliates of Arkansas
Banking Company who are not affiliates of Regions may resell Regions common stock issued in the merger, subject only to Regions' being current in its periodic reporting requirements. After two years, such affiliates of Arkansas Banking Company who are not affiliates of Regions may resell their shares without restriction. Persons who are affiliates of Regions after the effective time of the merger may publicly resell the Regions common stock received by them in the merger subject to similar limitations and subject to certain filing requirements specified in SEC Rule 144. Affiliates also would be permitted to resell Regions common stock received in the merger pursuant to an effective registration statement under the Securities Act or an available exemption from the Securities Act registration requirements. This Proxy Statement-Prospectus does not cover any resales of Regions common stock received by persons who may be deemed to be affiliates of Arkansas Banking Company or Regions.

Each person who Arkansas Banking Company reasonably believes will be an affiliate of Arkansas Banking Company has delivered to Regions a written agreement providing that such person generally will not sell, pledge, transfer, or otherwise dispose of any Regions common stock to be received by such person upon consummation of the merger, except in compliance with the Securities Act and the rules and regulations of the SEC promulgated thereunder.



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


                 EFFECT OF THE MERGER ON RIGHTS OF STOCKHOLDERS

As a result of the proposed merger, holders of Arkansas Banking Company common stock will be exchanging their shares of a Arkansas corporation governed by the Arkansas Business Corporation Act and Arkansas Banking Company's Articles, as amended (the "Articles"), and Arkansas Banking Company's Bylaws (the "Bylaws"), for shares of Regions, a Delaware corporation governed by the Delaware General Corporation Law and Regions' Certificate of Incorporation (the "Certificate") and Bylaws. Certain significant differences exist between the rights of Arkansas Banking Company stockholders and those of Regions stockholders. The material differences are summarized below. In particular, Regions' Certificate and Bylaws contain several provisions that under certain circumstances may have an antitakeover effect in that they could impede or prevent an acquisition of Regions unless the potential acquirer has obtained the approval of Regions' Board of Directors. The following discussion is necessarily general; it is not intended to be a complete statement of all differences affecting the rights of stockholders and their respective entities, and it is qualified in its entirety by reference to the Arkansas Business Corporation Act and the Delaware General Corporation Law as well as to Regions' Certificate and Bylaws and Arkansas Banking Company's Articles and Bylaws.

ANTITAKEOVER PROVISIONS GENERALLY

The provisions of Regions' Certificate and Bylaws described below under the headings, "--Authorized Capital Stock," "--Amendment of Certificate or Articles of Incorporation and Bylaws," "--Classified Board of Directors and Absence of Cumulative Voting," "--Removal of Directors," "--Limitations on Director Liability," "--Special Meetings of Stockholders," "--Actions by Stockholders Without a Meeting," "--Stockholder Nominations," and "-- Mergers, Consolidations, and Sales of Assets Generally," and the provisions of the Delaware General Corporation Law described under the heading "--Business Combinations With Certain Persons," are referred to herein as the "protective provisions." In general, one purpose of the protective provisions is to assist Regions' Board of Directors in playing a role in connection with attempts to acquire control of Regions, so that the Board can further and protect the interests of Regions and its stockholders as appropriate under the circumstances, including, if the Board determines that a sale of control is in their best interests, by enhancing the Board's ability to maximize the value to be received by the stockholders upon such a sale.

Although Regions' management believes the protective provisions are, therefore, beneficial to Regions' stockholders, the protective provisions also may tend to discourage some takeover bids. As a result, Regions' stockholders may be deprived of opportunities to sell some or all of their shares at prices that represent a premium over prevailing market prices. On the other hand, defeating undesirable acquisition offers can be a very expensive and time-consuming process. To the extent that the protective provisions discourage undesirable proposals, Regions may be able to avoid those expenditures of time and money.

The protective provisions also may discourage open market purchases by a potential acquirer. Such purchases may increase the market price of Regions common stock temporarily, enabling stockholders to sell their shares at a price higher than that which otherwise would prevail. In addition, the protective provisions may decrease the market price of Regions common stock by making the stock less attractive to persons who invest in securities in anticipation of price increases from potential acquisition attempts. The protective provisions also may make it more difficult and time consuming for a potential acquirer to obtain control of Regions through replacing the Board of Directors and management. Furthermore, the protective provisions may make it more difficult for Regions' stockholders to replace the Board of Directors or management, even if a majority of the stockholders believes such replacement is in the best interests of Regions. As a result, the protective provisions may tend to perpetuate the incumbent Board of Directors and management.


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


AUTHORIZED CAPITAL STOCK


Regions. Regions' Certificate authorizes the issuance of up to 500,000,000 shares of Regions common stock, of which 221,305,715 shares were issued and 220,454,127 shares were outstanding as of December 31, 1998, and 5,000,000 shares of preferred stock, none of which are outstanding. Regions' Board of Directors may authorize the issuance of additional shares of Regions common stock or preferred stock without further action by Regions' stockholders, unless such action is required in a particular case by applicable laws or regulations or by any stock exchange upon which Regions' capital stock may be listed. Regions' certificate of incorporation does not provide preemptive rights to Regions stockholders.


The authority to issue additional shares of Regions capital stock provides Regions with the flexibility necessary to meet its future needs without the delay resulting from seeking stockholder approval. The authorized but unissued shares of Regions common stock will be issuable from time to time for any corporate purpose, including, without limitation, stock splits, stock dividends, employee benefit and compensation plans, acquisitions, and public or private sales for cash as a means of raising capital. Such shares could be used to dilute the stock ownership of persons seeking to obtain control of Regions. In addition, the sale of a substantial number of shares of Regions common stock to persons who have an understanding with Regions concerning the voting of such shares, or the distribution or declaration of a dividend of shares of Regions common stock (or the right to receive Regions common stock) to Regions stockholders, may have the effect of discouraging or increasing the cost of unsolicited attempts to acquire control of Regions. Regions has committed not to issue shares of preferred stock for any anti-takeover purpose, including any purpose to make a change in control of Regions more costly or difficult.


Arkansas Banking Company. Arkansas Banking Company's authorized capital stock consists of 10,000,000 shares of Arkansas Banking Company common stock, which is the only class of capital stock authorized and of which 586,980 shares were issued and outstanding as of the record date.


Pursuant to the Arkansas Business Corporation Act, Arkansas Banking Company's Board of Directors may authorize the issuance of additional shares of Arkansas Banking Company common stock without further action by Arkansas Banking Company's stockholders. Arkansas Banking Company's Articles do not provide the stockholders of Arkansas Banking Company with preemptive rights to purchase or subscribe to any unissued authorized shares of Arkansas Banking Company common stock or any option or warrant for the purchase thereof.

AMENDMENT OF CERTIFICATE OR ARTICLES OF INCORPORATION AND BYLAWS

Regions. The Delaware General Corporation Law generally provides that the approval of a corporation's board of directors and the affirmative vote of a majority of (i) all shares entitled to vote thereon and (ii) the shares of each class of stock entitled to vote thereon as a class is required to amend a corporation's certificate of incorporation, unless the certificate specifies a greater voting requirement. Regions' certificate of incorporation states that its provisions regarding authorized capital stock, election, classification, and removal of directors, the approval required for certain business combinations, meetings of stockholders, and amendment of the Certificate and Bylaws may be amended or repealed only by the affirmative vote of the holders of at least 75% of the outstanding shares of Regions common stock.

Regions' certificate of incorporation also provides that the Board of Directors has the power to adopt, amend, or repeal the Bylaws. Any action taken by the stockholders with respect to adopting, amending, or repealing any Bylaws may be taken only upon the affirmative vote of the holders of at least 75% of the outstanding shares of Regions common stock.

Arkansas Banking Company. The Arkansas Business Corporation Act generally provides that an Arkansas corporation's articles of incorporation may be amended if the number of votes cast in favor of the amendment exceeds the number of votes cast against the amendment, provided a quorum is present at the meeting; however, if the amendment creates dissenters' rights for a voting group, the amendment must be approved by a majority of the votes entitled to be cast by such voting group. The Arkansas Banking Company Articles do not alter the voting requirement of the Arkansas Business Corporation Act.

Arkansas Banking Company's Bylaws provide that the Bylaws may be altered, amended or repealed and new Bylaws may be adopted by the Board of Directors at any regular or special meeting of the Board of Directors.


CLASSIFIED BOARD OF DIRECTORS AND ABSENCE OF CUMULATIVE VOTING

Regions. Regions' certificate of incorporation provides that Regions' Board of Directors is divided into three classes, with each class to be as nearly equal in number as possible. The directors in each class serve three-year terms of office.

The effect of Regions' having a classified Board of Directors is that only approximately one-third of the members of the Board are elected each year; consequently, two annual meetings are effectively required for Regions' stockholders to change a majority of the members of the Board.

Pursuant to the Certificate, each stockholder generally is entitled to one vote for each share of Regions stock held and is not entitled to cumulative voting rights in the election of directors. With cumulative voting, a stockholder has the right to cast a number of votes equal to the total number of such holder's shares multiplied by the number of directors to be elected. The stockholder has the right to cast all of such holder's votes in favor of one candidate or to distribute such holder's votes in any manner among any number of candidates. Directors are elected by a plurality of the total votes cast by all stockholders. With cumulative voting, it may be possible for minority stockholders to obtain representation on the Board of Directors. Without cumulative voting, the holders of more than 50% of the shares of Regions common stock generally have the ability to elect 100% of the directors. As a result, the holders of the remaining Regions common stock effectively may not be able to elect any person to the Board of Directors. The absence of cumulative voting, therefore, could make it more difficult for a stockholder who acquires less than a majority of the shares of Regions common stock to obtain representation on Regions' Board of Directors.

Arkansas Banking Company. Arkansas Banking Company's Articles generally does not provide for a classified board of directors. Holders of Arkansas Banking Company common stock are not afforded cumulative voting rights.

REMOVAL OF DIRECTORS

Regions. Under the Certificate, any director or the entire Board of Directors may be removed only for cause and only by the affirmative vote of the holders of at least 75% of Regions' voting stock.

Arkansas Banking Company. Under the Arkansas Business Corporation Act, the stockholders of a corporation may remove a director with or without cause if the number of votes cast to remove the director exceed the number of votes cast not to remove the director. Such action may only be taken at a meeting called for the purpose of removing the director, and the meeting notice must state that one of the purposes of the meeting is to remove the director.

LIMITATIONS ON DIRECTOR LIABILITY

Regions. Regions' certificate of incorporation provides that a director of Regions will have no personal liability to Regions or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) the payment of certain unlawful dividends and the making of certain unlawful stock purchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit.

Although this provision does not affect the availability of injunctive or other equitable relief as a remedy for a breach of duty by a director, it does limit the remedies available to a stockholder who has a valid claim that a director acted in violation of such director's duties, if the action is among those as to which liability is limited. This provision may reduce the likelihood of stockholder derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duties, even though such action, if successful, might have benefitted Regions and its stockholders. The SEC has taken the position that similar provisions added to other corporations' certificates of incorporation would not protect those corporations' directors from liability for violations of the federal securities laws.

Arkansas Banking Company. The Arkansas Business Corporation Act permits a corporation's articles of incorporation to relieve the directors from liability for money damages for good faith conduct. The Arkansas Banking Company Articles provide that Arkansas Banking Company directors shall not be liable for money damages for breach of a fiduciary duty to the fullest extent allowed by the Arkansas Business Corporation Act.


INDEMNIFICATION

Regions. Regions' certificate of incorporation provides that Regions will indemnify its officers, directors, employees, and agents to the full extent permitted by the Delaware General Corporation Law. Under Section 145 of the Delaware General Corporation Law as currently in effect, other than in actions brought by or in the right of Regions, such indemnification would apply if it were determined in the specific case that the proposed indemnitee acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Regions and, with respect to any criminal proceeding, if such person had no reasonable cause to believe that the conduct was unlawful. In actions brought by or in the right of Regions, such indemnification probably would be limited to reasonable expenses (including attorneys' fees) and would apply if it were determined in the specific case that the proposed indemnitee acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Regions, except that no indemnification may be made with respect to any matter as to which such person is adjudged liable to Regions, unless, and only to the extent that, the court determines upon application that, in view of all the circumstances of the case, the proposed indemnitee is fairly and reasonably entitled to indemnification for such expenses as the court deems proper. To the extent that any director, officer, employee, or agent of Regions has been successful on the merits or otherwise in defense of any action, suit, or proceeding, as discussed herein, whether civil, criminal, administrative, or investigative, such person must be indemnified against reasonable expenses incurred by such person in connection therewith.

Arkansas Banking Company. The Arkansas Business Corporation Act provides for indemnification of its directors, officers, employees, and agents in substantially the same manner and with substantially the same effect as in the case of Regions.


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


SPECIAL MEETINGS OF STOCKHOLDERS

Regions. Regions' Certificate and Bylaws provide that special meetings of stockholders may be called at any time, but only by the chief executive officer, the secretary, or the Board of Directors of Regions. Regions stockholders do not have the right to call a special meeting or to require that Regions' Board of Directors call such a meeting. This provision, combined with other provisions of the Certificate and the restriction on the removal of directors, would prevent a substantial stockholder from compelling stockholder consideration of any proposal (such as a proposal for a business combination) over the opposition of Regions' Board of Directors by calling a special meeting of stockholders at which such stockholder could replace the entire Board with nominees who were in favor of such proposal.

Arkansas Banking Company. Arkansas Banking Company's Bylaws provide that special meetings of stockholders shall be called by Arkansas Banking Company upon request by the holders of 60% or more of all the shares of Arkansas Banking Company which are outstanding and entitled to vote at the meeting. The Bylaws also provide that special meetings of the stockholders may be called at any time by the Arkansas Banking Company Board or the Chairman.

ACTIONS BY STOCKHOLDERS WITHOUT A MEETING

Regions. Regions' certificate of incorporation provides that any action required or permitted to be taken by Regions stockholders must be effected at a duly called meeting of stockholders and may not be effected by any written consent by the stockholders. These provisions would prevent stockholders from taking action, including action on a business combination, except at an annual meeting or special meeting called by the Board of Directors, chief executive officer, or secretary, even if a majority of the stockholders were in favor of such action.

Arkansas Banking Company. Under the Arkansas Banking Company Articles, any action requiring stockholder approval may be approved by the unanimous written consent of stockholders.

STOCKHOLDER NOMINATIONS

Regions. Regions' Certificate and Bylaws provide that any nomination by stockholders of individuals for election to the Board of Directors must be made by delivering written notice of such nomination (the "Nomination Notice") to the Secretary of Regions not less than 14 days nor more than 50 days before any meeting of the stockholders called for the election of directors; provided, however, that if less than 21 days notice of the meeting is given to stockholders, the Nomination Notice must be delivered to the Secretary of Regions not later than the seventh day following the day on which notice of the meeting was mailed to stockholders. The Nomination Notice must set forth certain background information about the persons to be nominated, including information concerning (i) the name, age, business, and, if known, residential address of each nominee, (ii) the principal occupation or employment of each such nominee, and (iii) the number of shares of Regions capital stock beneficially owned by each such nominee. The Board of Directors is not required to nominate in the annual proxy statement any person so proposed; however, compliance with this procedure would permit a stockholder to nominate the individual at the stockholders' meeting, and any stockholder may vote such holder's shares in person or by proxy for any individual such holder desires.

Arkansas Banking Company. Arkansas Banking Company's Articles and Bylaws do not provide for special nominating procedures for election of directors.

MERGERS, CONSOLIDATIONS, AND SALES OF ASSETS GENERALLY

Regions. Regions' certificate of incorporation generally requires the affirmative vote of the holders of at least 75% of the outstanding voting stock of Regions to effect (i) any merger or consolidation with or into any other corporation, or (ii) any sale or lease of any substantial part of the assets of Regions to any party that beneficially owns 5.0% or more of the outstanding shares of Regions voting stock, unless the transaction was approved by Regions' Board of Directors before the other party became a 5.0% beneficial owner or is approved by 75% or more of the Board of Directors after the party becomes such a 5.0% beneficial owner. In addition, the Delaware General Corporation Law generally requires the approval of a majority of the outstanding voting stock of Regions to effect (i) any merger or consolidation with or into any other corporation, (ii) any sale, lease, or exchange of all or substantially all of Regions property and assets, or (iii) the dissolution of Regions. However, pursuant to the Delaware General Corporation Law, Regions may enter into a merger transaction without stockholder approval if (i) Regions is the surviving corporation, (ii) the agreement of merger does not amend in any respect Regions' Certificate, (iii) each share of Regions stock outstanding immediately prior to the effective date of the merger is to be an identical outstanding or treasury share of Regions after the effective date of the merger, and (iv) either no shares of Regions common stock and no shares, securities, or obligations convertible into such stock are to be issued or delivered under the plan of merger, or the authorized unissued shares or the treasury shares of Regions common stock to be issued or delivered under the plan of merger plus those initially issuable upon conversion of any other shares, securities, or obligations to be issued or delivered under such plan do not exceed 20% of the shares of Regions common stock outstanding immediately prior to the effective date of the merger.

Arkansas Banking Company. The Arkansas Business Corporation Act generally requires approval of a majority of the outstanding shares of a corporation's voting stock to approve a merger, consolidation, share exchange, sale of all or substantially all of the corporation's assets, or similar corporate transaction.

BUSINESS COMBINATIONS WITH CERTAIN PERSONS

Regions. Section 203 of the Delaware General Corporation Law ("Section 203") places certain restrictions on "business combinations" (as defined in Section 203 to include, generally, mergers, sales and leases of assets, issuances of securities, and similar transactions) by Delaware corporations with an "interested stockholder" (as defined in Section 203 to include, generally, the beneficial owner of 15% or more of the corporation's outstanding voting stock).
Section 203 generally applies to Delaware corporations, such as Regions, that have a class of voting stock listed on a national securities exchange, authorized for quotation on an interdealer quotation system of a registered national securities association, or held of record by more than 2,000 stockholders, unless the corporation expressly elects in its certificate of incorporation or bylaws not to be governed by Section 203.

Regions has not specifically elected to avoid the application of Section 203. As a result, Section 203 generally would prohibit a business combination by Regions or a subsidiary with an interested stockholder within three years after the person or entity becomes an interested stockholder, unless (i) prior to the time when the person or entity becomes an interested stockholder, Regions' Board of Directors approved either the business combination or the transaction pursuant to which such person or entity became an interested stockholder, (ii) upon consummation of the transaction in which the person or entity became an interested stockholder, the interested stockholder held at least 85% of the outstanding Regions voting stock (excluding shares held by persons who are both officers and directors and shares held by certain employee benefit plans), or
(iii) once the person or entity becomes an interested stockholder, the business combination is approved by Regions' Board of Directors and by the holders of at least two-thirds of the outstanding Regions voting stock, excluding shares owned by the interested stockholder.

Arkansas Banking Company. The Arkansas Business Corporation Act requires approval of a majority of the voting power of a corporation's stock for these types of combinations.

DISSENTERS' RIGHTS

Regions. The rights of dissenting stockholders of Regions are governed by the Delaware General Corporation Law. Pursuant thereto, except as described below, any stockholder has the right to dissent from any merger of which Regions could be a constituent corporation. No appraisal rights are available, however, for
(i) the shares of any class or series of stock that is either listed on a national securities exchange, quoted on the Nasdaq National Market, or held of record by more than 2,000 stockholders or (ii) any shares of stock of the constituent corporation surviving a merger if the merger did not require the approval of the surviving corporation's stockholders, unless, in either case, the holders of such stock are required by an agreement of merger or consolidation to accept for that stock something other than: (a) shares of stock of the corporation surviving or resulting from the merger or consolidation; (b) shares of stock of any other corporation that will be listed at the effective date of the merger on a national securities exchange, quoted on the Nasdaq National Market, or held of record by more than 2,000 stockholders; (c) cash in lieu of fractional shares of stock described in clause (a) or (b) immediately above; or (d) any combination of the shares of stock and cash in lieu of fractional shares described in clauses (a) through
(c) immediately above. Because Regions common stock is quoted on the Nasdaq National Market and is held of record by more than 2,000 stockholders, unless the exception described immediately above applies, holders of Regions common stock do not have dissenters' rights.

Arkansas Banking Company. A summary of the pertinent provisions of the Arkansas Business Corporation Act pertaining to dissenters' rights is set forth under the caption "The Merger--Dissenting Stockholders," and such provisions are included as Appendix C.

STOCKHOLDERS' RIGHTS TO EXAMINE BOOKS AND RECORDS

Regions. The Delaware General Corporation Law provides that a stockholder may inspect books and records upon written demand under oath stating the purpose of the inspection, if such purpose is reasonably related to such person's interest as a stockholder.

Arkansas Banking Company. Pursuant to the Arkansas Business Corporation Act, upon written notice of a demand to inspect corporate records, a stockholder is entitled to inspect specified corporate records, including articles of incorporation and bylaws, minutes of stockholder meetings and certain resolutions adopted at director meetings, a list of directors and officers, and all stockholder communications for the preceding three years, including financial statements. Upon demonstration of a proper purpose, a stockholder may be entitled to inspect other corporate records.

DIVIDENDS

Regions. The Delaware General Corporation Law provides that, subject to any restrictions in the corporation's certificate of incorporation, dividends may be declared from the corporation's surplus, or, if there is no surplus, from its net profits for the fiscal year in which the dividend is declared and the preceding fiscal year. Dividends may not be declared, however, if the corporation's capital has been diminished to an amount less than the aggregate amount of all capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. Substantially all of the funds available for the payment of dividends by Regions are derived from its subsidiary depository institutions. There are various statutory limitations on the ability of Regions' subsidiary depository institutions to pay dividends to Regions. See "Supervision and Regulation--Payment of Dividends."

Arkansas Banking Company. Pursuant to the Arkansas Business Corporation Act, a board of directors may from time to time make distributions to its stockholders, subject to restrictions in its Articles, provided that no distribution may be made if, after giving it effect, (i) the corporation would not be able to pay its debts as they become due in the usual course of business, or (ii) the corporation's total assets would be less than the sum of its total liabilities plus (unless the articles permits otherwise) the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution. As with Regions, substantially all of the funds available for the payment of dividends by Arkansas Banking Company are also derived from its subsidiary depository institutions, and there are various statutory limitations on the ability of such subsidiaries to pay dividends to Arkansas Banking Company.

                    COMPARATIVE MARKET PRICES AND DIVIDENDS

Regions common stock is quoted on the Nasdaq National Market under the symbol "RGBK." Arkansas Banking Company common stock is not traded in any established market. The following table sets forth, for the indicated periods, the high and low closing sale prices for Regions common stock as reported on the Nasdaq National Market and the cash dividends declared per share of Regions common stock and Arkansas Banking Company common stock. The amounts indicated for Regions have been adjusted to reflect a 2-for-1 stock split effected by Regions on June 13, 1997. For the indicated period, management of Arkansas Banking Company is aware only of isolated transfers of Arkansas Banking Company stock that have taken place between Arkansas Banking Company and directors or existing stockholders at prices based on the book value of shares of Arkansas Banking Company stock.


                                               REGIONS                ARKANSAS BANKING COMPANY
                                   PRICE RANGE         CASH DIVIDENDS     CASH DIVIDENDS
                                   -----------            DECLARED            DECLARED
                                HIGH        LOW          PER SHARE           PER SHARE
                                ----        ---          ---------           ---------

1997
First Quarter .........       $  30.94    $  25.69       $   .20             $   --
Second Quarter ........          33.25       27.38           .20                 --
Third Quarter .........          39.13       32.06           .20                 --
Fourth Quarter ........          44.75       36.56           .20                 --

1998
First Quarter .........       $  43.50    $  37.94       $   .23             $   --
Second Quarter ........          45.25       38.66           .23                 --
Third Quarter .........          42.69       33.81           .23                 --
Fourth Quarter ........          40.69       30.25           .23              .6555

1999
First Quarter (through
  January 12, 1999) ...          41.44       39.53            --              .6555



On January 12, 1999, the last reported sale price of Regions common stock as reported on the Nasdaq National Market was $39.53. On August 5, 1998, the last business day prior to public announcement of the proposed merger, the last reported sale price of Regions common stock as reported on the Nasdaq National Market was $37.88. The last known sale of Arkansas Banking Company stock took place on September 10, 1997, at a price of $31.11 per share.


The holders of Regions common stock are entitled to receive dividends when and if declared by the Board of Directors out of funds legally available therefor. Regions has paid regular quarterly cash dividends since 1971. Although Regions currently intends to continue to pay quarterly cash dividends on the Regions common stock, there can be no assurance that Regions' dividend policy will remain unchanged after completion of the proposed merger. The declaration and payment of dividends thereafter will depend upon business conditions, operating results, capital and reserve requirements, and the Board of Directors' consideration of other relevant factors.

Regions is a legal entity separate and distinct from its subsidiaries and its revenues depend in significant part on the payment of dividends from its subsidiary financial institutions. Regions' subsidiary depository institutions are subject to certain legal restrictions on the amount of dividends they are permitted to pay. See "Supervision and Regulation--Payment of Dividends."

The Arkansas Banking Company stockholders are entitled to receive dividends when and if declared by the Board of Directors out of legally available funds. Arkansas Banking Company did not pay dividends before entering into the merger agreement. The merger agreement permits Arkansas Banking Company to pay dividends equivalent (taking the exchange ratio into account) to any paid by Regions after September 25, 1998. Consequently, in November, 1998, Arkansas Banking Company paid its stockholders a dividend of $.6555 per share, which was equal to Regions' October 1, 1998 dividend of $.23 per share multiplied by the exchange ratio of 2.85. Until the merger is completed or the merger agreement terminated, Arkansas Banking Company intends to continue to pay cash dividends equivalent to any paid by Regions. However, the payment of future dividends will depend upon factors such as business conditions, operating results, capital and reserve requirements, and the Board of Directors may discontinue dividend payments at any time.

Arkansas Banking Company is a legal entity separate and distinct from its subsidiaries, and its revenues depend in significant part on the payment of dividends from its subsidiary financial institutions. Arkansas Banking Company's subsidiary depository institutions are subject to certain legal restrictions on the amount of dividends they are permitted to pay. See "Supervision and Regulation--Payment of Dividends."

                     ARKANSAS BANKING COMPANY MANAGEMENT'S
                      DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS


The following discussion provides certain information concerning the financial condition and results of operations of Arkansas Banking Company (ABC) for the three years ended December 31, 1997, and as of September 30, 1998 and 1997 and for the nine month periods then ended. Management's discussion should be read in conjunction with the financial statements and accompanying notes presented elsewhere in this Proxy Statement -- Prospectus.


              YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED
               DECEMBER 31, 1996 AND YEAR ENDED DECEMBER 31, 1996
                    COMPARED TO YEAR ENDED DECEMBER 31, 1995

OVERVIEW

Net earnings for 1997 totaled $3,425,021 compared to $2,265,931 for 1996 and $1,264,944 for 1995. The increase in net earnings of $1,159,090 from 1996 to 1997 was caused primarily by an increase in all categories of interest earning assets and service charges on deposits, partially offset by an increase of interest bearing liabilities, salaries and employee benefits expense of $492,722 and occupancy expense of $104,938. Net interest income increased by $1,694,512.

Return on average assets was 1.13% and return on average equity was 16.45% for 1997, compared to 0.94% and 12.53%, respectively, for 1996 and 0.60% and 7.37%, respectively, for 1995.

Average assets in 1997 increased by $62,051,252, or 25.70%, from 1996. This increase was due in part to an increase in average customer deposits of $52,146,796 or 28.14%. The increase in average deposits was caused by increases in average time deposits of $41,171,023, in average non-interest bearing demand deposits of $3,994,378, and average demand deposits of $4,344,538. The increase in average deposits helped to fund the increase in average loans of $46,467,485 as well as the changes in other asset accounts.

The net interest margin, the percentage of net interest income (including discount accretion and premium amortization) to average earning assets, decreased in 1997, from 4.28% to 3.99%. The net interest margin of 3.99% in 1997 is favorable to ABC but is reflective of the continued decline in interest rates as the spread between rates on deposits and yields on investments and loans continues to decline at ABC as well as within the entire banking industry. Average earning assets comprised 91.10% , 90.57% and 90.08% of total average assets in 1997, 1996 and 1995, respectively.

RESULTS OF OPERATIONS

Net Interest Income. ABC's primary source of revenue is net interest income. Net interest income is the difference between interest earned on interest earning assets and interest paid on interest bearing sources of funds. The level of net interest income is determined primarily by the volume of interest earning assets and the various rates spreads between the interest earning assets and their funding sources.

Net interest income for 1997 was $11,045,624, compared to $9,351,112 for 1996 and $6,508,546 for 1995. The increases of $1,694,512 from 1996 to 1997 and
$2,842,566 from 1995 to 1996 were caused by the increases in average net interest-earning assets. The decrease in the net interest margin was due to the net interest income not increasing proportionately with the increase in average earning assets. Average non-interest bearing deposits as a percent of total deposits remained relatively stable from 1995 to 1997.

Loans continued to be the largest component of earnings assets as well as the highest yielding asset of ABC. Average loans for 1997 were $194,212,522 or 70.24% of average earning assets. Average investment securities totaled $69,685,194 and comprised 25.20% of average earning assets. Federal funds sold constitute the remainder of ABC's earning assets.

The following table presents the average balance sheets, net interest income, yields earned and rates paid for each category of assets for the periods indicated by setting forth information regarding (i) the total dollar amount of interest income of ABC from interest-earning assets and the resultant average yields; (ii) the total dollar amount of interest expense on interest-bearing liabilities and the resultant average rate; (iii) net interest income; (iv) interest rate spread; and (v) net interest margin. Information is based on average daily balances during the indicated periods.



      AVERAGE BALANCES, NET INTEREST INCOME, YIELDS EARNED AND RATES PAID

                                            1997                                 1996                            1995
                             ----------------------------------   ----------------------------------   ------------------------
                                                        AVERAGE                              AVERAGE
                               AVERAGE                  YIELD/      AVERAGE                  YIELD/      AVERAGE
                               BALANCE      INTEREST     COST       BALANCE      INTEREST     COST       BALANCE      INTEREST
                             -----------   ----------   -------   -----------   ----------   -------   -----------   ----------
INTEREST-EARNING ASSETS:
 Federal funds sold........  $12,575,851   $  660,696     5.25%   $12,069,360   $  633,604     5.25%   $ 7,417,318   $  419,097
 Loans.....................  194,212,522   18,117,601     9.33    147,745,037   14,028,808     9.50     99,774,670    9,211,742
 Investment securities held
   to maturity.............           --           --     0.00             --           --     0.00             --           --
 Investment securities
   available for sale......   69,685,194    4,142,494     5.94     58,844,626    3,433,498     5.83     83,622,934    4,586,728
Other earning assets.......       16,821          403     2.40             --           --     0.00          6,268           79
                             -----------   ----------             -----------   ----------             -----------   ----------
Total interest-earning
 assets....................  276,490,388   22,921,194     8.29    218,659,023   18,095,910     8.28    190,821,190   14,217,646
Non-interest-earning
 assets....................   26,999,098                           22,779,211                           21,021,873
                             -----------                          -----------                          -----------
       Total assets........  303,489,486                          241,438,234                          211,843,063
                             ===========                          ===========                          ===========
INTEREST-BEARING
 LIABILITIES:
 Deposits..................  237,488,256   11,340,445     4.78%   185,341,460    8,366,919     4.51%   164,920,370    7,418,241
 Other interest-bearing
   liabilities.............    7,227,442      535,125     7.40      4,991,147      377,879     7.57      3,421,149      290,859
                             -----------   ----------                           ----------             -----------   ----------
Total interest-bearing
 liabilities...............  244,715,698   11,875,570     4.85    190,332,607    8,744,798     4.59    168,341,519    7,709,100
                                           ----------                           ----------             -----------   ----------
Non-interest-bearing
 liabilities:
 Deposits..................   34,082,858                           30,088,480                           24,473,687
 Other non-interest-bearing
   liabilities.............    3,872,351                            2,931,490                            1,876,071
                             -----------                          -----------                          -----------
Total liabilities..........  282,670,907                          223,352,577                          194,691,277
Equity.....................   20,818,579                           18,085,657                           17,151,786
                             -----------                          -----------                          -----------
       Total liabilities
        and shareholders'
        equity.............  303,489,486                          241,438,234                          211,843,063
                             ===========                          ===========                          ===========
Net interest-earning
 assets....................   31,774,690                           28,326,416                           22,479,671
                             ===========                          ===========                          ===========
Net interest
 income/interest rate
 spread....................                11,045,624     3.44                   9,351,112     3.68                   6,508,546
                                           ==========                           ==========                           ==========
Net interest margin........                               3.99                                 4.28
Ratio of average interest-
 earning assets to average
 interest-bearing
 liabilities...............                             112.98                               114.88

                              1995
                             -------
                             AVERAGE
                             YIELD/
                              COST
                             -------
INTEREST-EARNING ASSETS:
 Federal funds sold........    5.65%
 Loans.....................    9.23
 Investment securities held
   to maturity.............    0.00
 Investment securities
   available for sale......    5.49
Other earning assets.......    1.26
Total interest-earning
 assets....................    7.45
Non-interest-earning
 assets....................
       Total assets........
INTEREST-BEARING
 LIABILITIES:
 Deposits..................    4.50%
 Other interest-bearing
   liabilities.............    8.50
Total interest-bearing
 liabilities...............    4.58
Non-interest-bearing
 liabilities:
 Deposits..................
 Other non-interest-bearing
   liabilities.............
Total liabilities..........
Equity.....................
       Total liabilities
        and shareholders'
        equity.............
Net interest-earning
 assets....................
Net interest
 income/interest rate
 spread....................    2.87
Net interest margin........    3.41
Ratio of average interest-
 earning assets to average
 interest-bearing
 liabilities...............  113.35

-------------------------

(1) Nonaccrual loans and the interest income which was recorded on these loans (both prior and subsequent to the time the loans were placed on nonaccrual status, if any) are included in the yield calculation for loans in all periods reported.

Rate/Volume Analysis. The following table provides the components of changes in net interest income in the format of a rate/volume analysis and analyzes the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. The table distinguishes between (i) changes attributable to rate (changes in rate multiplied by the prior period's volume), (ii) changes attributable to volume (changes in volume multiplied by the prior period's rate), (iii) mixed change (changes in rate multiplied by changes in volume), and (iv) total increase (decrease) (sum of the previous columns).


                              RATE/VOLUME VARIANCE


                                                             YEARS ENDED DECEMBER 31,
                       -----------------------------------------------------------------------------------------------------
                                           1997/1996                                           1996/1995
                       -------------------------------------------------   -------------------------------------------------
                                    CHANGE ATTRIBUTABLE TO                              CHANGE ATTRIBUTABLE TO
                       -------------------------------------------------   -------------------------------------------------
                                                                TOTAL                                               TOTAL
                                                   RATE/      INCREASE/                               RATE/       INCREASE/
                         VOLUME       RATE        VOLUME       DECREASE      VOLUME       RATE       VOLUME       DECREASE
                       ----------   ---------   -----------   ----------   ----------   --------   -----------   -----------
INTEREST-EARNING
 ASSETS:
 Federal funds
   sold..............  $ (187,414)  $     612   $   213,894   $   27,092   $  309,351   $(39,655)  $   (55,190)  $   214,507
 Loans...............   4,367,413    (291,629)       13,008    4,088,793    4,237,539    321,737       257,790     4,817,066
 Investment
   securities held to
   maturity..........          --          --            --           --           --         --            --            --
 Investment
   securities
   available for
   sale..............     (74,571)    110,221       673,346      708,996      226,114    279,640    (1,616,156)   (1,110,401)
Other earning
 assets..............          --          --           403          403          (79)       (79)      (42,750)      (42,908)
                       ----------   ---------   -----------   ----------   ----------   --------   -----------   -----------
       Total net
         change in
         income on
         interest-
         earning
         assets......   4,105,428    (180,795)      900,651    4,825,284    4,772,925    561,644    (1,456,305)    3,878,264
                       ----------   ---------   -----------   ----------   ----------   --------   -----------   -----------
INTEREST-BEARING
 LIABILITIES:
 Deposits............      91,714      93,382     2,789,055    2,974,151    2,108,309     26,446    (1,186,702)      948,053
 Other interest-
   bearing
   liabilities.......       2,303         (15)      154,333      156,621       33,539      9,663        44,443        87,645
                       ----------   ---------   -----------   ----------   ----------   --------   -----------   -----------
       Total net
         change in
         expense on
         interest-
         bearing
       liabilities...      94,017      93,366     2,943,389    3,130,772    2,141,848     36,109    (1,142,258)    1,035,698
                       ----------   ---------   -----------   ----------   ----------   --------   -----------   -----------
Net change in net
 interest income.....  $4,011,411   $(274,161)  $(2,042,738)  $1,694,512   $2,631,078   $525,535   $  (314,047)  $ 2,842,566
                       ==========   =========   ===========   ==========   ==========   ========   ===========   ===========

Interest Rate Sensitivity. The interest rate sensitivity gap is the difference between the amount of interest earning assets and interest bearing liabilities maturing in any given time frame. A primary objective of asset/liability management is to maximize net interest margin while not subjecting ABC to significant interest rate risk in periods of rising or falling interest rates. At December 31, 1997, ABC's one year repricing gap, defined as repricing assets minus repricing liabilities as a percentage of total assets was a negative 7.68%, i.e. more of ABC's liabilities than assets reprice within a one year time frame. Management regularly reviews interest rate exposure to analyze the impact of changes in market interest rates on net interest income.


The following table sets forth ABC's interest rate sensitivity at various time intervals as of December 31, 1997.


                           INTEREST RATE SENSITIVITY



                                                           MORE THAN
                                     WITHIN    THREE TO    ONE YEAR       OVER
                                      THREE     TWELVE        TO          TWO
                                     MONTHS     MONTHS     TWO YEARS     YEARS      TOTAL
                                     -------   --------   -----------   --------   --------
                                                     (DOLLARS IN THOUSANDS)
INTEREST-EARNING ASSETS:
  Federal funds sold...............  $11,805   $     --    $     --     $     --   $ 11,805
  Loans............................   37,585     64,409      40,564       68,790    211,348
  Investment securities held to
     maturity......................       --         --          --           --         --
  Investment securities available
     for sale......................   17,779      1,309      10,770       37,738     67,596
Other earning assets...............       --         --          --           --         --
                                     -------   --------    --------     --------   --------
          Total interest-earning
            assets.................   67,169     65,718      51,334      106,528    290,749
                                     -------   --------    --------     --------   --------
INTEREST-BEARING LIABILITIES:
  Deposits.........................   70,429     86,522      65,549       28,772    251,272
  Other interest-bearing
     liabilities...................       --        558          --           --        558
                                     -------   --------    --------     --------   --------
          Total interest-bearing
            liabilities............   70,429     87,080      65,549       28,772    251,830
                                     -------   --------    --------     --------   --------
Excess (deficiency) of
  interest-earning assets over
  interest-bearing liabilities.....   (3,260)   (21,362)    (14,215)      77,756
                                     -------   --------    --------     --------
Cumulative excess (deficiency) of
  interest-earning assets over
  interest-bearing liabilities.....   (3,260)   (24,622)    (38,837)      38,919
                                     -------   --------    --------     --------
Cumulative excess (deficiency) of
  interest-earning assets over
  interest-bearing liabilities as a
  percent of total assets..........    (1.02)%    (7.68)%    (12.11)%      12.14%


Provision for Loan Losses. The provision for loan losses charged to operating expense is the result of a continuing review and assessment of the loan portfolio, taking into consideration the history of chargeoffs in the loan portfolio by category, the current economic conditions in the lending area, the payment history, the ability to repay and strength of collateral of specific borrowers, and other relevant factors. The 1997 provision is $582,534, compared to $665,012 in 1996 and $532,313 in 1995.
Actual chargeoffs, net of recoveries, were $198,014 in 1997, $283,442 in 1996 and $225,474 in 1995. The provision exceeded net chargeoffs in all years presented, resulting in an increase in the allowance for loan losses.

Non-Interest Income. Non-interest income in 1997 totaled $2,747,613 compared to $2,286,166 in 1996 and $1,838,301 in 1995. The increases from 1995 and 1996 were caused by increases in service charges.

Non-Interest Expenses. Non-interest expenses were $7,998,710 in 1997, compared to $7,434,804 in 1996 and $5,871,930 in 1995. Salaries and related benefits increased $492,722 from 1996 to 1997 and $594,429 from 1995 to 1996, while occupancy expense increased $104,938 from 1996 to 1997 and $115,941 from 1995 to 1996.

Income Taxes. ABC's effective tax rate was 34.29% in 1997, 35.94% in 1996 and 34.88% in 1995. The effective rate is higher than the highest federal statutory rate primarily because of additional state income tax.

ANALYSIS OF FINANCIAL CONDITION

Investment Securities. In 1997, average investment securities increased $10,840,568 from 1996. The increase was funded by a larger increase in deposits. At December 31, 1997, ABC had securities classified as available for sale. There were no securities classified as held to maturity. Available for sale securities were comprised mainly of U.S. government agencies, with a market value of $67,596,342. These securities had gross unrealized gains of $128,308 and gross unrealized losses of $325,709. The investment securities portfolio is used as a source of liquidity and a means of managing interest rates and interest rate sensitivity. In addition, the portfolio serves as a source of collateral on certain deposits.

Securities Portfolio. The carrying amount of securities at the dates indicated is set forth in the table below:

CARRYING AMOUNT OF SECURITIES

                                                        DECEMBER 31,
                                  ---------------------------------------------------------
                                        1997                1996                1995
                                  -----------------   -----------------   -----------------
                                  AMOUNT    PERCENT   AMOUNT    PERCENT   AMOUNT    PERCENT
                                  -------   -------   -------   -------   -------   -------
                                                   (DOLLARS IN THOUSANDS)
HELD TO MATURITY...............   $    --     0.00%   $    --     0.00%   $    --     0.00%
                                  -------   ------    -------   ------    -------   ------
AVAILABLE FOR SALE
  US Government agencies &
    treasuries.................    63,322    93.68     64,499    93.66     57,603    89.13
  Mortgage-backed securities...       304     0.45      1,088     1.58      1,610     2.49
  State, county and
    municipals.................     3,135     4.64      3,276     4.76      5,417     8.38
  Other obligations............       835     1.23         --     0.00         --     0.00
                                  -------   ------    -------   ------    -------   ------
         Total.................   $67,596   100.00%   $68,863   100.00%   $64,630   100.00%
                                  =======   ======    =======   ======    =======   ======

Investment Securities Maturity Distribution. The amortized cost of securities available for sale at December 31, 1997, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

MATURITY DISTRIBUTION AT DECEMBER 31, 1997

                                                                     OVER
                                 ONE YEAR     ONE TO      FIVE TO     TEN
                                 OR LESS    FIVE YEARS   TEN YEARS   YEARS    TOTAL
                                 --------   ----------   ---------   -----   -------
                                               (DOLLARS IN THOUSANDS)
US Government agencies &
  treasuries
  Amount......................   $12,020     $50,615      $1,000     $  --   $63,635
                                 -------     -------      ------     -----   -------
  Yield.......................      5.19%       6.07%       5.00%     0.00%
Mortgage-backed securities
  Amount......................        --          25          17       242       284
                                 -------     -------      ------     -----   -------
  Yield.......................      0.00%       8.50%       9.31%     5.68%
State, county and municipals
  Amount......................        96       1,630       1,397        --     3,123
                                 -------     -------      ------     -----   -------
  Yield.......................      5.96%       4.70%       4.97%     0.00%
Other obligations
  Amount......................       250         502          --        --       752
                                 -------     -------      ------     -----   -------
  Yield.......................      8.84%       6.37%       0.00%     0.00%
          Total...............   $12,366     $52,772      $2,414     $ 242   $67,794
                                 =======     =======      ======     =====   =======

Loans. Net loans outstanding at December 31, 1997 totaled $211,572,087 compared to $164,824,490 in 1996, an increase of $46,747,597 or 28.36%. Total average loans in 1997 were $194,212,522, an increase of $46,467,485 from the average for 1996.

The following table sets forth the composition of ABC's loan portfolio by type of loan at the dates indicated:

LOAN PORTFOLIO COMPOSITION

                                                DECEMBER 31,
                         -----------------------------------------------------------
                               1997                 1996                 1995
                         -----------------    -----------------    -----------------
                                     % OF                 % OF                 % OF
                         BALANCE    TOTAL     BALANCE    TOTAL     BALANCE    TOTAL
                         --------   ------    --------   ------    --------   ------
                                           (DOLLARS IN THOUSANDS)
TYPES OF LOANS:
  Commercial and
     industrial........  $ 28,055    13.26%   $ 16,686    10.12%   $ 22,021    18.65%
  Real estate --
     construction......    10,749     5.08       6,345     3.85       5,683     4.81
  Real
   estate -- mortgage..   118,666    56.09     103,721    62.93      59,375    50.27
  Consumer and other...    59,565    28.15      42,180    25.59      34,127    28.90
                         --------   ------    --------   ------    --------   ------
          Total
             loans.....   217,035   102.58     168,932   102.49     121,206   102.63
LESS
  Unearned interest....    (3,155)   (1.49)     (2,184)   (1.33)     (1,792)   (1.52)
  Allowance for loan
     losses............    (2,308)   (1.09)     (1,924)   (1.17)     (1,309)   (1.11)
                         --------   ------    --------   ------    --------   ------
          Total loans,
             net.......  $211,572   100.00%   $164,824   100.00%   $118,105   100.00%
                         ========   ======    ========   ======    ========   ======

Real estate mortgage loans is the largest category of loans, comprising 56.09% and 62.93% of net loans at December 31, 1997 and 1996, respectively.

At December 31, 1997 and 1996, fixed rate loans totaled $203,506,133 and $157,781,636, respectively, and variable rate loans totaled $8,065,867 and $7,042,364, respectively.

Non-Performing Assets. Nonaccrual loans, foreclosed assets and troubled debt restructurings are included in non-performing assets. Non-performing assets decreased $46,000 during 1997 to $775,000 at December 31, 1997.

Nonaccrual loans are loans on which the accrual of interest income has been discontinued and previously accrued interest has been reversed because the borrower's financial condition has deteriorated to the extent that the collection of principal and interest is doubtful. Until the loan is returned to performing status, generally as the result of the full payment of all past due principal and interest, interest income is recorded on the cash basis.

The following table sets forth information with respect to non-performing assets identified by ABC, including nonaccrual loans, other real estate owned and troubled debt restructurings at the dates indicated:

NONPERFORMING ASSETS:

                                                             DECEMBER 31,
                                                   --------------------------------
                                                    1997         1996        1995
                                                   -------   ------------   -------
                                                        (DOLLARS IN THOUSANDS)
Nonaccrual loans.................................  $   574     $   432      $   800
Accruing loans past due 90 days or more..........      156         324           73
Other real estate owned..........................       45          65           92
                                                   -------     -------      -------
          Total nonperforming assets.............  $   775     $   821      $   965
                                                   =======     =======      =======
Nonperforming assets to net loans................     0.37%       0.50%        0.82%
Allowance for loan losses to total loans at end
  of period......................................     1.08        1.15         1.10
Allowance for loan losses to nonperforming
  assets.........................................   297.81      234.35       135.65

Allowance for Loan Losses. Inherent in ABC's lending activities is the risk that loan losses will be experienced and that the risk of loss will vary with the type of loan being made and the creditworthiness of the borrower over the term of the loan. To reflect the currently perceived risk of loss associated with ABC's loan portfolio, provisions are made to the allowance for loan losses. The allowance is created by direct charges against income and is available for loan losses. The amount of the allowance for loan losses and the provisions for loan losses are evaluated quarterly, based on management's estimate of risk in the overall loan portfolio and the estimated exposure on individual loans. In evaluating the adequacy of the allowance and the amount of the provision, consideration is given to such factors as: management's evaluation of specific loans; the level and composition of classified loans; historical loss experience; results of examinations by regulatory agencies and an internal asset review process; expectations of future national and local economic conditions and their impact on particular industries and the individual borrowers; the market value of collateral and strength of available guaranties; concentrations of credit; and other judgmental factors. ABC maintains an allowance for loan losses which it believes is adequate to absorb reasonably foreseeable losses in the loan portfolio.

The allowance for loan losses increased $384,520 from December 31, 1996 to 1997, to $2,308,207 and was 1.08% of total loans. The 1996 balance in the allowance for loan losses was $1,923,687 or 1.15% of total loans.

The following table summarizes the loan loss experience for each of the periods indicated:

ALLOWANCE FOR LOAN LOSSES

                                                            DECEMBER 31,
                                                     ---------------------------
                                                      1997      1996      1995
                                                     -------   -------   -------
                                                       (DOLLARS IN THOUSANDS)
Balance at beginning of year.......................  $ 1,924   $ 1,309   $ 1,002
Provisions charged to expense......................      583       665       532
Changes incident to mergers and absorptions, net...       --       233        --
Chargeoffs:
  Real estate......................................        6       152       197
  Commercial.......................................       14        58        10
  Consumer and other...............................      214       182       158
                                                     -------   -------   -------
          Total chargeoffs.........................      234       392       365
                                                     -------   -------   -------
Recoveries:
  Real estate......................................        6        29        59
  Commercial.......................................       --         7         1
  Consumer and other...............................       29        73        80
                                                     -------   -------   -------
          Total recoveries.........................       35       109       140
                                                     -------   -------   -------
Net loan chargeoffs................................      199       283       225
                                                     -------   -------   -------
Balance at end of period...........................  $ 2,308   $ 1,924   $ 1,309
                                                     =======   =======   =======
Allowance for loan losses to total loans at end of
  period...........................................     1.08%     1.15%     1.10%
Allowance for loan losses to total nonperforming
  assets...........................................   297.81    234.35    135.65
Net chargeoffs to average loans....................     0.10      0.19      0.23
Recoveries as a percentage of chargeoffs...........    14.96     27.44     38.36

Deposits. Total deposits at December 31, 1997 were $289,076,765, an increase of $41,621,414 from the December 31, 1996 total of $247,455,351. Average deposits increased $52,146,796 from 1996. As noted earlier, an increase occurred in the average balance of time deposits, non-interest bearing demand deposits and interest bearing demand deposits.

Time deposits of $100,000 or more were $39,311,545 at December 31, 1997, which comprised 13.60% of total deposits. These deposits consist primarily of deposits from local customers with which ABC has other banking relationships. ABC had no brokered deposits at December 31, 1997.

Deposit Average Balances and Rates. The following table indicates the average daily amount of deposits and rates paid on such deposits for the periods indicated:

                                                     DECEMBER 31,
                           ----------------------------------------------------------------
                                  1997                   1996                   1995
                           ------------------   ----------------------   ------------------
                            AMOUNT    PERCENT      AMOUNT      PERCENT    AMOUNT    PERCENT
                           --------   -------   ------------   -------   --------   -------
                                                (DOLLARS IN THOUSANDS)
Non-interest bearing
  demand.................  $ 34,083    0.00%      $ 30,088      0.00%    $ 24,474    0.00%
Interest bearing
  demand.................    31,945    2.69         27,600      2.59       25,851    2.57
Savings..................    41,315    3.09         34,684      2.62       33,301    2.94
Time deposits............   164,229    5.61        123,058      5.48      105,768    5.46

Maturities of Time Deposits of $100,000 or More. The maturities of time deposits of $100,000 or more are summarized in the table below:

                                                                DECEMBER 31,
                                                              -----------------
                                                               1997      1996
                                                              -------   -------
                                                                 (DOLLARS IN
                                                                 THOUSANDS)
Three months or less........................................  $14,050   $16,245
Over three months through twelve months.....................   22,478    14,764
Over one year through two years.............................    8,491     2,751
Over two years..............................................      535     1,314
                                                              -------   -------
          Total.............................................  $45,554   $35,074
                                                              =======   =======

Liquidity. Liquidity involves ABC's ability to raise funds to support asset growth or to reduce assets, meet deposit withdrawals and other borrowing needs, maintain reserve requirements and otherwise operate on an ongoing basis.

As shown in the accompanying 1997 statement of cash flows, cash and cash equivalents increased by $2,391,702 from December 31, 1996 to December 31, 1997. Cash and cash equivalents were generated primarily by sales and maturities of investment securities of $28,420,000, and increases in customers' deposits of $41,621,413. Cash and cash equivalents were used for purchases of investment securities of $27,106,195, increases in loans outstanding of $47,330,130, and purchases of premises and equipment of $1,102,923. Overall, operating activities provided net cash of $4,369,934.

Capital Resources. ABC maintains adequate capital for regulatory purposes and has sufficient capital to absorb the risks inherent in the business. Risk-based capital requirements have been established that weight different assets according to the level of risk associated with those types of assets. The table below summarizes ABC's capital levels at the dates indicated:

                                                              DECEMBER 31,
                                                              -------------
                                                              1997    1996
                                                              -----   -----
Tier 1 Capital to Average Assets............................   6.69%   6.64%
Tier 1 Capital to Risk Weighted Assets......................   9.30    9.31
Total Capital to Risk Weighted Assets.......................  10.62   11.08

                 NINE MONTHS ENDED SEPTEMBER 30, 1998 COMPARED
                    TO NINE MONTHS ENDED SEPTEMBER 30, 1997


The following discussion provides certain information concerning the financial condition and results of operations of ABC as of September 30, 1998 and for the nine month period then ended. In the opinion of management, all adjustments (consisting only of normal recurring accruals) which are necessary for a fair presentation of results of operations for such nine month period have been made. Management's discussion should be read in conjunction with the financial statements and accompanying notes presented elsewhere in this Proxy Statement Prospectus.

OVERVIEW

Net earnings for the nine months ended September 30, 1998 totaled $2,965,622 compared to $2,436,077 for the same period in 1997.

Return on average assets (annualized) was 1.08% and return on average equity (annualized) was 7.52% for the nine months ended September 30, 1998 compared to 1.01% and 7.12%, respectively, for the comparable period in 1997.

RESULTS OF OPERATIONS

Net Interest Income. ABC's primary source of revenue is net interest income. Net interest income is the difference between interest earned on interest earning assets and interest paid on interest bearing sources of funds. The level of net interest income is determined primarily by the volume of interest earning assets and the various rate spreads between the interest earning asset and their funding sources.


Net interest income for the nine months ended September 30, 1998 totaled $9,142,710, an increase of $962,718 or 11.77% from the $8,179,992 total for the comparable period in 1997. The increase in net interest income was attributable to an increase in total interest income of $2,476,381, which was partially offset by an increase in total interest expense of $1,513,664.



Average interest earning assets for the nine months ended September 30, 1998 were $309,836,718 and represented 84.44% of average total assets. An increase in average loans outstanding of $32,321,556 and federal funds sold of $3,329,975, together with decreases in average investment securities of $2,289,404 and other interest-earning assets of $15,797, resulted in an increase in average interest earning assets of $33,346,330 from December 31, 1997.


As of September 30, 1998, non-interest bearing demand deposits averaged $38,451,440 or 12.66% of deposits compared to $33,118,978 or 12.46% of deposits as of September 30, 1997. The large percentage of non-interest bearing deposits has a positive impact on ABC's net interest margin.

Net interest margin, the ratio of annualized net interest income to average earning assets, for the nine months ended September 30, 1998 decreased to 3.93%, a decrease of 6 basis points from December 31, 1997. The decrease in net interest margin in 1998 is a result of the higher percentage of interest-bearing deposits.

Net interest spread, the difference between the annualized yield on earning assets and the annualized rate paid on interest bearing liabilities, was 3.35% for the nine months ended September 30, 1998, a decrease from December 31, 1997 of 9 basis points.


Interest Rate Sensitivity. The interest rate sensitivity gap is the difference between the amount of interest earning assets and interest bearing liabilities maturing in any given time frame. A primary objective of asset/liability management is to maximize net interest margin while not subjecting ABC to significant interest rate risk in periods of rising or falling interest rates. At September 30, 1998 ABC's one year repricing gap, defined as repricing assets minus repricing liabilities, as a percentage of total assets was a negative 9.60%, i.e. more of ABC's liabilities than assets reprice within a one year time frame. Management regularly reviews interest rate exposure to analyze the impact of changes in market interest rates on net interest income.

Provision for Possible Loan Losses. The provision for possible loan losses charged to operating expense is the result of a continuing review and assessment of the loan portfolio, taking into consideration the impact of economic conditions on the borrower's ability to repay, past collection experience, the risk characteristics of the loan portfolio and such other factors which deserve current recognition. For the nine months ending September 30, 1998, the provision for possible loan losses charged as expense totaled $423,970 compared to $411,034 for the same nine month period in 1997.

Non-Interest Income. Non-interest income for the nine month period ended September 30, 1998 totaled $2,105,974 compared to $1,756,552 for the same period in 1997. The increase resulted from an increase in service charges of $37,468 and decreases in other income items of $311,954.

Non-Interest Expense. For the nine month period ended September 30, 1998, total non-interest expenses increased $577,797 or 10.28% from the same period in 1997. Salaries and employee benefits increased $209,855, other operating expenses increased by $325,670 and occupancy increased by $42,272.

Income Taxes. ABC's effective tax rate was 35.88% for the nine month period ended September 30, 1998 compared to 37.59% for the same period in 1997. The effective tax rate is higher than the highest federal statutory rate primarily because of additional state income tax.

ANALYSIS OF FINANCIAL CONDITION

Investment Securities. Average investment securities for the nine months ended September 30, 1998 were $67,395,790 or 21.75% of average earning assets. Total investment securities at September 30, 1998 were $67,687,895 including gross unrealized gains of $426,852 and gross unrealized losses of $76,419. The investment securities portfolio is used to make investments of various maturities in order to improve the overall earning asset yield. It also serves as a source of liquidity and as collateral to secure certain types of deposits. Investment securities are classified as available for sale or held to maturity. The composition of the portfolio, effectively managed, limits ABC's exposure to changes in interest rates and economic conditions as they occur.

Loans and Non-Performing Assets. The loan portfolio is the largest component of ABC's earning assets. For the nine months ended September 30, 1998, average loans outstanding were $226,534,078 compared to $188,234,711 for the same period in 1997.

Total non-performing assets at September 30, 1998 were 0.31% of total loans, which is comparable to non-performing assets at December 31, 1997.

Nonaccrual loans are loans on which the accrual of interest income has been discontinued and previously accrued interest has been reversed, because the borrower's financial condition has deteriorated to the extent that the collection of principal and interest is doubtful. Until the loan is returned to performing status, generally as the result of the full payment of all past due principal and interest, interest income is recorded on the cash basis.

Allowance for Loan Losses. At September 30, 1998 the allowance for possible loan losses was $2,456,228 compared to $2,244,231 at September 30, 1997. The allowance as a percent of loans outstanding was 0.99% and 1.03% as of September 30, 1998 and 1997,
respectively. For the nine month period ending September 30, 1998, charge-offs exceeded recoveries by $275,949.

Deposits. Total deposits at September 30, 1998 were $311,160,491 which is $32,696,439 or 11.74% higher than at September 30, 1997.

Time deposits of $100,000 or more were $53,578,147 at September 30, 1998. These deposits consist primarily of deposits from local customers with which ABC has other banking relationships. ABC had no brokered deposits at September 30, 1998.

Liquidity. Liquidity is the ability of ABC to fund the needs of its borrowers, depositors and creditors. ABC's management maintains a strategy that provides adequate liquidity and manages interest rate risk. ABC's liquidity sources, including cash flows from sales, maturities and paydowns of loans and investment securities, federal funds purchased, securities sold under agreements to repurchase and a base of core deposits, are considered adequate to meet liquidity needs for normal operations.

Capital Resources. ABC is required to comply with the risk-based capital guidelines adopted by the FDIC. Those guidelines apply weighing factors which vary according to the level of risk associated with each asset category. As of September 30, 1998, ABC exceeds all minimum capital ratios, with the following ratios:

Tier 1 risk-based capital................................  6.58%
Total risk-based capital.................................  8.13
Tier 1 leverage..........................................  6.61

                   INFORMATION ABOUT ARKANSAS BANKING COMPANY

Arkansas Banking Company is a bank holding company organized under the laws of the state of Arkansas on June 13, 1991. It operates principally through its four subsidiary banks, which provide a range of consumer and commercial banking services through 19 offices in Lawrence, Craighead, Greene, Independence, Jackson, Clay and Mississippi counties in northeastern Arkansas. At September 30, 1998, Arkansas Banking Company had total consolidated assets of approximately $350.3 million, total consolidated deposits of approximately $311.2 million, and total consolidated stockholders' equity of approximately $26.0 million. Arkansas Banking Company's principal executive office is located at 515 West Washington, Jonesboro, Arkansas 72403 and its telephone number at such address is (870) 932-2131.

BUSINESS AND PROPERTIES

Banking Services. Arkansas Banking Company provides banking services through four subsidiary banks: The Arkansas Bank, Jonesboro; The Arkansas Bank, Walnut Ridge; The Planters Bank, Osceola; and The Arkansas Bank, N.A., Batesville. The first three of these subsidiary banks are Arkansas state-chartered banks, the fourth is a federally chartered national banking association.

The subsidiary banks offer most of the usual banking services, including checking accounts, savings accounts, certificates of deposit, money market accounts, money orders, travelers' checks, safe deposit boxes, night depository, installment loans, commercial loans, mortgage loans and mortgage collections. The subsidiary banks operate a total of 11 automatic teller machines within their service areas.

The commercial loan departments of the subsidiary banks serve a variety of professionals, farmers and local businesses and offer a full range of business credit services, including lines of credit, term loans, revolving loans, agricultural loans, equipment financing and mortgage loans. Consumer loan services offered by the subsidiary banks include automobile loans, home improvement loans, home equity lines of credit and other personal loans.

Other Services. Business Support, Ltd., a company formed and owned by Arkansas Banking Company's subsidiary banks, provides data processing and other services to the banks.

Employees. As of September 30, 1998, Arkansas Banking Company and its subsidiaries employed 148 persons. Management of Arkansas Banking Corporation believes that its employee relations have been and continue to be good. No employees are represented by any union or similar group, and neither Arkansas Banking Company nor any of its subsidiaries has experienced any strike or labor dispute.

Properties. Arkansas Banking Company's main office is located in a two-story building at 515 West Washington, Jonesboro, Arkansas, which also serves as the main banking facility for The Arkansas Bank, Jonesboro. The main and branch offices of Arkansas Banking Company and its subsidiary banks are described below:

                                                             SIZE                                     OWN/
                 LOCATION                                (SQUARE FEET)           USE                  LEASE
                 --------                                -------------           ---                  -----

            The Arkansas Bank                               14,565           Bank; Main                Own
            515 W. Washington                                                Office of ABC
            Jonesboro, AR 72401

            The Arkansas Bank                                4,396           Operations                Own
            519 W. Washington
            Jonesboro, AR 72401

            The Arkansas Bank                                2,500           Branch                    Own
            1306 S. Caraway Rd.
            Jonesboro, AR 72401

            The Arkansas Bank                                5,000           Branch                    Own
            4902 E. Nettleton Ave.
            Jonesboro, AR 72401

            The Arkansas Bank                                  750           Branch                    Lease
            2908 S. Caraway Rd.
            Jonesboro, AR 72401

            The Arkansas Bank                                  448           Branch                    Own
            3313 E. Johnson
            Jonesboro, AR 72401

            The Arkansas Bank                                  448           Branch                    Own
            3100 Southwest Drive
            Jonesboro, AR 72401

            The Arkansas Bank                                6,000           Branch                    Own
            1512 West Court Street
            Paragould, AR 72450

            The Arkansas Bank                                5,454           Branch                    Own
            264 North Third Street
            Piggott, AR 72454

            The Arkansas Bank                               14,000           Bank                      Own
            1141 E. Main
            Batesville, AR 72503

            The Arkansas Bank                                1,250           Branch                    Own
            2880 Harrison Street
            Batesville, AR 72501


                                                         SIZE                                        OWN/
                    LOCATION                         (SQUARE FEET)         USE                      LEASE
                    --------                         -------------         ---                      -----

            The Arkansas Bank                             2,500           Branch                    Lease
            2153 Malcolm Village Park
            Newport, AR 72112

            The Arkansas Bank                             7,500           Bank                      Own
            212 W. Walnut Street
            Walnut Ridge, AR 72476

            The Arkansas Bank                             1,000           Branch                    Own
            Hwy 63
            Portia, AR 72457

            The Arkansas Bank                             1,500           Branch                    Own
            Hwy 25
            Lynn, AR 72440

            The Arkansas Bank                             1,500           Branch                    Own
            103 W. 3rd
            Imboden, AR 72434

            The Arkansas Bank                             1,000           Branch                    Own
            Hwy 115
            Smithville, AR 72466

            The Planters Bank                            13,500           Bank                      Own
            1300 W. Keiser
            Osceola, AR 72470

            The Planters Bank                               400           Branch                    Lease
            101 E. Hale
            Osceola, AR 72470

Consulting Agreement with Regions. Arkansas Banking Company and Regions have entered into a consulting agreement pursuant to which Arkansas Banking Company is providing consulting services to Regions in connection with Regions' banking operations in Jonesboro, Arkansas. For such services Regions has agreed to pay Arkansas Banking Company a consulting fee of $2,500 for each day Regions' banking offices in Jonesboro are open for business and to reimburse Arkansas Banking Company for its out of pocket expenses. The consulting agreement will terminate at the effective time of the merger or upon termination of the merger agreement. The consulting agreement has a maximum term of nine months and may be terminated at any time by mutual agreement of the parties.

The consulting agreement does not vest Arkansas Banking Company with any decision-making authority over Region' banking operations and does not grant Regions any right or power to influence Arkansas Banking Company's management, policies, business, or affairs.

COMPETITION

Arkansas Banking Company encounters vigorous competition in its market areas for the provision of depository institution financial services from a number of sources, including bank holding companies and commercial banks, savings and loan associations and other thrift institutions, credit unions, other financial institutions, and financial intermediaries that operate in Arkansas Banking Company's market area. Regional interstate banking laws and other recent federal and state laws have resulted in increased competition from both conventional banking institutions and other businesses offering financial services and products. Arkansas Banking Company's bank subsidiaries also compete for interest bearing funds with a number of other financial intermediaries and nontraditional consumer investment alternatives, including brokerage firms, consumer finance companies, commercial finance companies, credit unions, money market funds, and federal, state, and municipal issuers of short term obligations. Many of these competitors have greater financial resources than Arkansas Banking Company. At September 30, 1998, there were approximately 21 commercial banks, five savings banks, and two credit unions competing in Arkansas Banking Company's seven-county market area.

LEGAL PROCEEDINGS

Arkansas Banking Company and its subsidiary banks are not parties to any material legal proceedings other than ordinary routine litigation incidental to their business.

MANAGEMENT

The following table presents information about the directors and executive officers of Arkansas Banking Company. Unless otherwise indicated, each person has sole voting and investment powers over the indicated shares. Information relating to beneficial ownership of Arkansas Banking Company common stock is based upon "beneficial ownership" concepts set forth in rules promulgated under the Exchange Act. Under such rules a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of such security, or "investment power," which includes the power to dispose or to direct the disposition of such security. Under the rules, more than one person may be deemed to be a beneficial owner of the same securities. A person is also deemed to be a beneficial owner of any security of which that person has the right to acquire beneficial ownership within 60 days from the record date. The footnotes to the table indicate how many shares each person has the right to acquire within 60 days of the record date. The shares of Arkansas Banking Company which are issuable to a person listed below upon exercise of the vested portion of the outstanding options are assumed to be outstanding for the purpose of determining the percentage of shares beneficially owned by that person.

                                                                                               DIRECTOR      NUMBER OF SHARES
                                                                                                  OR           BENEFICIALLY
                                    PRESENT OCCUPATION AND                POSITION AND         EXECUTIVE       OWNED AT THE
                                   PRINCIPAL OCCUPATION FOR            OFFICES HELD WITH        OFFICER       RECORD DATE AND
     NAME                              LAST FIVE YEARS                   ABC AND BANKS           SINCE       PERCENT OF CLASS
     ----                              ---------------                   -------------           -----       ----------------

Sloan Rainwater(1,2)                 Banking/Farming                   Director and               1995           368,159
                                                                       Chairman, ABC                              (62.72%)


William I. Rainwater(1,3)            Hotel Management/                 Director, ABC              1995           366,724
                                     Farming                                                                      (62.48%)

Stephen E. Cox(1,4)                  Banking/Farming                   Director and Vice          1995             3,333*
                                                                       Chairman, ABC;
                                                                       Chairman, ABC
                                                                       subsidiary banks

Virginia R. Cox(1,4)                 Interior Decorator                Director, ABC              1995             3,333*

William I. Rainwater, Jr.(1)         Hotel Management/                 Director, ABC              1995             1,398*
                                     Farming

G.L. Lieblong(5)                     Banking                           Director, President        1995            13,656
                                                                       and CEO, ABC; Vice                          (2.28%)
                                                                       Chairman, ABC
                                                                       subsidiary banks

Gary Childers(5)                     Banking                           Director and Chief         1995             6,040
                                                                       Financial Officer,                          (1.02%)
                                                                       ABC; CEO, Arkansas
                                                                       Bank-Jonesboro

Bob Dixon(5)                         Banking, Retired,                 Director, ABC;             1997             1,000*
                                     Agribusiness                      President, Arkansas
                                     Consultant,                       Bank-Walnut Ridge
                                     President and CEO
                                     of SF Services

Larry Worsham(5)                     Banking                           Director, ABC;             1997             6,040
                                                                       President, Arkansas                         (1.02%)
                                                                       Bank-Jonesboro

All directors and officers                                                                                       567,311
as a group (9 persons)                                                                                            (93.31%)


--------------------------
*     Less than one percent.

(1) Sloan Rainwater and William I. Rainwater are brothers. William I. Rainwater is the father of William I. Rainwater, Jr. and Virginia R. Cox, who is married to Stephen E. Cox.

(2) Sloan Rainwater owns 2,166 shares in his own name. Mr. Rainwater is a co-trustee of WIR Trust I and therefore is deemed beneficially to own 364,722 shares held either in the trust's name or in the name of companies that are jointly owned by the trust. Mr. Rainwater also serves as an officer of the companies owned by the trust. In addition, Mr. Rainwater is deemed beneficially to own 1,271 shares as trustee of the T.E. Dill Estate. Mr. Rainwater disclaims beneficial ownership of all shares he is deemed beneficially to own in his capacity as trustee or co-trustee of a trust or as a corporate officer.

(3) William I. Rainwater owns 583 shares in his own name. In addition, Mr. Rainwater is a co-trustee of RSR II Trust I and therefore is deemed beneficially to own 366,141 shares held either in the trust's name or in the name of companies that are wholly or jointly owned by the trust. Mr. Rainwater also serves as an officer of the companies owned by the trust. Mr. Rainwater disclaims beneficial ownership of all shares he is deemed beneficially to own in his capacity as co-trustee of a trust or as a corporate officer.

(4) Of these shares, 1,935 are owned in the name of Stephen E. Cox and 1,398 are owned in the name of Virginia R. Cox. Stephen E. Cox and Virginia R. Cox are husband and wife.

(5) Shares owned beneficially by this individual include vested stock options, exercisable within the next 60 days, for shares of Arkansas Banking Company stock, as follows: G.L. Lieblong, 12,000 shares; Gary Childers, 4,000 shares; Bob Dixon, 1,000 shares; Larry Worsham, 4,000 shares.


TRANSACTIONS WITH MANAGEMENT

In the ordinary course of business, Arkansas Banking Company's subsidiary banks have loans, deposits and other transactions with its executive officers, directors, and organizations with which such persons are associated. Such transactions are on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others. The aggregate amount of loans to the aforementioned persons and company(ies) in which they have a 10% or more ownership interest as of September 30, 1998, were approximately $937,163.

VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS

The following table sets forth certain information concerning the beneficial owners of more than 5.0% of Arkansas Banking Company common stock, as of the record date.

                            NAME AND ADDRESS                           NUMBER OF SHARES                  PERCENT OF
                           OF BENEFICIAL OWNER                        BENEFICIALLY OWNED                  CLASS(1)
                           -------------------                        ------------------                  --------

                        Sloan Rainwater(2)                                  368,159                        62.72%
                        P.O. Box 1617
                        Jonesboro, AR 72403

                        William I. Rainwater(3)                             366,724                        62.48%
                        2806 S. Culberhouse
                        Jonesboro, AR 72401

                        RSR II Trust I(4)                                   366,141                        62.38%
                        P.O. Box 1617
                        Jonesboro, AR 72403

                        WIR Trust I(5)                                      364,722                        62.14%
                        P.O. Box 1617
                        Jonesboro, AR 72403

                        Valley Corp.(6)                                      92,840                        15.82%
                        P.O. Box 1617
                        Jonesboro, AR 72403

                        Stillwater Inn Corp.(6)                              54,727                         9.32%
                        P.O. Box 1617
                        Jonesboro, AR 72403

                        Conway Inn Corp.(6)                                  51,472                         8.77%
                        P.O. Box 1617
                        Jonesboro, AR 72403


(1) The information shown above is based upon information furnished by the named persons. Information relating to beneficial ownership is based upon "beneficial ownership" concepts set forth in rules promulgated under the Securities Exchange Act of 1934. Under such rules a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of such security, or "investment power," which includes the power to dispose or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any security of which that person has the right to acquire beneficial ownership within 60 days. Under the rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she has no beneficial interest. The shares of Arkansas Banking Company common stock issuable upon exercise of outstanding options held by a person are assumed to be outstanding for the purpose of determining the percentage of shares beneficially owned by that person.

(2) Sloan Rainwater owns 2,166 shares in his own name. Mr. Rainwater is a co-trustee of WIR Trust I and therefore is deemed beneficially to own 364,722 shares held either in the trust's name or in the name of companies that are jointly owned by the trust. Mr. Rainwater also serves as an officer of the companies owned by the trust. In addition, Mr. Rainwater is deemed beneficially to own 1,271 shares as trustee of the T.E. Dill Estate. Mr. Rainwater disclaims beneficial ownership of all shares he is deemed beneficially to own in his capacity as trustee or co-trustee of a trust or as a corporate officer.

(3) William I. Rainwater owns 583 shares in his own name. In addition, Mr. Rainwater is a co-trustee of RSR II Trust I and therefore is deemed beneficially to own 366,141 shares held either in the trust's name or in the name of companies that are wholly or jointly owned by the trust. Mr. Rainwater also serves as an officer of the companies owned by the trust. Mr. Rainwater disclaims beneficial ownership of all shares he is deemed beneficially to own in his capacity as co-trustee of a trust or as a corporate officer.

(4) Consists of 166,085 shares held directly by the trust, 199,039 shares owned in the aggregate by Conway Inn Corp., Stillwater Inn Corp. and Valley Corp., which companies are jointly owned by the trust and WIR Trust I, and 1,017 shares owned by Henry Land Company, which is wholly owned by the trust. Beneficiaries of the trust are Virginia R. Cox and William I. Rainwater, Jr.

(5) Consists of 165,683 shares held directly by the trust and 199,039 shares owned in the aggregate by Conway Inn Corp., Stillwater Inn Corp. and Valley Corp., which companies are jointly owned by the trust and RSR II Trust I. Beneficiaries of the trust are Virginia R. Cox and William I. Rainwater, Jr.

(6)   Owned jointly by RSR II Trust I and WIR Trust I.

                            INFORMATION ABOUT REGIONS


GENERAL

Regions is a regional bank holding company organized and existing under the laws of the state of Delaware and headquartered in Birmingham, Alabama, with approximately 713 banking offices located in Alabama, Arkansas, Florida, Georgia, Louisiana, South Carolina, Tennessee, and Texas as of September 30, 1998. At that date, Regions had total consolidated assets of approximately $35.1 billion, total consolidated deposits of approximately $27.2 billion, and total consolidated stockholders' equity of approximately $3.0 billion. Regions has banking-related subsidiaries engaged in mortgage banking, credit life insurance, leasing, and securities brokerage activities with offices in various Southeastern states. Through its subsidiaries, Regions offers a broad range of banking and banking-related services.

Regions was organized under the laws of the state of Delaware and commenced operations in 1971 under the name First Alabama Bancshares, Inc. In 1994, the name of First Alabama Bancshares, Inc. was changed to Regions Financial Corporation. Regions' principal executive offices are located at 417 North 20th Street, Birmingham, Alabama 35203, and its telephone number at such address is
(205) 326-7100.

Regions continually evaluates business combination opportunities and frequently conducts due diligence activities in connection with possible business combinations. As a result, business combination discussions and, in some cases, negotiations frequently take place, and future business combinations involving cash, debt, or equity securities can be expected. Any future business combination or series of business combinations that Regions might undertake may be material, in terms of assets acquired or liabilities assumed, to Regions' financial condition. Recent business combinations in the banking industry have typically involved the payment of a premium over book and market values. This practice could result in dilution of book value and net income per share for the acquirer.

Additional information about Regions and its subsidiaries is included in documents incorporated by reference in this Proxy Statement-Prospectus. See "Where You Can Find More Information."



RECENT DEVELOPMENTS

Since December 31, 1997, and as of the date of this Proxy Statement-Prospectus, Regions has completed the acquisitions of 15 financial institutions. Four of such acquisitions were completed since September 30, 1998 (the
"Recently Completed Acquisitions"). Certain aspects of the completed acquisitions are presented in the following table:

                                                                                         CONSIDERATION
                                                                                    ----------------------
                                                                         APPROXIMATE
                                                                  ------------------------
                                                                                                                        ACCOUNTING
            INSTITUTION                                           ASSET SIZE(1)   VALUE(1)            TYPE              TREATMENT
                                                                  -------------   --------            ----              ---------
                                                                        (In millions)


Greenville Financial Corporation, located in                     $       134     $      34           Regions             Pooling
Greenville, South Carolina                                                                           Common                of
                                                                                                      Stock             Interests

PALFED, Inc., located in Aiken,                                          665           145           Regions             Pooling
South Carolina                                                                                       Common                of
                                                                                                      Stock             Interests

First United Bancorporation, located in Anderson, South                  292            80           Regions             Pooling
Carolina                                                                                             Common                of
                                                                                                      Stock             Interests

St. Mary Holding Corporation, located in Franklin,                       113            31           Regions             Pooling
Louisiana                                                                                            Common                of
                                                                                                      Stock             Interests

Key Florida Bancorp, Inc., located in Bradenton, Florida                 212            39           Regions             Pooling
                                                                                                     Common                of
                                                                                                      Stock             Interests

First State Corporation, located in Albany, Georgia                      540           161           Regions             Pooling
                                                                                                     Common                of
                                                                                                      Stock             Interests

First Commercial Corporation, located in Little Rock,                  7,382         2,597           Regions             Pooling
Arkansas                                                                                             Common                of
                                                                                                      Stock             Interests

Village Bankshares, inc. located in Tampa, Florida                       211            46           Regions             Pooling
                                                                                                     Common                of
                                                                                                      Stock             Interests

Jacobs Bank, located in Scottsboro, Alabama                              186            47           Regions             Pooling
                                                                                                     Common                of
                                                                                                      Stock             Interests

Etowah Bank, located in Canton, Georgia                                  409            99           Regions             Pooling
                                                                                                     Common                of
                                                                                                      Stock             Interests

First Community Banking Services, Inc., located in Peachtree             125            30           Regions             Pooling
City, Georgia                                                                                        Common                of
                                                                                                      Stock             Interests

Recently Completed Acquisitions:

VB&T Bancshares Corporation, located in Valdosta, Georgia                 71            19           Regions             Pooling
                                                                                                     Common                of
                                                                                                      Stock             Interests

                                                                                         CONSIDERATION
                                                                                    ----------------------
                                                                         APPROXIMATE
                                                                  -------------------------
                                                                                                                       ACCOUNTING
            INSTITUTION                                           ASSET SIZE(1)    VALUE(1)           TYPE             TREATMENT
                                                                  -------------    --------           ----             ---------
                                                                         (In millions)

Recently Completed Acquisitions -- Continued

Meigs County Bancshares, Inc. located in Decatur, Tennessee      $       114     $      20           Regions             Pooling
                                                                                                     Common                of
                                                                                                      Stock             Interests

Bullsboro BancShares, Inc., located in Newnan, Georgia                   100            31           Regions             Pooling
                                                                                                     Common                of
                                                                                                      Stock             Interests

St. James Bancorporation, Inc., located in Lutcher, Louisiana            173            45           Regions            Purchase
                                                                                                     Common
                                                                                                      Stock


---------------

(1)   Calculated as of the date of consummation.

If the Recently Completed and the proposed merger had been consummated on September 30, 1998, as of that date Regions' total consolidated assets would have been increased by approximately $751 million to approximately $35.8 billion; its total consolidated deposits would have increased by approximately $696 million to approximately $27.9 billion; and its total consolidated stockholders' equity would have increased by approximately $26 million to approximately $3.0 billion.


The First Commercial Acquisition. On July 31, 1998, Regions completed a business combination with First Commercial Corporation, Little Rock, Arkansas. Additional information concerning this business combination is included in Regions' current reports on Form 8-K, dated as of February 8, 1998, July 31, 1998, and November 6, 1998. Such current reports are incorporated in this Proxy Statement-Prospectus by reference.

Regions accounted for the First Commercial Acquisition as a pooling of interests. All historical financial information of Regions presented in this Proxy Statement-Prospectus has been restated to reflect Regions' business combination with First Commercial Corporation and other significant combinations consummated in the first quarter of 1998 which were accounted for as poolings of interests. Supplemental historical consolidated financial statements of Regions giving effect to such poolings-of-interests combinations are included in Regions' Current Report on Form 8-K dated November 6, 1998. See "Where You Can Find More Information."

                           SUPERVISION AND REGULATION


The following discussion sets forth certain of the material elements of the regulatory framework applicable to banks and bank holding companies and provides certain specific information related to Regions and Arkansas Banking Company. Additional information is available in Regions' Annual Report on Form 10-K for the fiscal year ended December 31, 1997. See "Where You Can Find More Information."

GENERAL

Regions and Arkansas Banking Company are both bank holding companies registered with the Federal Reserve Board under the Bank Holding Company Act. As such, Regions and Arkansas Banking Company and their non-bank subsidiaries are subject to the supervision, examination, and reporting requirements of the Bank Holding Company Act and the regulations of the Federal Reserve Board.

The Bank Holding Company Act requires every bank holding company to obtain the prior approval of the Federal Reserve Board before: (i) it may acquire direct or indirect ownership or control of any voting shares of any bank if, after such acquisition, the bank holding company will directly or indirectly own or control more than 5.0% of the voting shares of the bank; (ii) it or any of its subsidiaries, other than a bank, may acquire all or substantially all of the assets of any bank; or (iii) it may merge or consolidate with any other bank holding company.

The Bank Holding Company Act further provides that the Federal Reserve Board may not approve any transaction that would result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any section of the United States, or the effect of which may be substantially to lessen competition or to tend to create a monopoly in any section of the country, or that in any other manner would be in restraint of trade, unless the anticompetitive effects of the proposed transaction are clearly outweighed by the public interest in meeting the convenience and needs of the community to be served. The Federal Reserve Board is also required to consider the financial and managerial resources and future prospects of the bank holding companies and banks concerned and the convenience and needs of the community to be served.

The Bank Holding Company Act, as amended by the interstate banking provisions of the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Banking Act") permits any bank holding company located in Alabama to acquire a bank located in any other state, and any bank holding company located outside Alabama to acquire any Alabama-based bank, regardless of state law to the contrary, subject to certain deposit-percentage, aging requirements, and other restrictions. The Interstate Banking Act also generally provides that, after June 1, 1997, national and state-chartered banks may branch interstate through acquisitions of banks in other states, unless a state "opted out" and prohibited interstate branching altogether. None of the states in which the banking subsidiaries of Regions or Arkansas Banking Company are located has "opted out."

The Bank Holding Company Act generally prohibits Regions and Arkansas Banking Company from engaging in activities other than banking or managing or controlling banks or other permissible subsidiaries and from acquiring or retaining direct or indirect control of any company engaged in any activities other than those activities determined by the Federal Reserve Board to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. In determining whether a particular activity is permissible, the Federal Reserve Board must consider whether the performance of such an activity reasonably can be expected to produce benefits to the public, such as greater convenience, increased competition, or gains in efficiency, that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest, or unsound banking practices.

Each of the subsidiary depository institutions of Regions and Arkansas Banking Company is a member of the Federal Deposit Insurance Corporation (the "FDIC"), and as such, its deposits are insured by the FDIC to the extent provided by law. Each such subsidiary is also subject to numerous state and federal statutes and regulations that affect its business, activities, and operations, and each is supervised and examined by one or more state or federal bank regulatory agencies.

The regulatory agencies having supervisory jurisdiction over the respective subsidiary institutions of Regions and Arkansas Banking Company (the FDIC and the applicable state authority in the case of state-chartered nonmember banks) regularly examine the operations of such institutions and have authority to approve or disapprove mergers, consolidations, the establishment of branches, and similar corporate actions. The federal and state banking regulators also have the power to prevent the continuance or development of unsafe or unsound banking practices or other violations of law.

PAYMENT OF DIVIDENDS

Regions and Arkansas Banking Company are legal entities separate and distinct from their banking, thrift, and other subsidiaries. The principal sources of cash flow of both Regions and Arkansas Banking Company, including cash flow to pay dividends to their respective stockholders, are dividends from their subsidiary depository institutions. There are statutory and regulatory limitations on the payment of dividends by these subsidiary depository institutions to Regions and Arkansas Banking Company, as well as by Regions and Arkansas Banking Company to their stockholders.

As to the payment of dividends, the Bank and all of Regions' state-chartered banking subsidiaries are subject to the respective laws and regulations of the state in which the bank is located, and to the regulations of the bank's primary federal regulator.

If, in the opinion of the federal banking regulatory agency, a depository institution under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the depository institution, could include the payment of dividends), such agency may require, after notice and hearing, that such institution cease and desist from such practice. The federal banking agencies have indicated that paying dividends that deplete a depository institution's capital base to an inadequate level would be an unsafe and unsound banking practice. Under current federal law, an insured institution may not pay any dividend if payment would cause it to become undercapitalized or if it already is undercapitalized. See "--Prompt Corrective Action." Moreover, the federal agencies have issued policy statements which provide that bank holding companies and insured banks should generally pay dividends only out of current operating earnings.

At September 30, 1998, under dividend restrictions imposed under federal and state laws, the subsidiary depository institutions of Regions and Arkansas Banking Company, without obtaining governmental approvals, could declare aggregate dividends to Regions and Arkansas Banking Company of approximately $252 million and $845,000 respectively.

The payment of dividends by Regions and Arkansas Banking Company and their subsidiary depository institutions may also be affected or limited by other factors, such as the requirement to maintain adequate capital above regulatory guidelines.

CAPITAL ADEQUACY

Regions, Arkansas Banking Company, and their respective subsidiary depository institutions are required to comply with the capital adequacy standards established by the Federal Reserve Board in the case of Regions and Arkansas Banking Company and the appropriate federal banking regulator in the case of each of their subsidiary depository institutions. There are two basic measures of capital adequacy for bank holding companies that have been promulgated by the Federal Reserve Board: a risk-based measure and a leverage measure. All applicable capital standards must be satisfied for a bank holding company to be considered in compliance.

The minimum guideline for the ratio (the "Total Capital Ratio") of total capital ("Total Capital") to risk-weighted assets (including certain off-balance-sheet items, such as standby letters of credit) is 8.0%. At least half of Total Capital must be composed of common equity, undivided profits, minority interests in the equity accounts of consolidated subsidiaries, qualifying noncumulative perpetual preferred stock, and a limited amount of cumulative perpetual preferred stock, less goodwill and certain other intangible assets ("Tier 1 Capital"). The remainder may consist of certain subordinated debt, certain hybrid capital instruments and other qualifying preferred stock, and a limited amount of loan loss reserves ("Tier 2 Capital"). At September 30, 1998, Regions' consolidated Total Capital Ratio was 11.84% and its Tier 1 Capital Ratio (i.e., the ratio of Tier 1 Capital to risk-weighted assets) was 10.64%, and Arkansas Banking Company's consolidated Total Capital Ratio was 8.13% and its Tier 1 Capital Ratio was 6.58%.

In addition, the Federal Reserve Board has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum ratio of Tier 1 Capital to average assets, less goodwill and certain other intangible assets (the "Leverage Ratio"), of 3.0% for bank holding companies that meet certain specified criteria, including having the highest regulatory rating. All other bank holding companies generally are required to maintain an additional cushion of 100 to 200 basis points above the stated minimums. The guidelines also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the Federal Reserve Board has indicated that it will consider a "tangible Tier 1 Capital leverage ratio" (deducting all intangibles) and other indicators of capital strength in evaluating proposals for expansion or new activities. At September 30, 1998 Regions' Leverage Ratio was 7.84% and Arkansas Banking Company's Leverage Ratio was 6.61%.

Each of Regions' and Arkansas Banking Company's subsidiary depository institutions is subject to risk-based and leverage capital requirements adopted by its federal banking regulator, which are substantially similar to those adopted by the Federal Reserve Board. Each of the subsidiary depository institutions was in compliance with applicable minimum capital requirements as of September 30, 1998. Neither Regions, Arkansas Banking Company, nor any of their subsidiary depository institutions has been advised by any federal banking agency of any specific minimum capital ratio requirement applicable to it.

Failure to meet capital guidelines could subject a bank or thrift institution to a variety of enforcement remedies, including issuance of a capital directive, the termination of deposit insurance by the FDIC, a prohibition on the taking of brokered deposits, and to certain other restrictions on its business. As described below, substantial additional restrictions can be imposed upon FDIC-insured depository institutions that fail to meet applicable capital requirements. See "--Prompt Corrective Action."

The Federal Reserve Board, the Comptroller of the Currency, and the FDIC also have adopted regulations requiring regulators to consider interest rate risk (when the interest rate sensitivity of an institution's assets does not match the sensitivity of its liabilities or its off-balance-sheet position) in the evaluation of a bank's capital adequacy. The bank regulatory agencies' methodology for evaluating interest rate risk requires banks with excessive interest rate risk exposure to hold additional amounts of capital against such exposures.

PROMPT CORRECTIVE ACTION

Current federal law establishes a system of prompt corrective action to resolve the problems of undercapitalized institutions. Under this system the federal banking regulators have established five capital categories ("well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized") and must take certain mandatory supervisory actions, and are authorized to take other discretionary actions, with respect to institutions in the three undercapitalized categories, the severity of which will depend upon the capital category in which the institution is placed. Generally, subject to a narrow exception, current federal law requires the banking regulator to appoint a receiver or conservator for an institution that is critically undercapitalized.

Under the final agency rules implementing the prompt corrective action provisions, an institution that (i) has a Total Capital Ratio of 10% or greater, a Tier 1 Capital Ratio of 6.0% or greater, and a Leverage Ratio of 5.0% or greater and (ii) is not subject to any written agreement, order, capital directive, or prompt corrective action directive issued by the appropriate federal banking agency is deemed to be "well capitalized." An institution with a Total Capital Ratio of 8.0% or greater, a Tier 1 Capital Ratio of 4.0% or greater, and a Leverage Ratio of 4.0% or greater is considered to be "adequately capitalized." A depository institution that has a Total Capital Ratio of less than 8.0%, a Tier 1 Capital Ratio of less than 4.0%, or a Leverage Ratio of less than 4.0% is considered to be "undercapitalized." A depository institution that has a Total Capital Ratio of less than 6.0%, a Tier 1 Capital Ratio of less than 3.0%, or a Leverage Ratio of less than 3.0% is considered to be "significantly undercapitalized," and an institution that has a tangible equity capital to assets ratio equal to or less than 2.0% is deemed to be "critically undercapitalized." For purposes of the regulation, the term "tangible equity" includes core capital elements counted as Tier 1 Capital for purposes of the risk-based capital standards plus the amount of outstanding cumulative perpetual preferred stock (including related surplus), minus all intangible assets with certain exceptions. A depository institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives an unsatisfactory examination rating.

An institution that is categorized as undercapitalized, significantly undercapitalized, or critically undercapitalized is required to submit an acceptable capital restoration plan to its appropriate federal banking agency. A bank holding company must guarantee that a subsidiary depository institution meet its capital restoration plan, subject to certain limitations. The obligation of a controlling bank holding company to fund a capital restoration plan is limited to the lesser of 5.0% of an undercapitalized subsidiary's assets or the amount required to meet regulatory capital requirements. An undercapitalized institution is also generally prohibited from increasing its average total assets, making acquisitions, establishing any branches, or engaging in any new line of business, except in accordance with an accepted capital restoration plan or with the approval of the FDIC. In addition, the appropriate federal banking agency is given authority with respect to any undercapitalized depository institution to take any of the actions it is required to or may take with respect to a significantly undercapitalized institution as described below if it determines "that those actions are necessary to carry out the purpose" of the law.

At September 30, 1998, all of the subsidiary depository institutions of Regions and Arkansas Banking Company had the requisite capital levels to qualify as well capitalized.

FDIC INSURANCE ASSESSMENTS

The FDIC currently uses risk-based assessment system for insured depository institutions that takes into account the risks attributable to different categories and concentrations of assets and liabilities. The risk-based assessment system, which went into effect on January 1, 1994, assigns an institution to one of three capital categories: (i) well capitalized; (ii) adequately capitalized; and (iii) undercapitalized. These three categories are substantially similar to the prompt corrective action categories described above, with the "undercapitalized" category including institutions that are undercapitalized, significantly undercapitalized, and critically undercapitalized for prompt corrective action purposes. An institution is also assigned by the FDIC to one of three supervisory subgroups within each capital group. The supervisory subgroup to which an institution is assigned is based on a supervisory evaluation provided to the FDIC by the institution's primary federal regulator and information which the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance funds (which may include, if applicable, information provided by the institution's state supervisor). An institution's insurance assessment rate is then determined based on the capital category and supervisory category to which it is assigned. Under the final risk-based assessment system, there are nine assessment risk classifications (i.e., combinations of capital groups and supervisory subgroups) to which different assessment rates are applied.

Under the Federal Deposit Insurance Act, insurance of deposits may be terminated by the FDIC upon a finding that the institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order, or condition imposed by the FDIC.

                       DESCRIPTION OF REGIONS COMMON STOCK


Regions is authorized to issue 500,000,000 shares of Regions common stock, of which 221,305,715 shares were issued and 220,454,127 shares were outstanding at December 31, 1998, and 5,000,000 shares of preferred stock, none of which are outstanding. No other class of stock is authorized.


Holders of Regions common stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor. The ability of Regions to pay dividends is affected by the ability of its subsidiary institutions to pay dividends, which is limited by applicable regulatory requirements and capital guidelines. At September 30, 1998, under such requirements and guidelines, Regions' subsidiary institutions had $252 million of undivided profits legally available for the payment of dividends. See "Supervision and Regulation--Payment of Dividends."

For a further description of Regions common stock, see "Effect of the Merger on Rights of Stockholders."


                              STOCKHOLDER PROPOSALS

Regions expects to hold its next annual meeting of stockholders after the proposed merger during May 1999. Under SEC rules, proposals of Regions stockholders intended to be presented at that meeting must be received by Regions at its principal executive offices within a reasonable time prior to the mailing of Regions' 1999 annual meeting proxy statement, for consideration by Regions for possible inclusion in such proxy statement.

                                     EXPERTS

Ernst & Young LLP, independent auditors, have audited Regions' consolidated financial statements (and schedules) and supplemental consolidated financial statements (and schedules) included in Regions' Annual Report on Form 10-K for the year ended December 31, 1997 and in its Current Report on Form 8-K dated as of November 6, 1998, as set forth in their reports, which are incorporated in this Proxy Statement-Prospectus by reference. Regions' financial statements are incorporated by reference in reliance on their reports, given on their authority as experts in accounting and auditing.

The consolidated financial statements of Arkansas Banking Company, included in this Registration Statement, have been audited by Jones & Company, Ltd., independent auditors, for the periods indicated in their report thereon which is included herein. The financial statements audited by Jones & Company, Ltd. have been included herein in reliance on their report given on their authority as experts in accounting and auditing.


                                    OPINIONS


The legality of the shares of Regions common stock to be issued in the proposed merger will be passed upon by Lange, Simpson, Robinson & Somerville LLP, Birmingham, Alabama. Henry E. Simpson, partner in the law firm of Lange, Simpson, Robinson & Somerville LLP, is a member of the Board of Directors of Regions. As of January 12, 1999, attorneys in the law firm of Lange, Simpson, Robinson & Somerville LLP owned an aggregate of 238,236 shares of Regions common stock.


Certain tax consequences of the transaction have been passed upon by Alston & Bird LLP, Atlanta, Georgia.

                       WHERE YOU CAN FIND MORE INFORMATION

Regions files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that Regions files with the SEC at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. These filings are also available at the Internet world wide web site maintained by the SEC at "http://www.sec.gov."

Regions filed a Registration Statement on Form S-4 (the "Registration Statement") to register with the SEC the Regions common stock to be issued to Arkansas Banking Company stockholders in the proposed merger. This Proxy Statement-Prospectus is a part of that Registration Statement and constitutes a Prospectus of Regions. As allowed by SEC rules, this Proxy Statement-Prospectus does not contain all the information you can find in Regions' Registration Statement or the exhibits to that Registration Statement.

SEC regulations allow Regions to "incorporate by reference" information into this Proxy Statement-Prospectus, which means that Regions can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered part of this Proxy Statement-Prospectus, except for any information superseded by information contained directly in this Proxy Statement-Prospectus or in later filed documents incorporated by reference in this Proxy Statement-Prospectus.

This Proxy Statement-Prospectus incorporates by reference the documents set forth below that Regions has previously filed with the SEC. These documents contain important information about Regions and its finances. Some of these filings have been amended by later filings, which are also listed.

REGIONS SEC FILINGS (FILE NO. 0-6159)                         PERIOD/AS OF DATE

Annual Report on Form 10-K                                    Year ended December 31, 1997
Quarterly Reports on Form 10-Q                                Quarters ended March 31, June 30,
                                                              and September 30, 1998
Current Reports on Form 8-K                                   February 8, 1998, July 31, 1998, and
                                                              November 6, 1998

Regions also incorporates by reference additional documents that may be filed with the SEC between the date of this Proxy Statement-Prospectus and the consummation of the proposed merger or the termination of the merger agreement. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

Regions has supplied all information contained or incorporated by reference in this Proxy Statement-Prospectus relating to Regions, and Arkansas Banking Company has supplied all such information relating to Arkansas Banking Company.

If you are a stockholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through Regions, the SEC or the SEC's Internet web site as described above.

Documents incorporated by reference are available from Regions without charge, excluding all exhibits, except that if Regions has specifically incorporated by reference an exhibit in this Proxy Statement-Prospectus, the exhibit will also be available without charge. Stockholders may obtain documents incorporated by reference in this Proxy Statement-Prospectus by requesting them in writing or by telephone from Regions at the following address:

           Regions Financial Corporation
           417 North 20th Street
           Birmingham, AL   35203

           Attention: Shareholder Relations

           Telephone: (205) 326-7090


You should rely only on the information contained or incorporated by reference in this Proxy Statement-Prospectus. We have not authorized anyone to provide you with information that is different from what is contained in this Proxy Statement-Prospectus. This Proxy Statement-Prospectus is dated _______ 1999. You should not assume that the information contained in this Proxy Statement-Prospectus is accurate as of any date other than that date. Neither the mailing of this Proxy Statement-Prospectus to stockholders nor the issuance of Regions common stock in the proposed merger creates any implication to the contrary.

             INDEX TO ARKANSAS BANKING COMPANY FINANCIAL STATEMENTS

Report of Independent Auditors..............................   F-2
Consolidated Statements of Financial Condition as of
  December 31, 1997 and 1996................................   F-3
Consolidated Statements of Income for the Years Ended
  December 31, 1997, 1996, and 1995.........................   F-4
Consolidated Statements of Stockholders' Equity for the
  Years Ended December 31, 1997, 1996, and 1995.............   F-5
Consolidated Statements of Cash Flows for the Years Ended
  December 31, 1997, 1996, and 1995.........................   F-6
Notes to Consolidated Financial Statements..................   F-7
Consolidated Statements of Financial Condition as of
  September 30, 1998 and 1997 (Unaudited)...................  F-18
Consolidated Statements of Income for the Nine Months Ended
  September 30, 1998 and 1997 (Unaudited)...................  F-19
Consolidated Statements of Changes in Stockholders' Equity
  for the Nine Months Ended September 30, 1998 and 1997
  (Unaudited)...............................................  F-20
Consolidated Statements of Cash Flows for the Nine Months
  Ended September 30, 1998 and 1997 (Unaudited).............  F-21
Consolidated Statements of Comprehensive Income for the Nine
  Months Ended September 30, 1998 and 1997 (Unaudited)......  F-22
Notes to Unaudited Consolidated Interim Financial
  Statements................................................  F-23

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Arkansas Banking Company

We have audited the accompanying consolidated statements of financial condition of Arkansas Banking Company and Subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the three years ended December 31, 1997. These financial statements are the responsibility of the management of Arkansas Banking Company and Subsidiaries. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Arkansas Banking Company as of December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for the three years ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          /s/ JONES & COMPANY, LTD.

February 13, 1998

                   ARKANSAS BANKING COMPANY AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                           DECEMBER 31, 1997 AND 1996

                                     ASSETS

                                                          1997           1996
                                                      ------------   ------------
Cash and due from banks.............................  $ 12,709,885   $ 10,318,183
Federal funds sold..................................    11,805,000     15,375,000
Investment securities...............................    67,596,342     68,863,031
Loans, net..........................................   211,572,087    164,824,490
Premises and equipment, net.........................     8,418,383      8,026,160
Accrued interest receivable.........................     4,007,277      3,065,202
Intangible assets...................................     3,000,662      3,351,488
Other assets........................................     1,507,966      1,051,245
                                                      ------------   ------------
          Total Assets..............................  $320,617,602   $274,874,799
                                                      ============   ============
                      LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
  Non-interest bearing..............................  $ 37,805,097   $ 35,773,385
  Interest bearing..................................   251,271,668    211,681,966
                                                      ------------   ------------
                                                       289,076,765    247,455,351
Long term debt......................................     5,310,000      5,570,000
Accrued interest payable............................     1,582,950      1,284,887
Other liabilities...................................     1,601,156      1,210,476
                                                      ------------   ------------
          Total liabilities.........................   297,570,871    255,520,714
                                                      ------------   ------------
Stockholders' equity
  Common stock, $.01 par value:.....................         5,897          5,838
     Authorized 10,000,000 shares
     Issued 589,745 shares (1997) and 583,769 shares
       (1996)
  Additional paid in capital........................    16,299,178     16,118,896
  Retained earnings.................................     6,955,897      3,530,876
  Treasury stock -- 2,765 shares (1997) and 1,665
     shares (1996)..................................       (78,746)       (47,462)
                                                      ------------   ------------
                                                        23,182,226     19,608,148
          Net unrealized loss on securities
             available for sale, net of deferred tax
             assets of $69,800 (1997) and $130,881
             (1996).................................      (135,495)      (254,063)
                                                      ------------   ------------
                                                        23,046,731     19,354,085
                                                      ------------   ------------
          Total Liabilities and Stockholders'
             Equity.................................  $320,617,602   $274,874,799
                                                      ============   ============

                            See accompanying notes.

                   ARKANSAS BANKING COMPANY AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                               1997          1996          1995
                                            -----------   -----------   -----------
INTEREST INCOME
Interest and fees on loans................  $18,117,601   $14,028,808   $ 9,211,742
Federal funds sold........................      660,696       633,604       419,097
INVESTMENT SECURITIES
Taxable...................................    3,998,084     3,321,829     4,407,698
Tax-exempt................................      144,410       111,669       136,201
Other.....................................          403            --        42,908
                                            -----------   -----------   -----------
                                             22,921,194    18,095,910    14,217,646
INTEREST EXPENSE
Deposits..................................   11,340,445     8,366,294     7,418,241
Other borrowings..........................      535,125       378,504       290,859
                                            -----------   -----------   -----------
                                             11,875,570     8,744,798     7,709,100
                                            -----------   -----------   -----------
          Net interest income.............   11,045,624     9,351,112     6,508,546
Provision for loan losses.................      582,534       665,012       532,313
                                            -----------   -----------   -----------
          Net interest income after
             provisions for loan losses...   10,463,090     8,686,100     5,976,233
OTHER INCOME
Service charges on deposit accounts.......    2,169,145     1,880,375     1,245,358
Other service charges and fees............      118,009        91,638        74,876
Other.....................................      460,459       314,153       518,067
                                            -----------   -----------   -----------
                                              2,747,613     2,286,166     1,838,301
OTHER EXPENSES
Salaries and benefits.....................    4,173,760     3,681,038     3,086,609
Occupancy expense.........................      644,158       539,220       423,279
Furniture and equipment expense...........      626,349       568,503       503,847
Supplies and printing.....................      274,369       256,261       206,570
Postage and courier.......................      244,637       220,398       185,983
Service fees..............................      244,937       774,439       383,808
Data processing expense...................       48,215        35,883        41,704
Marketing expense.........................      485,420       241,617       178,562
Amortization..............................      350,827       299,719       261,453
Other.....................................      906,039       817,726       600,115
                                            -----------   -----------   -----------
                                              7,998,710     7,434,804     5,871,930
                                            -----------   -----------   -----------
          Income before income taxes......    5,211,993     3,537,462     1,942,604
INCOME TAX EXPENSE........................    1,786,972     1,271,531       677,660
                                            -----------   -----------   -----------
          Net income......................  $ 3,425,021   $ 2,265,931   $ 1,264,944
                                            ===========   ===========   ===========
Earnings per share........................  $      5.86   $      3.89   $      2.17
                                            ===========   ===========   ===========
Earnings per share -- diluted.............  $      5.86   $      3.89   $      2.17
                                            ===========   ===========   ===========
Weighted average shares outstanding.......      584,588       582,290       583,449
                                            ===========   ===========   ===========
Weighted average shares
  outstanding -- diluted..................      584,588       582,290       583,449
                                            ===========   ===========   ===========

                            See accompanying notes.

                   ARKANSAS BANKING COMPANY AND SUBSIDIARIES

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                                        NET
                                                                     UNREALIZED
                                                                      LOSS ON
                                        ADDITIONAL                   SECURITIES
                               COMMON     PAID IN      RETAINED      AVAILABLE      TREASURY
                               STOCK      CAPITAL      EARNINGS       FOR SALE       STOCK        TOTAL
                               ------   -----------   ----------   --------------   --------   -----------
Issuance of 583,449 shares of
  Common Stock...............  $5,834   $16,109,972   $       --    $(1,427,222)    $     --   $14,688,584
Net income for the year ended
  December 31, 1995..........                          1,264,945                                 1,264,945
Change in unrealized
  depreciation on
  available-for-sale
  securities.................                                         1,198,258                  1,198,258
                               ------   -----------   ----------    -----------     --------   -----------
BALANCES
  December 31, 1995..........  5,834     16,109,972    1,264,945       (228,964)          --    17,151,787
  Issuance of 320 shares of
    Common Stock.............      4          8,924           --             --                      8,928
  Purchase of 1,665 shares of
    treasury stock...........                                                        (47,462)      (47,462)
  Net income for the year
    ended December 31,
    1996.....................                          2,265,931                                 2,265,931
  Change in unrealized
    depreciation on
    available-for-sale
    securities...............                                           (25,099)                   (25,099)
                               ------   -----------   ----------    -----------     --------   -----------
BALANCES
  December 31, 1996..........  5,838     16,118,896    3,530,876       (254,063)     (47,462)   19,354,085
  Issuance of 5,976 shares of
    Common Stock.............     59        180,282                                                180,341
  Purchase of 1,100 shares of
    treasury stock...........                                                        (31,284)      (31,284)
  Net income for the year
    ended December 31,
    1997.....................                          3,425,021                                 3,425,021
  Change in unrealized
    depreciation on
    available-for-sale
    securities...............                                           118,568                    118,568
                               ------   -----------   ----------    -----------     --------   -----------
BALANCES
  December 31, 1997..........  $5,897   $16,299,178   $6,955,897    $  (135,495)    $(78,746)  $23,046,731
                               ======   ===========   ==========    ===========     ========   ===========
  Tangible book value per
    common share:
    December 31, 1997........  $33.99
    December 31, 1996........  $27.41
    December 31, 1995........  $24.88

                            See accompanying notes.

                   ARKANSAS BANKING COMPANY AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                 1997           1996           1995
                                             ------------   ------------   ------------
OPERATING ACTIVITIES
Net income.................................  $  3,425,021   $  2,265,931   $  1,264,945
Adjustments to reconcile net income to net
  cash provided by operating activities:
  Depreciation and amortization............       986,916        857,587        713,638
  Amortization of investment securities
     premiums and accretion of discounts,
     net...................................        71,454         30,723         17,708
  Provision for loan losses................       582,534        665,012        532,313
  Changes in assets and liabilities:
     Accrued interest receivable...........      (942,075)      (245,008)      (552,247)
     Other assets..........................      (615,494)      (420,310)       181,435
     Accrued interest payable..............       298,063        443,830        188,035
     Other liabilities.....................       563,515        652,328         52,464
                                             ------------   ------------   ------------
          Net cash provided by operating
            activities.....................     4,369,934      4,250,093      2,398,291
INVESTING ACTIVITIES
Net (increase) decrease in federal funds
  sold.....................................     3,570,000     (5,475,000)     1,200,000
Proceeds from sales and maturities of
  investment securities....................    28,420,000     32,573,000     45,116,382
Purchase of investment securities..........   (27,106,195)   (36,773,928)   (15,171,505)
Net increase in loans......................   (47,330,130)   (47,384,760)   (34,455,968)
Purchases of premises and equipment........    (1,102,923)    (2,098,696)    (1,348,733)
(Increase) or decrease in intangible
  assets...................................            --     (1,014,649)        (7,630)
Other......................................        60,546             --             --
                                             ------------   ------------   ------------
          Net cash used in investing
            activities.....................   (43,488,702)   (60,174,033)    (4,667,454)
FINANCING ACTIVITIES
Net increase in deposits...................    41,621,413     54,697,920   $  3,437,358
Stock issued...............................       180,341          8,928             --
Purchase of treasury stock.................       (31,284)       (47,462)            --
Loan proceeds..............................            --      3,000,000             --
Payments on long term debt.................      (260,000)      (130,000)    (2,946,637)
                                             ------------   ------------   ------------
          Net cash provided by financing
            activities.....................    41,510,470     57,529,386        490,721
Net increase (decrease) in cash............     2,391,702      1,605,446     (1,778,442)
Balance -- January 1.......................    10,318,183      8,712,737     10,491,179
                                             ------------   ------------   ------------
Balance -- December 31.....................  $ 12,709,885   $ 10,318,183   $  8,712,737
                                             ============   ============   ============
SUPPLEMENTAL DISCLOSURES
Cash paid for:
  Interest.................................  $ 11,875,570   $  8,446,735   $  7,521,065
  Income taxes.............................     1,789,811      1,254,026        419,000
NON-CASH TRANSACTIONS
  Transfers from loans to other real
     estate................................        53,184         99,830        282,258
  Unrealized gains or (losses) in
     securities available for sale (net of
     tax effect)...........................      (130,285)       (25,099)     1,198,258

                            See accompanying notes.

                   ARKANSAS BANKING COMPANY AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1997

NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION

A. ORGANIZATION

Arkansas Banking Company (the Company) was organized on December 22, 1994 as a bank holding company. The company has the following wholly-owned subsidiaries as of December 31, 1997: The Arkansas Bank (Jonesboro), The Arkansas Bank (Walnut Ridge), Planters Bank (Osceola), The Arkansas Bank (Batesville), and Business Support, Ltd. (BSL). The acquisition of Jonesboro, Walnut Ridge and Osceola was completed in early 1995 as an exchange of common stock. The Company exchanged 240,638 shares, 198,787 shares and 144,024 shares of its common stock to the stockholders of Jonesboro, Walnut Ridge and Osceola, respectively for all of the outstanding common stock of the bank subsidiaries. Business Support, Ltd. was formed June 30, 1994 by the bank subsidiaries as a service corporation to provide data processing services to the banks. The Company acquired Batesville in a cash transaction effective August 9, 1996.

B. PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the Company's wholly-owned subsidiaries described above. All intercompany transactions and balances have been eliminated.

C. NATURE OF OPERATIONS

The four bank subsidiaries are full service banks. All except Batesville are state-chartered banks and subject to the regulation of the Arkansas State Bank Department and the Federal Deposit Insurance Corporation (FDIC). Batesville is federally-chartered, and is subject to the regulation of the Office of the Comptroller of the Currency and the FDIC.

D. ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

E. CASH AND CASH EQUIVALENTS

For the purpose of presentation in the statement of cash flows, cash and cash equivalents are defined as those amounts included in the balance sheet caption "Cash and due from banks."

F. INVESTMENT SECURITIES

The Company has adopted the provisions of Statement of Financial Accounting Standards No. 115 Accounting for Certain Investments in Debt and Equity Securities (SFAS 115).

                   ARKANSAS BANKING COMPANY AND SUBSIDIARIES

SFAS 115 requires the classification of a bank's investment securities portfolio into three categories: Held to maturity, available for sale and trading. The bank subsidiaries have classified all investment securities as available for sale. The available for sale portfolio is stated at market value with unrealized gains and losses reported as a separate element of stockholders' equity, net of income tax effect.

Gains and losses on sales of securities are recognized when realized on a specific identification basis. Premiums and discounts are amortized and accreted into income using the level yield method.

G. LOANS AND THE ALLOWANCE FOR LOAN LOSSES


Loans are stated at the principal amount outstanding, reduced by unearned discount and an allowance for loan losses. Unearned discount on installment loans is recognized as income over the life of the loans using the interest method. Interest on other loans is calculated by using the simple interest method on daily balances of the principal amounts outstanding. The allowance for loan losses is established through a provision for loan losses charged to operations. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance for loan losses is maintained at a level that management believes will be adequate to absorb losses inherent in the existing loan portfolio, based on evaluations of collectibility and prior loss experience. These evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, loan concentrations, review of specific problem loans, and current economic conditions that may affect the borrowers' ability to pay. Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that collection of interest is doubtful.


H. OTHER REAL ESTATE

Other real estate, acquired through partial or total satisfaction of loans, is carried at the lower of cost or fair market value. At the date of acquisition, losses are charged to the allowance for loan losses, and subsequent write downs are charged to operations in the period they are incurred.

I. PROPERTY AND EQUIPMENT

Property and equipment are stated at cost less accumulated depreciation. The provision for depreciation is computed by the straight-line and declining balance methods over the useful lives of the related assets.

Expenditures for maintenance and repairs are charged to operations, and the expenditures for major replacements and betterments are added to the property and equipment accounts. The cost and accumulated depreciation of property and equipment retired or sold are eliminated from the property accounts at the time of the retirement or sale and the resulting gain or loss is reflected in current operations.

                   ARKANSAS BANKING COMPANY AND SUBSIDIARIES

J. INTANGIBLE ASSETS

Intangible assets consist primarily of purchased core deposit premiums and goodwill, and are being amortized on a straight-line basis over 15 years.

K. INCOME TAXES

The provision for income taxes is based on taxes payable or refundable for the current year (after exclusion of non-taxable income such as interest on state and municipal securities) and deferred taxes on temporary differences between the amount of taxable and pretax financial income and between the tax bases of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax asset and liabilities are expected to be realized or settled as prescribed in Statement of Financial Accounting Standards No. 109 Accounting for Income Taxes. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the current provision for income taxes.

L. EARNINGS PER SHARE

Earnings per share of common stock is computed by dividing net income by the weighted average number of shares of common stock outstanding during the year.

NOTE 2.  ACQUISITIONS

On August 9, 1996 the Company acquired all of the outstanding common stock of Mercantile Bank of Batesville, N.A. (MBB). As of the acquisition date, MBB had approximately $39.3 million in assets, $13.5 million in loans, and $36.1 million in deposits. This transaction was accounted for as a purchase, and accordingly, the results of operations were consolidated with those of the Company from the date of acquisition. The assets and liabilities of MBB were adjusted to fair value at the purchase date, resulting in an excess cost over fair value of $787,982, which is being amortized over 15 years. MBB was renamed The Arkansas Bank (Batesville) after the acquisition was complete.

                   ARKANSAS BANKING COMPANY AND SUBSIDIARIES

NOTE 3.  INVESTMENT SECURITIES

The amortized cost and estimated market values of investment securities at December 31, 1997 and 1996 are as follows:

December 31, 1997:

                                                    GROSS        GROSS       ESTIMATED
                                     AMORTIZED    UNREALIZED   UNREALIZED     MARKET
                                       COST         GAINS        LOSSES        VALUE
                                    -----------   ----------   ----------   -----------
U.S. Treasury Obligations.........  $ 4,001,279    $ 13,101     $    -0-    $ 4,014,380
U.S. Agency Obligations...........   59,535,687      83,607      311,406     59,307,888
Mortgage Backed Securities........      304,346       1,466        1,719        304,093
State and Municipal Obligations...    3,122,991      24,496       12,584      3,134,903
Other Obligations.................      829,440       5,637          -0-        835,077
                                    -----------    --------     --------    -----------
                                    $67,793,743    $128,307     $325,709    $67,596,341
                                    ===========    ========     ========    ===========

December 31, 1996:

                                                    GROSS        GROSS       ESTIMATED
                                     AMORTIZED    UNREALIZED   UNREALIZED     MARKET
                                       COST         GAINS        LOSSES        VALUE
                                    -----------   ----------   ----------   -----------
U.S. Treasury Obligations.........  $ 5,409,119    $  8,216     $  1,907    $ 5,415,428
U.S. Agency Obligations...........   59,484,207     106,231      507,593     59,083,845
Mortgage Backed Securities........    1,086,667       7,296        5,641      1,088,322
State and Municipal Obligations...    3,266,982      39,603       31,149      3,275,436
                                    -----------    --------     --------    -----------
                                    $69,247,975    $161,346     $546,290    $68,863,031
                                    ===========    ========     ========    ===========

The amortized cost and estimated market value of debt securities at December 31, 1997 and 1996, by contractual maturities, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

December 31, 1997:

                                                                       ESTIMATED
                                                         AMORTIZED      MARKET
                                                           COST          VALUE
                                                        -----------   -----------
Due in one year or less...............................  $12,492,656   $12,480,446
Due after one through five years......................   52,902,614    52,775,248
Due after five through ten years......................    2,190,000     2,130,002
Due after ten years...................................      208,473       210,645
                                                        -----------   -----------
                                                        $67,793,743   $67,596,341
                                                        ===========   ===========

                   ARKANSAS BANKING COMPANY AND SUBSIDIARIES

December 31, 1996:

                                                                       ESTIMATED
                                                         AMORTIZED      MARKET
                                                           COST          VALUE
                                                        -----------   -----------
Due in one year or less...............................  $32,183,943   $32,070,006
Due after one through five years......................   33,245,936    33,040,937
Due after five through ten years......................    1,292,381     1,293,959
Due after ten years...................................    2,525,715     2,458,129
                                                        -----------   -----------
                                                        $69,247,975   $68,863,031
                                                        ===========   ===========

Proceeds from the sale of debt securities, gross realized gains, gross realized losses, and the related income taxes on net realized gains were as follows:

                                                           1997          1996
                                                        -----------   -----------
Proceeds from sales...................................  $28,420,000   $32,573,000
Gross realized gains..................................      128,307       155,462
Gross realized losses.................................      325,709       546,290
Applicable income tax on net realized gains...........      (67,117)     (132,882)

At December 31, 1997 and 1996, investment securities with carrying values of approximately $40,836,000 and $36,449,000 were pledged as collateral to secure public deposits and for other purposes.

NOTE 4.  LOANS

The components of loans in the consolidated balance sheets are as follows:

                                                          1997           1996
                                                      ------------   ------------
Commercial loans....................................  $ 27,779,233   $ 16,879,956
Installment loans...................................    27,640,043     22,239,332
Real estate loans:
  Residential.......................................    63,326,296     54,438,715
  Developmental.....................................    10,749,035      6,344,683
  Farm land.........................................    20,652,277     16,309,952
  Other.............................................    32,774,780     31,168,614
Other agricultural loans............................    26,623,511     17,028,413
Other loans.........................................     4,335,118      2,338,512
                                                      ------------   ------------
                                                       213,880,293    166,748,177
Less allowance for losses...........................     2,308,207      1,923,687
                                                      ------------   ------------
                                                      $211,572,086   $164,824,490
                                                      ============   ============

                   ARKANSAS BANKING COMPANY AND SUBSIDIARIES

NOTE 5.  ALLOWANCE FOR LOAN LOSSES

Changes in the allowance for loan losses were as follows:

                                                             1997         1996
                                                          ----------   ----------
Balances at beginning of year...........................  $1,923,687   $1,308,255
Provision or loan losses................................     582,534      665,012
Recoveries..............................................      34,612      109,047
Loans charged off.......................................    (232,626)    (392,489)
Increase due to acquisition.............................         -0-      233,862
                                                          ----------   ----------
  Balances at end of year...............................  $2,308,207   $1,923,687
                                                          ==========   ==========

NOTE 6.  PREMISES AND EQUIPMENT

Major classifications of premises and equipment are summarized as follows at December 31, 1997 and 1996:

                                                           1997          1996
                                                        -----------   -----------
Buildings, land and improvements......................  $ 8,775,712   $ 8,203,395
Equipment and furniture...............................    4,168,188     3,864,068
                                                        -----------   -----------
                                                         12,943,900    12,067,463
Less accumulated depreciation.........................    4,525,517     4,041,303
                                                        -----------   -----------
                                                        $ 8,418,383   $ 8,026,160
                                                        ===========   ===========

Depreciation expense included in 1997, 1996 and 1995 operations amounted to $636,090 and $557,868 and $452,185, respectively.

NOTE 7.  DEPOSITS

The following summarizes information on deposits at December 31, 1997 and 1996:

                                                          1997           1996
                                                      ------------   ------------
Non-interest bearing accounts.......................  $ 37,805,097   $ 35,773,384
NOW and money market accounts.......................    62,192,778     51,905,300
Savings accounts....................................    14,600,320     15,020,518
Time deposits, $100,000 and over....................    39,311,545     32,876,195
Other time deposits.................................   135,167,025    111,879,954
                                                      ------------   ------------
                                                      $289,076,765   $247,455,351
                                                      ============   ============

NOTE 8.  LONG-TERM DEBT

In conjunction with the formation of the bank holding company, certain shareholder debt collateralized by stock of bank subsidiaries was assumed by the Company. On January 3, 1995, the company entered into an agreement with a financial institution to borrow $5,648,530 to retire the debt owed by the shareholders. By agreement, this note was

                   ARKANSAS BANKING COMPANY AND SUBSIDIARIES reduced to $2,700,000 by December 31, 1995. A second note was originated in August 1996 to finance the Batesville acquisition. This note, with a face amount of $3,000,000, is due in varying installments through December 31, 1999. Future principal payment requirements for both notes are as follows:

                                                 NOTE #1     NOTE #2       TOTAL
                                                 --------   ----------   ----------
December 31, 1998..............................  $160,000   $  149,000   $  309,000
December 31, 1999..............................   180,000    2,731,000    2,911,000
December 31, 2000..............................   200,000          -0-      200,000
December 31, 2001..............................   230,000          -0-      230,000
December 31, 2002..............................   260,000          -0-      260,000
December 31, 2003..............................   290,000          -0-      290,000
December 31, 2004..............................   330,000          -0-      330,000
December 31, 2005..............................   370,000          -0-      370,000
December 31, 2006..............................   410,000          -0-      410,000

These notes provide for interest to be paid quarterly at variable rates (7.5% at December 31, 1997), and are collateralized by stock of the bank subsidiaries. The loan agreement with the financial institution lender requires the Company and the bank subsidiaries to maintain certain specified financial ratios and to certify compliance with such ratios on a quarterly basis.

NOTE 9.  INCOME TAXES

The provisions for income taxes for the year ended December 31, 1997, 1996 and 1995 include the following components:

                                                    1997         1996        1995
                                                 ----------   ----------   --------
Currently payable..............................  $2,023,297   $1,295,728   $632,641
Deferred.......................................    (236,325)     (37,218)    45,019
                                                 ----------   ----------   --------
                                                 $1,786,972   $1,258,510   $667,660
                                                 ==========   ==========   ========

A reconciliation of income tax expense at the statutory rate to income tax expense at the Company's effective rate is shown below:

                                                    1997         1996        1995
                                                 ----------   ----------   --------
Computed at the statutory rate (34%)...........  $1,772,078   $1,202,737   $660,485
Tax exempt interest income.....................     (54,430)     (33,452)   (46,308)
State income taxes, net........................     101,231       57,866        -0-
Other..........................................     (31,907)      31,359     63,483
                                                 ----------   ----------   --------
Actual provision for income taxes..............  $1,786,972   $1,258,510   $677,660
                                                 ==========   ==========   ========

                   ARKANSAS BANKING COMPANY AND SUBSIDIARIES

The tax effects of each type of significant item that gave rise to deferred taxes are:

                                                    1997         1996        1995
                                                 ----------   ----------   --------
Depreciation...................................  $   16,085   $  (40,047)  $(71,096)
Sales of premises and equipment................      (1,930)        (349)       -0-
Provisions for loan losses.....................    (154,070)     106,912    118,051
Discount accretion on securities...............       9,231        6,082        -0-
Sales and maturities of securities.............     (54,219)     (26,731)    46,257
Write-downs of other real estate...............      (1,020)       3,929     11,219
Amortization of intangibles....................     (41,915)      24,943      9,921
Sales of other real estate.....................      (8,487)     (37,521)    (9,614)
Operating losses...............................         -0-          -0-    (59,719)
                                                 ----------   ----------   --------
                                                 $ (236,325)  $   37,218   $ 45,019
                                                 ==========   ==========   ========

Arkansas Banking Company has not established a valuation allowance for deferred tax assets because the Company believes that they will likely be realized.

NOTE 10.  COMMITMENTS AND CONTINGENT LIABILITIES

The bank subsidiaries are parties to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of their customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the balance sheet. The bank subsidiaries exposure to credit loss in the event of nonperformance by other parties to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual terms of those instruments. The bank subsidiaries use the same credit policies in making commitments and condition obligations as it does for on-balance-sheet instruments. At December 31, 1997 and 1996, the total amounts of financial instruments with off-balance-sheet risk are as follows:

                                                           1997          1996
                                                        -----------   -----------
Commitments to extend credit..........................  $34,299,157   $17,193,078
Standby letters of credit.............................      213,600       162,600

Commitments to extend credit are agreements to lend a customer as long as there are no violations of conditions established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The bank subsidiaries evaluate each customer's credit-worthiness on a case by case basis. The amount of collateral obtained, if deemed necessary by the bank subsidiaries upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties.

                   ARKANSAS BANKING COMPANY AND SUBSIDIARIES

The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Standby letters of credit are conditional commitments issued by the bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support private borrowing arrangements.

NOTE 11.  RELATED PARTY TRANSACTIONS

Directors, officers and principal stockholders of the Company were customers of, and had other transactions with the bank subsidiaries in the ordinary course of business. Loan transactions with directors, officers and principal stockholders were made on substantially the same terms as those prevailing, at the time made, for comparable loans to other persons and did not involve more than normal risk of collectibility or present other unfavorable features. The outstanding balances of borrowings by employees, directors, and stockholders with 5% or greater stock ownership and their affiliates at December 31, 1997 was $4,290,904.

NOTE 12.  CONCENTRATION OF CREDIT RISK

Practically all of the bank subsidiaries' loans, commitments, and commercial and standby letters of credit have been granted to customers in the bank subsidiaries' market areas. All such customers are depositors of the bank subsidiaries. Investment in state and municipal securities also include governmental entities within those market areas. The concentrations of credit by type of loan are set forth in Note 3.

At December 31, 1997 the bank subsidiaries' cash included four commercial bank deposit accounts aggregating $7,620,488 in excess of the Federal Deposit Insurance Corporation limit of $100,000 per institution.

NOTE 13.  EMPLOYEE BENEFIT PLAN

The Company adopted a contributory 401(k) savings plan covering substantially all employees on November 11, 1995. The plan allows eligible employees to contribute up to a fixed percentage of their compensation, with the Company matching a portion of each employee's contribution. The Company's contribution for the year ended December 31, 1997, 1996 and 1995 was $61,324, $56,085 and $10,722, respectively.

NOTE 14.  REGULATORY MATTERS

In accordance with Arkansas state banking laws, certain restrictions exist regarding the ability of the bank subsidiaries to transfer funds to the Company in the form of cash dividends, loans or advances. Under such restrictions, the bank subsidiaries may not, without prior approval of the bank regulatory agencies, declare and pay dividends of more than 75% of net income.

The Company and the bank subsidiaries are also required to maintain sufficient capital to meet minimum capital ratios, as defined by the regulatory agencies. At December 31, 1997 and 1996, the capital ratios of the Company and its subsidiaries exceeded the minimum required amounts.

                   ARKANSAS BANKING COMPANY AND SUBSIDIARIES

NOTE 15.  ARKANSAS BANKING COMPANY (PARENT COMPANY ONLY) FINANCIAL INFORMATION

Balance sheets at December 31, 1997 and 1996:

                                                           1997          1996
                                                        -----------   -----------
ASSETS
  Cash in bank subsidiary.............................  $   773,972   $   553,181
  Receivable from bank subsidiaries...................      689,866        72,510
  Prepaid expenses....................................       40,552        17,089
  Furniture and equipment, net........................       43,150        56,093
  Intangible assets, net..............................        3,052         4,577
  Other investments...................................       50,000        50,000
  Investment in subsidiaries..........................   27,048,414    24,319,630
                                                        -----------   -----------
                                                        $28,649,006   $25,073,080
                                                        ===========   ===========
LIABILITIES
  Long term debt......................................  $ 5,310,000   $ 5,570,000
  Other liabilities...................................      292,276       148,994
                                                        -----------   -----------
          Total Liabilities...........................    5,602,276     5,718,994
Stockholders' Equity..................................   23,046,730    19,354,085
                                                        -----------   -----------
                                                        $28,649,006   $25,073,080
                                                        ===========   ===========

Statements of income for the year ended December 31, 1997, 1996 and 1995:

                                                  1997         1996         1995
                                               ----------   ----------   ----------
Fee income from bank subsidiaries............  $  525,687   $  478,998   $  401,770
                                               ----------   ----------   ----------
EXPENSES
  Salaries and benefits......................     729,033      742,038      512,673
  Interest expense...........................     409,843      284,745      247,834
  Other......................................     105,734      128,937       46,730
                                               ----------   ----------   ----------
                                                1,244,610    1,155,720      807,237
                                               ----------   ----------   ----------
Loss before income taxes and equity in
  undistributed net income of subsidiaries...    (718,923)    (676,722)    (405,467)
Income taxes (benefit).......................    (278,460)    (300,910)    (137,855)
                                               ----------   ----------   ----------
                                                 (440,463)    (375,812)    (267,612)
Equity in undistributed income of
  subsidiaries...............................   3,865,485    2,641,743    1,532,556
                                               ----------   ----------   ----------
  Net income.................................  $3,425,022   $2,265,931   $1,264,944
                                               ==========   ==========   ==========

                   ARKANSAS BANKING COMPANY AND SUBSIDIARIES

Statement of cash flows for the year ended December 31, 1997, 1996 and 1995:

                                               1997          1996          1995
                                            -----------   -----------   -----------
OPERATING ACTIVITIES
  Net income..............................  $ 3,425,022   $ 2,265,931   $ 1,264,944
  Adjustments to reconcile to net cash
     provided by operating activities:
     Equity in undistributed income.......   (3,865,485)   (2,641,743)   (1,532,566)
     Increase in accrued expenses.........      217,290           -0-           -0-
     Other, net...........................       15,855       (44,370)       93,533
                                            -----------   -----------   -----------
  Net cash used by operating activities...     (207,318)     (420,182)     (174,089)
                                            -----------   -----------   -----------
INVESTING ACTIVITIES
  Purchase of bank subsidiary.............          -0-    (4,482,339)          -0-
  Purchases of premises and equipment.....       (1,385)      (33,937)      (37,927)
  Purchase of other investments...........          -0-       (50,000)          -0-
  Increase in receivables from
     subsidiaries.........................     (565,778)          -0-           -0-
  Dividends from subsidiaries.............    1,255,272     1,961,541     3,866,751
                                            -----------   -----------   -----------
  Net cash provided (used) by investing
     activities...........................      688,109    (2,604,735)    3,828,824
                                            -----------   -----------   -----------
FINANCING ACTIVITIES
  Loans proceeds..........................          -0-     3,000,000           -0-
  Payments on long term debt..............     (260,000)     (130,000)   (2,946,637)
                                            -----------   -----------   -----------
  Net cash provided (used) by financing
     activities...........................     (260,000)    2,870,000    (2,946,637)
                                            -----------   -----------   -----------
Increase or (Decrease) in cash............      220,791      (154,917)      708,098
Cash at beginning of year.................      553,181       708,098           -0-
                                            -----------   -----------   -----------
Cash at end of year.......................  $   773,972   $   553,181   $   708,098
                                            ===========   ===========   ===========

The parent company paid $409,843, $284,745 and $247,834 in interest during 1997, 1996 and 1995, respectively.

                   ARKANSAS BANKING COMPANY AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                          SEPTEMBER 30, 1998 AND 1997
                                  (UNAUDITED)

                                                          1998           1997
                                                      ------------   ------------
                                     ASSETS
Cash and due from banks.............................  $ 11,239,925   $ 11,588,100
Federal funds sold..................................     7,664,080      6,629,080
Investment securities...............................    67,687,895     65,532,373
Loans, net..........................................   245,945,214    214,808,989
Premises and equipment, net.........................     8,211,343      8,210,978
Accrued interest receivable.........................     5,063,309      4,253,138
Intangible assets...................................     2,738,000      3,089,174
Other assets........................................     1,711,605      1,281,721
                                                      ------------   ------------
          Total Assets..............................  $350,261,371   $315,393,553
                                                      ============   ============

                      LIABILITIES AND STOCKHOLDERS' EQUITY
DEPOSITS:
  Non-interest bearing..............................  $ 34,069,489   $ 32,590,858
  Interest bearing..................................   277,091,002    245,873,194
                                                      ------------   ------------
                                                       311,160,491    278,464,052
Long term debt......................................     9,061,000     10,215,000
Accrued interest payable............................     1,749,045      1,604,901
Other liabilities...................................     2,294,595      3,043,311
                                                      ------------   ------------
          Total liabilities.........................   324,265,131    293,327,264
                                                      ------------   ------------
STOCKHOLDERS' EQUITY:
  Common stock, $.01 par value:.....................         5,897          5,897
     Authorized 10,000,000 shares
     Issued 589,745 shares (1998 and 1997)
  Additional paid in capital........................    16,299,178     16,299,178
  Retained earnings.................................     9,536,754      5,966,954
  Treasury stock -- 2,765 shares (1998 and 1997)....       (78,746)       (78,746)
                                                      ------------   ------------
                                                        25,763,083     22,193,283
          Net unrealized loss on securities
             available for sale, net of deferred tax
             assets (liabilities) of ($119,700)
             (1998) and $57,528 (1997)..............       233,157       (126,994)
                                                      ------------   ------------
                                                        25,996,240     22,066,289
                                                      ------------   ------------
          TOTAL LIABILITIES AND STOCKHOLDERS'
             EQUITY.................................  $350,261,371   $315,393,553
                                                      ============   ============

      See accompanying notes to interim consolidated financial statements.

                   ARKANSAS BANKING COMPANY AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                   PERIODS ENDED SEPTEMBER 30, 1998 AND 1997
                                  (UNAUDITED)

                                                           1998          1997
                                                        -----------   -----------
INTEREST INCOME:
  Interest and fees on loans..........................  $15,672,246   $13,165,331
  Federal funds sold..................................      653,684       479,002
  Investment securities:
     Taxable..........................................    2,818,378     3,059,441
     Tax-exempt.......................................      142,357       106,182
  Other...............................................           40           367
                                                        -----------   -----------
                                                         19,286,705    16,810,323
INTEREST EXPENSE:
  Deposits............................................    9,786,222     8,238,482
  Other borrowings....................................      357,773       391,849
                                                        -----------   -----------
                                                         10,143,995     8,630,331
                                                        -----------   -----------
Net interest income...................................    9,142,710     8,179,992
Provision for loan losses.............................      423,970       411,034
                                                        -----------   -----------
Net interest income after provisions for loan
  losses..............................................    8,718,740     7,768,958
OTHER INCOME:
  Service charges on deposit accounts.................    1,610,114     1,572,646
  Other service charges and fees......................      123,994        93,109
  Other...............................................      371,866        90,797
                                                        -----------   -----------
                                                          2,105,974     1,756,552
OTHER EXPENSES:
  Salaries and benefits...............................    3,314,739     3,104,884
  Occupancy expense...................................      512,598       470,326
  Furniture and equipment expense.....................      492,323       466,267
  Supplies and printing...............................      159,940       215,764
  Postage and courier.................................      195,433       182,431
  Service fees........................................      193,957        17,301
  Data processing expense.............................       35,107       (91,766)
  Marketing expense...................................      323,963       346,292
  Amortization........................................      262,662       262,314
  Other...............................................      708,944       648,056
                                                        -----------   -----------
                                                          6,199,666     5,621,869
                                                        -----------   -----------
Income before income taxes............................    4,625,048     3,903,641
Income tax expense....................................    1,659,426     1,467,564
                                                        -----------   -----------
          NET INCOME..................................  $ 2,965,622   $ 2,436,077
                                                        ===========   ===========
Earnings per share....................................  $      5.04   $      4.18
                                                        ===========   ===========
Earnings per share -- diluted.........................  $      5.04   $      4.18
                                                        ===========   ===========
Weighted average shares outstanding...................      588,100       583,405
                                                        ===========   ===========
Weighted average shares outstanding -- diluted........      588,100       583,405
                                                        ===========   ===========

      See accompanying notes to interim consolidated financial statements.

                   ARKANSAS BANKING COMPANY AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY
                   PERIODS ENDED SEPTEMBER 30, 1998 AND 1997
                                  (UNAUDITED)

                                                                NET UNREALIZED
                                                                   LOSS ON
                                     ADDITIONAL                   SECURITIES
                            COMMON     PAID IN      RETAINED      AVAILABLE      TREASURY
                            STOCK      CAPITAL      EARNINGS       FOR SALE       STOCK        TOTAL
                            ------   -----------   ----------   --------------   --------   -----------
BALANCES
  January 1, 1997.........  $5,838   $16,118,896   $3,530,877     $(254,063)     $(47,462)  $19,354,086
  Issuance of 5,976 shares
    of Common Stock.......      59       180,282                                                180,341
  Purchase of 1,100 shares
    of treasury stock.....                                                        (31,284)      (31,284)
  Net income for the
    period ended September
    30, 1997..............                          2,436,077                                 2,436,077
  Change in unrealized
    depreciation on
    available-for-sale
    securities............                                          127,070                     127,070
                            ------   -----------   ----------     ---------      --------   -----------
BALANCES
  September 30, 1997......  $5,897   $16,299,178   $5,966,954     $(126,993)     $(78,746)  $22,066,290
                            ======   ===========   ==========     =========      ========   ===========
BALANCES
  January 1, 1998.........  $5,897   $16,299,178   $6,955,896     $(135,495)     $(78,746)  $23,046,730
  Net income for the
    period ended September
    30, 1998..............                          2,965,622                                 2,965,622
  Cash dividends paid.....                           (384,764)                                 (384,764)
  Change in unrealized
    depreciation on
    available-for-sale
    securities............                                          368,652                     368,652
                            ------   -----------   ----------     ---------      --------   -----------
BALANCES
  September 30, 1998......  $5,897   $16,299,178   $9,536,754     $ 233,157      $(78,746)  $25,996,240
                            ======   ===========   ==========     =========      ========   ===========

      See accompanying notes to interim consolidated financial statements.

                   ARKANSAS BANKING COMPANY AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                   PERIODS ENDED SEPTEMBER 30, 1998 AND 1997
                                  (UNAUDITED)

                                                          1998           1997
                                                      ------------   ------------
OPERATING ACTIVITIES:
  Net income........................................  $  2,965,622   $  2,436,077
  Adjustments to reconcile net income to net cash
     provided by operating activities:
     Depreciation and amortization..................       754,013        737,740
     Amortization of investment securities premiums
       and accretion of discounts, net..............           256         63,973
     Provision for loan losses......................       423,970        411,034
     (Gains) or losses on sales of assets...........       (78,750)      (133,759)
     (Gains) or losses on sales of investment
       securities...................................       (19,456)        (1,938)
     Changes in assets and liabilities:
       Accrued interest receivable..................    (1,056,032)    (1,187,936)
       Other assets.................................      (141,732)      (230,477)
       Accrued interest payable.....................       166,095        320,014
       Other liabilities............................       631,531      1,832,835
                                                      ------------   ------------
          Net cash provided by operating
             activities.............................     3,645,517      4,247,563
                                                      ------------   ------------
INVESTING ACTIVITIES:
  Net (increase) decrease in federal funds sold.....     4,140,920      8,745,920
  Proceeds from sales and maturities of investment
     securities.....................................    36,026,194     21,900,000
  Purchase of investment securities.................   (35,580,895)   (18,384,306)
  Net increase in loans.............................   (34,797,097)   (50,395,533)
  Purchases of premises and equipment...............      (205,561)      (526,485)
  (Increase) or decrease in intangible assets.......            --             --
  Other.............................................            --             --
                                                      ------------   ------------
          Net cash used in investing activities.....   (30,416,439)   (38,660,404)
FINANCING ACTIVITIES:
  Net increase in deposits..........................    22,083,726     31,008,701
  Stock issued......................................            --        180,341
  Purchase of treasury stock........................            --        (31,284)
  Dividends paid....................................      (384,764)            --
  Loan proceeds.....................................     3,751,000      4,645,000
  Payments on long term debt........................      (149,000)      (120,000)
                                                      ------------   ------------
          Net cash provided by financing
             activities.............................    25,300,962     35,682,758
Net increase (decrease) in cash.....................    (1,469,960)     1,269,917
Balance -- January 1................................    12,709,885     10,318,183
                                                      ------------   ------------
Balance -- September 30.............................  $ 11,239,925   $ 11,588,100
                                                      ============   ============
SUPPLEMENTAL DISCLOSURES:
  Cash paid for:
     Interest.......................................  $  9,977,900   $  8,310,317
     Income taxes...................................     1,460,425      1,704,754
  NON-CASH TRANSACTIONS:
     Transfers from loans to other real estate......       412,579         17,760
     Unrealized gains or (losses) in securities
       available for sale (net of tax effect).......       368,652        127,071

      See accompanying notes to interim consolidated financial statements.

                    ARKANSAS BANKING COMPANY AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                                  (UNAUDITED)

                                                             NINE MONTHS ENDED
                                                               SEPTEMBER 30,
                                                          -----------------------
                                                             1998         1997
                                                          ----------   ----------
Net income..............................................  $2,965,622   $2,436,077
                                                          ----------   ----------
Other comprehensive income, net of tax:
  Unrealized gains (losses) on securities:
     Unrealized holding gains (losses) arising during
       period...........................................     380,527      128,320
     Less: reclassification adjustment for (gains)
       losses included in net income....................      11,875        1,250
                                                          ----------   ----------
  Other comprehensive income............................     368,652      127,070
                                                          ----------   ----------
Comprehensive Income....................................  $3,334,274   $2,563,147
                                                          ==========   ==========

                   ARKANSAS BANKING COMPANY AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

NOTE 1.  BASIS OF PRESENTATION

The financial statements included the accounts of Arkansas Banking Company.

The financial information furnished herein reflects all adjustments which are, in the opinion of management, necessary to present a fair statement of the results of operations and financial position for the period covered herein. All such adjustments are of a normal recurring nature.

NOTE 2.  AGREEMENT TO MERGE WITH REGIONS

An Agreement and Plan of Merger between Arkansas Banking Company and Regions Financial Corporation was signed on September 25, 1998. The Agreement provides for a merger of the companies in a stock for stock exchange accounted for as a purchase. On the effective date of the merger each share of Arkansas Banking Company stock will be exchanged for 2.85 shares of Regions stock, subject to possible adjustment. The merger is contingent upon regulatory and shareholder approval.

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

                                 BY AND BETWEEN

                            ARKANSAS BANKING COMPANY

                                      AND

                         REGIONS FINANCIAL CORPORATION

                         DATED AS OF SEPTEMBER 25, 1998

                               TABLE OF CONTENTS


                                                                        PAGE
                                                                        ----
Parties...............................................................   A-6
Preamble..............................................................   A-6
ARTICLE 1 -- TRANSACTIONS AND TERMS OF MERGER.........................   A-6
   1.1    Merger......................................................   A-6
   1.2    Time and Place of Closing...................................   A-7
   1.3    Effective Time..............................................   A-7
   1.4    Execution of Support Agreements.............................   A-7
ARTICLE 2 -- TERMS OF MERGER..........................................   A-7
   2.1    Certificate of Incorporation................................   A-7
   2.2    Bylaws......................................................   A-7
   2.3    Directors and Officers......................................   A-7
ARTICLE 3 -- MANNER OF CONVERTING SHARES..............................   A-8
   3.1    Conversion of Shares........................................   A-8
   3.2    Anti-Dilution Provisions....................................   A-8
   3.3    Shares Held by ABC or Regions...............................   A-8
   3.4    Fractional Shares...........................................   A-8
   3.5    Conversion of Stock Rights..................................   A-9
   3.6    Conversion of Stock Rights..................................   A-9
ARTICLE 4 -- EXCHANGE OF SHARES.......................................  A-10
   4.1    Exchange Procedures.........................................  A-10
   4.2    Rights of Former ABC Stockholders...........................  A-10
ARTICLE 5 -- REPRESENTATIONS AND WARRANTIES OF ABC....................  A-11
   5.1    Organization, Standing, and Power...........................  A-11
   5.2    Authority; No Breach By Agreement...........................  A-11
   5.3    Capital Stock...............................................  A-12
   5.4    ABC Subsidiaries............................................  A-13
   5.5    Financial Statements........................................  A-13
   5.6    Absence of Undisclosed Liabilities..........................  A-13
   5.7    Absence of Certain Changes or Events........................
   5.8    Tax Matters.................................................  A-14
   5.9    Assets......................................................  A-15
   5.10   Environmental Matters.......................................  A-15
   5.11   Compliance with Laws........................................  A-16
   5.12   Labor Relations.............................................  A-17
   5.13   Employee Benefit Plans......................................  A-17
   5.14   Material Contracts..........................................  A-19
   5.15   Legal Proceedings...........................................  A-20
   5.16   Reports.....................................................  A-20
   5.17   Statements True and Correct.................................  A-20
   5.18   Accounting, Tax, and Regulatory Matters.....................  A-21
   5.19   State Takeover Laws.........................................  A-21
   5.20   Charter Provisions..........................................  A-21
   5.21   Support Agreements..........................................  A-21
   5.22   Derivatives.................................................  A-21

                                                                        PAGE
                                                                        ----
   5.23   Year 2000...................................................  A-21
   5.24   Status of Stockholders......................................  A-22
ARTICLE 6 -- REPRESENTATIONS AND WARRANTIES OF REGIONS................
   6.1    Organization, Standing, and Power...........................  A-22
   6.2    Authority; No Breach By Agreement...........................  A-22
   6.3    Capital Stock...............................................  A-23
   6.4    Regions Subsidiaries........................................  A-23
   6.5    SEC Filings; Financial Statements...........................  A-24
   6.6    Absence of Undisclosed Liabilities..........................  A-24
   6.7    Absence of Certain Changes or Events........................  A-24
   6.8    Compliance with Laws........................................  A-25
   6.9    Legal Proceedings...........................................  A-25
   6.10   Reports.....................................................  A-25
   6.11   Statements True and Correct.................................  A-25
   6.12   Accounting, Tax, and Regulatory Matters.....................  A-26
   6.13   Derivatives.................................................  A-26
   6.14   Year 2000...................................................  A-26
ARTICLE 7 -- CONDUCT OF BUSINESS PENDING CONSUMMATION.................  A-26
   7.1    Affirmative Covenants of Both Parties.......................  A-26
   7.2    Negative Covenants of ABC...................................  A-27
   7.3    Adverse Changes in Condition................................  A-29
   7.4    Reports.....................................................  A-29
ARTICLE 8 -- ADDITIONAL AGREEMENTS....................................  A-29
   8.1    Proxy Statement; Stockholder Approval.......................  A-29
   8.2    Placement of Shares; Registration...........................  A-29
   8.3    Exchange Listing............................................  A-30
   8.4    Applications................................................  A-30
   8.5    Filings with State Offices..................................  A-30
   8.6    Agreement as to Efforts to Consummate.......................  A-30
   8.7    Investigation and Confidentiality...........................  A-31
   8.8    Press Releases..............................................  A-32
   8.9    Certain Actions.............................................  A-32
   8.10   Accounting and Tax Treatment................................  A-32
   8.11   State Takeover Laws.........................................  A-32
   8.12   Charter Provisions..........................................  A-32
   8.13   Stockholder Agreement.......................................  A-32
   8.14   Agreement of Affiliates.....................................  A-33
   8.15   Employee Benefits and Contracts.............................  A-33
   8.16   Indemnification.............................................  A-33
   8.17   Certain Conditions..........................................  A-34
ARTICLE 9 -- CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE........  A-35
   9.1    Conditions to Obligations of Each Party.....................  A-35
   9.2    Conditions to Obligations of Regions........................  A-36
   9.3    Conditions to Obligations of ABC............................  A-37

                                                                        PAGE
                                                                        ----
ARTICLE 10 -- TERMINATION.............................................  A-38
  10.1    Termination.................................................  A-38
  10.2    Effect of Termination.......................................  A-41
  10.3    Non-Survival of Representations and Covenants...............  A-41
ARTICLE 11 -- MISCELLANEOUS...........................................  A-41
  11.1    Definitions.................................................  A-41
  11.2    Expenses....................................................  A-48
  11.3    Brokers and Finders.........................................  A-48
  11.4    Entire Agreement............................................  A-48
  11.5    Amendments..................................................  A-48
  11.6    Waivers.....................................................  A-49
  11.7    Assignment..................................................  A-49
  11.8    Notices.....................................................  A-49
  11.9    Governing Law...............................................  A-50
  11.10   Counterparts................................................  A-50
  11.11   Captions....................................................  A-50
  11.12   Interpretations.............................................  A-50
  11.13   Enforcement of Agreement....................................  A-50
  11.14   Severability................................................  A-51
Signatures............................................................  A-51

                                LIST OF EXHIBITS

EXHIBIT
NUMBER         DESCRIPTION
-------        -----------
 1.       --   Form of Support Agreement (sec. 1.4).
 2.       --   Form of Affiliate Agreement (sec.sec. 8.13, 9.2(d)).
 3.       --   Form of Claims Letter (sec. 9.2(e)).
 4.       --   Form of opinion of ABC Counsel (sec. 9.2(f)).
 5.       --   Form of opinion of Regions Counsel (sec. 9.3(e)).

                               [EXHIBITS OMITTED]

                          AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of September 25, 1998, by and between ARKANSAS BANKING COMPANY ("ABC"), a corporation organized and existing under the Laws of the State of Arkansas, with its principal office located in Jonesboro, Arkansas; and REGIONS FINANCIAL CORPORATION ("Regions"), a corporation organized and existing under the Laws of the State of Delaware, with its principal office located in Birmingham, Alabama.

                                    PREAMBLE

The Boards of Directors of ABC and Regions are of the opinion that the transactions described herein are in the best interests of the parties to this Agreement and their respective stockholders. This Agreement provides for the acquisition of ABC by Regions pursuant to the merger (the "Merger") of ABC with and into Regions. At the effective time of the Merger, the outstanding shares of the capital stock of ABC shall be converted into shares of the common stock of Regions (except as provided herein). As a result, stockholders of ABC shall become stockholders of Regions, and each of the subsidiaries of ABC shall continue to conduct its business and operations as a subsidiary of Regions. The transactions described in this Agreement are subject to the approvals of the stockholders of ABC, the Board of Governors of the Federal Reserve System, and certain state regulatory authorities and the satisfaction of certain other conditions described in this Agreement. It is the intention of the parties to this Agreement that the Merger (i) for federal income tax purposes shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code, and (ii) for accounting purposes shall qualify for treatment as a pooling of interests.

As a condition and inducement to Regions' willingness to enter into this Agreement, each of ABC's directors is executing and delivering to Regions an agreement (a "Support Agreement"), in substantially the form of Exhibit 1.

Certain terms used in this Agreement are defined in Section 11.1 of this Agreement.

NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the Parties agree as follows:

                                   ARTICLE 1

                        TRANSACTIONS AND TERMS OF MERGER

1.1 Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, ABC shall be merged with and into Regions in accordance with the provisions of Sections 4-27-1107 of the ABCA and with the effect provided in
Section 4-12-1106 of the ABCA and in accordance with Section 252 of the DGCL and with the effect provided in Section 259 of the DGCL (the "Merger"). Regions shall be the Surviving Corporation resulting from the Merger and shall continue to be governed by the Laws of the State of Delaware. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of ABC and Regions.

1.2 Time and Place of Closing. The consummation of the Merger (the "Closing") shall take place at 9:00 A.M. on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:00 A.M.), or at such other time as the Parties, acting through their duly authorized officers, may mutually agree. The place of Closing shall be at such location as may be mutually agreed upon by the Parties.

1.3 Effective Time. The Merger and the other transactions contemplated by this Agreement shall become effective on the date and at the time the Arkansas Articles of Merger reflecting the Merger shall become effective with the Secretary of State of the State of Arkansas and the Delaware Certificate of Merger shall become effective with the Secretary of State of the State of Delaware (the "Effective Time"). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the duly authorized officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur on the last business day of the month in which the last of the following occurs: (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger; and (ii) the date on which the stockholders of ABC approve the matters relating to this Agreement required to be approved by such stockholders by applicable Law; or such later day within 30 days thereof as may be specified by Regions.

1.4 Execution of Support Agreements. Immediately prior to the execution of this Agreement and as a condition hereto, each of the directors of ABC is executing and delivering to Regions a Support Agreement.

                                   ARTICLE 2

                                TERMS OF MERGER

2.1 Certificate of Incorporation. The Certificate of Incorporation of Regions in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation after the Effective Time until otherwise amended or repealed.

2.2 Bylaws. The Bylaws of Regions in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation after the Effective Time until otherwise amended or repealed.

2.3 Directors and Officers. The directors of Regions in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation. The officers of Regions in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation.

                                   ARTICLE 3

                          MANNER OF CONVERTING SHARES

3.1 Conversion of Shares. Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of Regions or ABC, or the stockholders of either of the foregoing, the shares of the constituent corporations shall be converted as follows:

     (a) Each share of Regions Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

     (b) Each share of ABC Common Stock (excluding shares held by any ABC Company or any Regions Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted) issued and outstanding at the Effective Time shall be converted into 2.85 shares of Regions Common Stock (subject to adjustment pursuant to Section 10.1(g) of this Agreement, the "Exchange Ratio").

3.2 Anti-Dilution Provisions. In the event ABC changes the number of shares of ABC Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, or similar transaction with respect to such stock, the Exchange Ratio shall be proportionately adjusted. In the event Regions changes the number of shares of Regions Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, subdivision, reclassification, combination or exchange of shares or similar transaction with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.

3.3 Shares Held by ABC or Regions. Each of the shares of ABC Common Stock held by any ABC Company or by any Regions Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

3.4 Fractional Shares. Notwithstanding any other provision of this Agreement, each holder of shares of ABC Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Regions Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Regions Common Stock multiplied by the market value of one share of Regions Common Stock at the Effective Time.

The market value of one share of Regions Common Stock at the Effective Time shall be the last sale price of Regions Common Stock on the Nasdaq NMS (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source selected by Regions) on the last trading day preceding the Effective Time. No such holder will be entitled to dividends, voting rights, or any other rights as a stockholder in respect of any fractional shares.

3.5 Conversion of Stock Rights.

     (a) At the Effective Time, each award, option, or other right to purchase or acquire shares of ABC Common Stock pursuant to stock options, stock appreciation rights, or stock awards ("ABC Rights") granted by ABC under the ABC Stock Plans, which are outstanding at the Effective Time, whether or not exercisable, shall be converted into and become rights with respect to Regions Common Stock, and Regions shall assume each ABC Right, in accordance with the terms of the ABC Stock Plan and stock option agreement by which it is evidenced, except that from and after the Effective Time,
     (i) Regions and its Compensation Committee shall be substituted for ABC and the Committee of ABC's Board of Directors (including, if applicable, the entire Board of Directors of ABC) administering such ABC Stock Plan, (ii) each ABC Right assumed by Regions may be exercised solely for shares of Regions Common Stock (or cash in the case of stock appreciation rights),
     (iii) the number of shares of Regions Common Stock subject to such ABC Right shall be equal to the number of shares of ABC Common Stock subject to such ABC Right immediately prior to the Effective Time multiplied by the Exchange Ratio, and (iv) the per share exercise price (or similar threshold price, in the case of stock awards) under each such ABC Right shall be adjusted by dividing the per share exercise (or threshold) price under each such ABC Right by the Exchange Ratio and rounding up to the nearest cent. Notwithstanding the provisions of clause (iii) of the preceding sentence, Regions shall not be obligated to issue any fraction of a share of Regions Common Stock upon exercise of ABC Rights and any fraction of a share of Regions Common Stock that otherwise would be subject to a converted ABC Right shall represent the right to receive a cash payment equal to the product of such fraction and the difference between the market value of one share of Regions Common Stock and the per share exercise price of such Right. The market value of one share of Regions Common Stock shall be the average of the high and low sales prices of Regions Common Stock on the Nasdaq NMS (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source selected by Regions) on the last trading day preceding the exercise of such Right. In addition, notwithstanding the provisions of clauses (iii) and (iv) of the first sentence of this Section 3.5, each ABC Right which is an "incentive stock option" shall be adjusted as required by Section 424 of the Internal Revenue Code, so as not to constitute a modification, extension, or renewal of the option, within the meaning of Section 424(h) of the Internal Revenue Code. Regions agrees to take all necessary steps to effectuate the foregoing provisions of this Section 3.5.

     (b) All restrictions or limitations on transfer with respect to ABC Common Stock awarded under the ABC Stock Plans or any other plan, program, or arrangement of any ABC Company, to the extent that such restrictions or limitations shall not have lapsed prior to the Effective Time, and except as otherwise expressly provided in such plan, program, or arrangement, shall remain in full force and effect with respect to shares of Regions Common Stock into which such restricted stock is converted pursuant to
     Section 3.1 of this Agreement.

3.6 Conversion of Stock Rights. Any holder of shares of ABC Common Stock who perfects such holder's dissenters' rights of appraisal in accordance with and as contemplated by Subchapter 13 of the ABCA shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of Law; provided, that no such payment shall be made to any dissenting stockholder unless and until such dissenting

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

stockholder has complied with the applicable provisions of the ABCA and surrendered to ABC the certificate or certificates representing the shares for which payment is being made. In the event that after the Effective Time a dissenting stockholder of ABC fails to perfect, or effectively withdraws or loses, such holder's right to appraisal and of payment for such holder's shares, Regions shall issue and deliver the consideration to which such holder of shares of ABC Common Stock is entitled under this Article 3 (without interest) upon surrender by such holder of the certificate or certificates representing shares of ABC Common Stock held by such holder.

                                   ARTICLE 4

                               EXCHANGE OF SHARES

4.1 Exchange Procedures. Promptly after the Effective Time, Regions and ABC shall cause the exchange agent selected by Regions (the "Exchange Agent") to mail to the former stockholders of ABC appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of ABC Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent). After the Effective Time, each holder of shares of ABC Common Stock (other than shares to be canceled pursuant to Section 3.3 of this Agreement or as to which dissenters' rights have been perfected as provided in Section 3.6 of this Agreement) issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 3.1 of this Agreement, together with all undelivered dividends or distributions in respect of such shares (without interest thereon) pursuant to
Section 4.2 of this Agreement. To the extent required by Section 3.4 of this Agreement, each holder of shares of ABC Common Stock issued and outstanding at the Effective Time also shall receive, upon surrender of the certificate or certificates representing such shares, cash in lieu of any fractional share of Regions Common Stock to which such holder may be otherwise entitled (without interest). Regions shall not be obligated to deliver the consideration to which any former holder of ABC Common Stock is entitled as a result of the Merger until such holder surrenders such holder's certificate or certificates representing the shares of ABC Common Stock for exchange as provided in this
Section 4.1. The certificate or certificates of ABC Common Stock so surrendered shall be duly endorsed as the Exchange Agent may require. Any other provision of this Agreement notwithstanding, neither the Surviving Corporation nor the Exchange Agent shall be liable to a holder of ABC Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property Law.

4.2 Rights of Former ABC Stockholders. At the Effective Time, the stock transfer books of ABC shall be closed as to holders of ABC Common Stock immediately prior to the Effective Time and no transfer of ABC Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1 of this Agreement, each certificate theretofore representing shares of ABC Common Stock (other than shares to be canceled pursuant to Section 3.3 of this Agreement or as to which dissenters' rights have been perfected as provided in Section 3.6 of this Agreement) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Sections 3.1 and 3.4 of this Agreement in exchange therefor, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by ABC in respect of such shares of ABC Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time. To the extent permitted by Law, former stockholders of record of ABC shall be entitled to vote after the Effective Time at any meeting of Regions stockholders the number of whole shares of Regions Common Stock into which their respective shares of ABC Common Stock are converted, regardless of whether such holders have exchanged their certificates representing ABC Common Stock for certificates representing Regions Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by Regions on the Regions Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of Regions Common Stock issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of Regions Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing shares of ABC Common Stock issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in Section 4.1 of this Agreement. However, upon surrender of such ABC Common Stock certificate, both the Regions Common Stock certificate (together with all such undelivered dividends or other distributions without interest) and any undelivered dividends and cash payments to be paid for fractional share interests (without interest) shall be delivered and paid with respect to each share represented by such certificate.

                                   ARTICLE 5

                     REPRESENTATIONS AND WARRANTIES OF ABC

ABC hereby represents and warrants to Regions as follows:

5.1 Organization, Standing, and Power. ABC is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Arkansas, and has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its Material Assets. ABC is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ABC.

5.2 Authority; No Breach By Agreement.

     (a) ABC has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to the approval of this Agreement by the required vote of the outstanding shares of ABC Common Stock. The execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of ABC, subject to the approval of this Agreement by the holders of a majority of the outstanding shares of ABC Common Stock entitled to be cast thereon, which is the only stockholder vote required for approval of this Agreement and consummation of the Merger by ABC. Subject to such requisite stockholder approval and receipt of the requisite Consents referred to in Section 9.1(b) of this Agreement, this Agreement represents a legal, valid, and binding obligation of ABC, enforceable against ABC in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

     (b) Except as disclosed in Section 5.2(b) of the ABC Disclosure Memorandum, neither the execution and delivery of this Agreement by ABC, nor the consummation by ABC of the transactions contemplated hereby, nor compliance by ABC with any of the provisions hereof or thereof, will (i) conflict with or result in a breach of any provision of ABC's Articles of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any ABC Company under, any Contract or Permit of any ABC Company, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ABC, or (iii) subject to receipt of the requisite Consents referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to any ABC Company or any of their respective Material Assets where such violation would have, individually or in the aggregate, a Material Adverse Effect on ABC.

     (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ABC, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by ABC of the Merger and the other transactions contemplated in this Agreement.

5.3 Capital Stock.

     (a) The authorized capital stock of ABC consists, as of the date of this Agreement, of 10,000,000 shares of ABC Common Stock, of which 586,980 shares are issued and outstanding as of the date of this Agreement and not more than 651,980 shares will be issued and outstanding at the Effective Time. All of the issued and outstanding shares of ABC Common Stock are duly and validly issued and outstanding and are fully paid and nonassessable under the ABCA. None of the outstanding shares of ABC Common Stock has been issued in violation of any preemptive rights of the current or past stockholders of ABC. ABC has reserved 65,000 shares of ABC Common Stock for issuance under the ABC Stock Plans, pursuant to which options to purchase not more than 65,000 shares of ABC Common Stock are outstanding.

     (b) Except as set forth in Section 5.3(a) of this Agreement or Section 5.3(b) of the ABC Disclosure Memorandum, there are no shares of capital stock or other equity securities of ABC outstanding and no outstanding Rights relating to the capital stock of ABC.

5.4 ABC Subsidiaries. ABC has disclosed in Section 5.4 of the ABC Disclosure Memorandum all of the ABC Subsidiaries as of the date of this Agreement. ABC or one of its Subsidiaries owns all of the issued and outstanding shares of capital stock of each ABC Subsidiary. No equity securities of any ABC Subsidiary are or may become required to be issued (other than to another ABC Company) by reason of any Rights, and there are no Contracts by which any ABC Subsidiary is bound to issue (other than to another ABC Company) additional shares of its capital stock or Rights or by which any ABC Company is or may be bound to transfer any shares of the capital stock of any ABC Subsidiary (other than to another ABC Company). There are no Contracts relating to the rights of any ABC Company to vote or to dispose of any shares of the capital stock of any ABC Subsidiary. All of the shares of capital stock of each ABC Subsidiary held by an ABC Company are duly authorized, validly issued, and fully paid and, except as provided in statutes pursuant to which depository institution Subsidiaries are organized, nonassessable under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the ABC Company free and clear of any Lien. Each ABC Subsidiary is either a bank or a corporation, and is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each ABC Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ABC. Each ABC Subsidiary that is a depository institution is an "insured depository institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits in which are insured by the Bank Insurance Fund or Savings Association Insurance Fund.

5.5 Financial Statements. ABC has disclosed in Section 5.5 of the ABC Disclosure Memorandum, and has delivered to Regions copies of, all ABC Financial Statements prepared for periods ended prior to the date hereof and will deliver to Regions copies of all ABC Financial Statements prepared subsequent to the date hereof. The ABC Financial Statements (as of the dates thereof and for the periods covered thereby) (i) are or, if dated after the date of this Agreement, will be in accordance with the books and records of the ABC Companies, which are or will be, as the case may be, complete and correct and which have been or will have been, as the case may be, maintained in accordance with past business practices, and (ii) present or will present, as the case may be, fairly the consolidated financial position of the ABC Companies as of the dates indicated and the consolidated results of operations, changes in stockholders' equity, and cash flows of the ABC Companies for the periods indicated, in accordance with GAAP (except as disclosed in Section 5.5 of the ABC Disclosure Memorandum and subject to any exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to the absence of notes thereto and to normal recurring year-end adjustments which were not or are not expected to be Material in amount or effect).

5.6 Absence of Undisclosed Liabilities. No ABC Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ABC, except Liabilities which are accrued or reserved against in the consolidated balance sheets of ABC as of July 31, 1998, included in the ABC Financial Statements or reflected in the notes thereto and except for Liabilities incurred in the ordinary course of business subsequent to July 31, 1998. No ABC Company has incurred or paid any Liability since July 31, 1998, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ABC.

5.7 Absence of Certain Changes or Events. Since July 31, 1998, except as disclosed in the ABC Financial Statements delivered prior to the date of the Agreement or as otherwise disclosed in the ABC Disclosure Memorandum, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ABC, and (ii) the ABC Companies have conducted their respective businesses in the ordinary and usual course (excluding the incurrence of expenses in connection with this Agreement and the transactions contemplated hereby).

5.8 Tax Matters.

     (a) All Tax Returns required to be filed by or on behalf of any of the ABC Companies have been timely filed, or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1997, and, to the Knowledge of ABC, all Tax Returns filed are complete and accurate in all Material respects. All Tax Returns for periods ending on or before the date of the most recent fiscal year end immediately preceding the Effective Time will be timely filed or requests for extensions will be timely filed. All Taxes shown on filed Tax Returns have been paid. There is no audit examination, deficiency, or refund Litigation with respect to any Taxes, that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on ABC, except to the extent reserved against in the ABC Financial Statements dated prior to the date of this Agreement. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

     (b) None of the ABC Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

     (c) To the Knowledge of ABC, adequate provision for any Taxes due or to become due for any of the ABC Companies for the period or periods through and including the date of the respective ABC Financial Statements has been made and is reflected on such ABC Financial Statements.

     (d) Each of the ABC Companies is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code, except for such instances of noncompliance and such omissions as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ABC.

     (e) None of the ABC Companies has made any payments, is obligated to make any payments, or is a party to any contract, agreement, or other arrangement that could obligate it to make any payments that would be disallowed as a deduction under Section 280G or 162(m) of the Internal Revenue Code.

     (f) There are no Material Liens with respect to Taxes upon any of the Assets of the ABC Companies.

     (g) There has not been an ownership change, as defined in Internal Revenue Code Section 382(g), of the ABC Companies that occurred during or after any Taxable Period in which the ABC Companies incurred a net operating loss that carries over to any Taxable Period ending after December 31, 1997.

     (h) No ABC Company has filed any consent under Section 341(f) of the Internal Revenue Code concerning collapsible corporations.

     (i) After the date of this Agreement, no Material election with respect to Taxes will be made without the prior consent of Regions, which consent will not be unreasonably withheld.

     (j) No ABC Company has or has had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States and such foreign country.

5.9 Assets. Except as disclosed or reserved against in the ABC Financial Statements made available prior to the date of this Agreement, the ABC Companies have good and marketable title, free and clear of all Liens, to all of their respective Assets that are Material to the business of the ABC Companies. All Material tangible properties used in the businesses of the ABC Companies are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with ABC's past practices. All Assets which are Material to ABC's business on a consolidated basis, held under leases or subleases by any of the ABC Companies, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect. The ABC Companies currently maintain the insurance policies set forth in Section
5.9 of the ABC Disclosure Memorandum. Except as reflected in the provisions of said policies, none of the ABC Companies has received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. The Assets of the ABC Companies include all Material Assets required to operate the business of the ABC Companies as presently conducted.

5.10 Environmental Matters.

     (a) To the Knowledge of ABC, each ABC Company, its Participation Facilities, and its Loan Properties are, and have been, in compliance with all Environmental Laws, except those instances of non-compliance which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ABC.

     (b) To the Knowledge of ABC, there is no Litigation pending or, to the Knowledge of ABC, threatened before any court, governmental agency, or authority, or other forum in which any ABC Company or any of its Participation Facilities has been or, with respect to threatened Litigation, may reasonably be expected to be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under, or involving a site owned, leased, or operated by any ABC Company or any of its Participation Facilities, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ABC.

     (c) There is no Litigation pending, or to the Knowledge of ABC, threatened before any court, governmental agency, or board, or other forum in which any of its Loan Properties (or ABC in respect of such Loan Property) has been or, with respect to threatened Litigation, may reasonably be expected to be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or
     (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under, or involving a Loan Property, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ABC.

     (d) To the Knowledge of ABC, there is no reasonable basis for any Litigation of a type described in subsections (b) or (c), except such as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ABC.

     (e) To the Knowledge of ABC, during the period of (i) any ABC Company's ownership or operation of any of their respective current properties, (ii) any ABC Company's participation in the management of any Participation Facility, or (iii) any ABC Company's holding of a security interest in a Loan Property, there have been no releases of Hazardous Material in, on, under, or affecting (or potentially affecting) such properties, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ABC. Prior to the period of (i) any ABC Company's ownership or operation of any of their respective current properties, (ii) any ABC Company's participation in the management of any Participation Facility, or (iii) any ABC Company's holding of a security interest in a Loan Property, to the Knowledge of ABC, there were no releases of Hazardous Material in, on, under, or affecting any such property, Participation Facility, or Loan Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ABC.

5.11 Compliance with Laws. ABC is duly registered as a bank holding company under the BHC Act. Each ABC Company has in effect all Permits necessary for it to own, lease, or operate its Material Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ABC, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ABC. Except as disclosed in Section 5.11 of the ABC Disclosure Memorandum, none of the ABC Companies:

     (a) is in violation of any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ABC; and

     (b) has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any ABC Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ABC, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ABC, or (iii) requiring any ABC Company (x) to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or (y) to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

5.12 Labor Relations. No ABC Company is the subject of any Litigation asserting that it or any other ABC Company has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or seeking to compel it or any other ABC Company to bargain with any labor organization as to wages or conditions of employment, nor is any ABC Company a party to or bound by any collective bargaining agreement, Contract, or other agreement or understanding with a labor union or labor organization, nor is there any strike or other labor dispute involving any ABC Company, pending or threatened, or to the Knowledge of ABC, is there any activity involving any ABC Company's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

5.13 Employee Benefit Plans.

     (a) ABC has disclosed to Regions in writing prior to the execution of the Agreement and in Section 5.13 of the ABC Disclosure Memorandum, and has delivered or made available to Regions prior to the execution of this Agreement correct and complete copies in each case of, all ABC Benefits Plans. For purposes of this Agreement, "ABC Benefit Plans" means all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other written employee programs or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including, without limitation, "employee benefit plans" as that term is defined in
     Section 3(3) of ERISA maintained by, sponsored in whole or in part by, or contributed to by, any ABC Company for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate. Any of the ABC Benefit Plans which is an "employee welfare benefit plan," as that term is defined in Section 3(l) of ERISA, or an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as an "ABC ERISA Plan." Any ABC ERISA Plan which is also a "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue Code or Section 3(35) of ERISA) is referred to herein as an "ABC Pension Plan." Neither ABC nor any ABC Company has an "obligation to contribute" (as defined in ERISA Section 4212) to a "multiemployer plan" (as defined in ERISA Sections 4001(a)(3) and 3(37)(A)). Each "employee pension benefit plan," as defined in Section 3(2) of ERISA, ever maintained by any ABC Company that was intended to qualify under Section 401(a) of the Internal

     Revenue Code and with respect to which any ABC Company has any Liability, is disclosed as such in Section 5.13 of the ABC Disclosure Memorandum.

     (b) ABC has delivered or made available to Regions prior to the execution of this Agreement correct and complete copies of the following documents:
     (i) all trust agreements or other funding arrangements for such ABC Benefit Plans (including insurance contracts), and all amendments thereto, (ii) with respect to any such ABC Benefit Plans or amendments, all determination letters, rulings, opinion letters, information letters, or Material advisory opinions issued by the Internal Revenue Service, the United States Department of Labor, or the Pension Benefit Guaranty Corporation after December 31, 1995, (iii) annual reports or returns, audited or unaudited financial statements, actuarial valuations and reports, and summary annual reports prepared for any ABC Benefit Plan with respect to the most recent plan year, and (iv) the most recent summary plan descriptions and any modifications thereto.

     (c) All ABC Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws, the breach or violation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ABC. Each ABC ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and ABC is not aware of any circumstances which will or could reasonably result in revocation of any such favorable determination letter. Each trust created under any ABC ERISA Plan has been determined to be exempt from Tax under Section 501(a) of the Internal Revenue Code and ABC is not aware of any circumstance which will or could reasonably result in revocation of such exemption. With respect to each ABC Benefit Plan to the Knowledge of ABC, no event has occurred which will or could reasonably give rise to a loss of any intended Tax consequences under the Internal Revenue Code or to any Tax under Section 511 of the Internal Revenue Code that is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on ABC. There is no pending or, to the Knowledge of ABC, threatened Litigation relating to any ABC ERISA Plan.

     (d) No ABC Company has engaged in a transaction with respect to any ABC Benefit Plan that, assuming the Taxable Period of such transaction expired as of the date of this Agreement, would subject any ABC Company to a tax or penalty imposed by either Section 4975 of the Internal Revenue Code or
     Section 502(i) of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ABC. Neither ABC nor any administrator or fiduciary of any ABC Benefit Plan (or any agent of any of the foregoing) has engaged in any transaction, or acted or failed to act in any manner which could subject ABC to any direct or indirect Liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary, or other duty under ERISA, where such Liability, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on ABC. No oral or written representation or communication with respect to any aspect of the ABC Benefit Plans has been made to employees of any ABC Company which is not in accordance with the written or otherwise preexisting terms and provisions of such plans, where any Liability with respect to such representation or disclosure is reasonably likely to have a Material Adverse Effect on ABC.

     (e) No ABC Pension Plan has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, and the fair market value of the Assets of any such plan exceeds the plan's "benefit liabilities," as that term is defined in

     Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements. Since the date of the most recent actuarial valuation, there has been (i) no Material change in the financial position or funded status of any ABC Pension Plan, (ii) no change in the actuarial assumptions with respect to any ABC Pension Plan, and (iii) no increase in benefits under any ABC Pension Plan as a result of plan amendments or changes in applicable Law, any of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ABC. Neither any ABC Pension Plan nor any "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any ABC Company, or the single-employer plan of any entity which is considered one employer with ABC under Section 4001 of ERISA or Section 414 of the Internal Revenue Code or Section 302 of ERISA (whether or not waived) (an "ABC ERISA Affiliate") has an "accumulated funding deficiency" within the meaning of
     Section 412 of the Internal Revenue Code or Section 302 of ERISA. All contributions with respect to an ABC Pension Plan or any single-employer plan of an ABC ERISA Affiliate have or will be timely made and there is no lien nor is there expected to be any lien under Internal Revenue Code
     Section 412(n) or ERISA Section 302(f) or Tax under Internal Revenue Code
     Section 4971. No ABC Company has provided, or is required to provide, security to an ABC Pension Plan or to any single-employer plan of an ABC ERISA Affiliate pursuant to Section 401(a)(29) of the Internal Revenue Code. All premiums required to be paid under ERISA Section 4006 have been timely paid by ABC, except to the extent any failure would not have a Material Adverse Effect on ABC.

     (f) No Liability under Title IV of ERISA has been or is expected to be incurred by any ABC Company with respect to any defined benefit plan currently or formerly maintained by any of them or by any ABC ERISA Affiliate that has not been satisfied in full (other than Liability for Pension Benefit Guaranty Corporation premiums, which have been paid when due, except to the extent any failure would not have a Material Adverse Effect on ABC).

     (g) No ABC Company has any obligations for retiree health and retiree life benefits under any of the ABC Benefit Plans other than with respect to benefit coverage mandated by applicable Law.

     (h) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, by themselves,
     (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of any ABC Company from any ABC Company under any ABC Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any ABC Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

5.14 Material Contracts. Except as set forth in Section 5.14 of the ABC Disclosure Memorandum, none of the ABC Companies, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $75,000, (ii) any Contract relating to the borrowing of money by any ABC Company or the guarantee by any ABC Company of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, and Federal

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

Home Loan Bank advances of depository institution Subsidiaries, trade payables, and Contracts relating to borrowings or guarantees made in the ordinary course of business), and (iii) any other Contract or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by ABC with the SEC as of the date of this Agreement if ABC were required to file a Form 10-K with the SEC (together with all Contracts referred to in Sections 5.9 and 5.13(a) of this Agreement, the "ABC Contracts"). To the Knowledge of ABC, with respect to each ABC Contract: (i) the Contract is in full force and effect; (ii) no ABC Company is in Default thereunder, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ABC; (iii) no ABC Company has repudiated or waived any Material provision of any such Contract; and (iv) no other party to any such Contract is, to the Knowledge of ABC, in Default in any respect, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ABC, or has repudiated or waived any Material provision thereunder. Except for Federal Home Loan Bank advances, all of the indebtedness of any ABC Company for money borrowed is prepayable at any time by such ABC Company without penalty or premium.

5.15 Legal Proceedings.

     (a) Except to the extent specifically reserved against in the ABC Financial Statements dated prior to the date of this Agreement, there is no Litigation instituted or pending, or, to the Knowledge of ABC, threatened against any ABC Company, or against any Asset, employee benefit plan, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ABC, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any ABC Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ABC.

     (b) Section 5.15(b) of the ABC Disclosure Memorandum includes a summary report of all Litigation as of the date of this Agreement to which any ABC Company is a party and which names an ABC Company as a defendant or cross-defendant.

5.16 Reports. Since January 1, 1995, or the date of organization if later, each ABC Company has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with any Regulatory Authorities, except failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ABC. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all Material respects with all applicable Laws.

5.17 Statements True and Correct. None of the information supplied or to be supplied by any ABC Company or any Affiliate thereof regarding ABC or such Affiliate for inclusion in the Registration Statement to be filed by Regions with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any Material fact, or contain any untrue statement of a Material fact, or omit to state any Material fact required to be stated thereunder or necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any ABC Company or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to ABC's stockholders in connection with the Stockholders' Meeting will, when first mailed to the stockholders of ABC, be false or misleading with respect to any Material fact, or contain any misstatement of Material fact, or omit to state any Material fact required to be stated thereunder or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Stockholders' Meeting, be false or misleading with respect to any Material fact, or omit to state any Material fact required to be stated thereunder or necessary to correct any Material statement in any earlier communication with respect to the solicitation of any proxy for the Stockholders' Meeting. All documents that any ABC Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all Material respects with the provisions of applicable Law.

5.18 Accounting, Tax, and Regulatory Matters. To the Knowledge of ABC, no ABC Company or any Affiliate thereof has taken or agreed to take any action, and ABC has no Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

5.19 State Takeover Laws. Each ABC Company has taken all necessary action to exempt the transactions contemplated by this Agreement from any applicable "moratorium," "control share," "fair price," "business combination," or other anti-takeover laws and regulations of the State of Arkansas (collectively, "Takeover Laws").

5.20 Charter Provisions. Each ABC Company has taken all action so that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws, or other governing instruments of any ABC Company or restrict or impair the ability of Regions or any of its Subsidiaries to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of any ABC Company that may be directly or indirectly acquired or controlled by it.

5.21 Support Agreements. Each of the directors of ABC has executed and delivered to Regions a Support Agreement in substantially the same form as
Exhibit 1 to this Agreement.

5.22 Derivatives. All interest rate swaps, caps, floors, option agreements, futures and forward contracts, and other similar risk management arrangements, whether entered into for ABC's own account, or for the account of one or more the ABC Subsidiaries or their customers, were entered into (i) in accordance with prudent business practices and all applicable Laws, and (ii) with counterparties believed to be financially responsible.

5.23 Year 2000. Section 5.23 of the ABC Disclosure Memorandum includes a complete and accurate copy of any ABC's plan, including an estimate of the anticipated associated costs, for implementing modifications to ABC's hardware, software, and computer systems, chips, and microprocessors, to ensure proper execution and accurate processing of all date-related data, whether from years in the same century or in different centuries. Between the date of this Agreement and the Effective Time, ABC shall endeavor to continue its efforts to implement such plan.

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

5.24 Status of Stockholders.

     (a) Each holder of ABC Common Stock is either: (i) an Accredited Investor, as such term is defined in Rule 501 of Regulation D promulgated under the 1933 Act ("Rule 501"), or (ii) if not an Accredited Investor, a person who alone or with his or her "purchaser representative" as such term is defined in Rule 501 has such knowledge and experience in financial and business matters that he or she is capable of evaluating the merits and risks of making an investment in Regions Common Stock pursuant to this Agreement; and

     (b) The number of holders of ABC Common Stock who are the type of person described in paragraph (a)(ii) above does not exceed 35.

                                   ARTICLE 6

                   REPRESENTATIONS AND WARRANTIES OF REGIONS

Regions hereby represents and warrants to ABC as follows:

6.1 Organization, Standing, and Power. Regions is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware, and has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its Material Assets. Regions is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions.

6.2 Authority; No Breach By Agreement.

     (a) Regions has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Regions. This Agreement represents a legal, valid, and binding obligation of Regions, enforceable against Regions in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

     (b) Neither the execution and delivery of this Agreement by Regions, nor the consummation by Regions of the transactions contemplated hereby, nor compliance by Regions with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Regions' Certificate of Incorporation or Bylaws, (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Regions Company under, any Contract or Permit of any Regions Company, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, or (iii) subject to receipt of the requisite Consents referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to any Regions Company or any of their respective Material Assets.

     (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Regions of the Merger and the other transactions contemplated in this Agreement.

6.3 Capital Stock. The authorized capital stock of Regions consists, as of the date of this Agreement, of 500,000,000 shares of Regions Common Stock, of which 214,100,931 shares were issued and outstanding and 363,279 shares were held as treasury shares as of June 30, 1998. All of the issued and outstanding shares of Regions Common Stock are, and all of the shares of Regions Common Stock to be issued in exchange for shares of ABC Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the DGCL. None of the outstanding shares of Regions Common Stock has been, and none of the shares of Regions Common Stock to be issued in exchange for shares of ABC Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past stockholders of Regions.

6.4 Regions Subsidiaries. Regions or one of its Subsidiaries owns all of the issued and outstanding shares of capital stock of each Regions Subsidiary. No equity securities of any Regions Subsidiary are or may become required to be issued (other than to another Regions Company) by reason of any Rights, and there are no Contracts by which any Regions Subsidiary is bound to issue (other than to another Regions Company) additional shares of its capital stock or Rights or by which any Regions Company is or may be bound to transfer any shares of the capital stock of any Regions Subsidiary (other than to another Regions Company). There are no Contracts relating to the rights of any Regions Company to vote or to dispose of any shares of the capital stock of any Regions Subsidiary. All of the shares of capital stock of each Regions Subsidiary held by a Regions Company are fully paid and, except as provided in statutes pursuant to which depository institution Subsidiaries are organized, nonassessable under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the Regions Company free and clear of any Lien. Each Regions Subsidiary is either a bank or a corporation, and is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each Regions Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions. Each Regions Subsidiary that is a depository institution is an "insured depository institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits in which are insured by the Bank Insurance Fund or Savings Association Insurance Fund.

6.5 SEC Filings; Financial Statements.

     (a) Regions has filed and made available to ABC all forms, reports, and documents required to be filed by Regions with the SEC since January 1, 1995 (collectively, the "Regions SEC Reports"). The Regions SEC Reports (i) at the time filed, complied in all Material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a Material fact or omit to state a Material fact required to be stated in such Regions SEC Reports or necessary in order to make the statements in such Regions SEC Reports, in light of the circumstances under which they were made, not misleading. Except for Regions Subsidiaries that are registered as a broker, dealer, or investment advisor or filings required due to fiduciary holdings of the Regions Subsidiaries, none of Regions Subsidiaries is required to file any forms, reports, or other documents with the SEC.

     (b) Each of the Regions Financial Statements (including, in each case, any related notes) contained in the Regions SEC Reports, including any Regions SEC Reports filed after the date of this Agreement until the Effective Time, complied or will comply as to form in all Material respects with the applicable published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and fairly presented or will fairly present the consolidated financial position of Regions and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be Material in amount or effect.

6.6 Absence of Undisclosed Liabilities. No Regions Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, except Liabilities which are accrued or reserved against in the consolidated balance sheets of Regions as of June 30, 1998, included in the Regions Financial Statements or reflected in the notes thereto and except for Liabilities incurred in the ordinary course of business subsequent to June 30, 1998. No Regions Company has incurred or paid any Liability since June 30, 1998, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions.

6.7 Absence of Certain Changes or Events. Since June 30, 1998, except as disclosed in the Regions Financial Statements delivered prior to the date of this Agreement, (i) there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, and (ii) the Regions Companies have conducted their respective businesses in the ordinary and usual course (excluding the incurrence of expenses in connection with this Agreement and the transactions contemplated hereby).

6.8 Compliance with Laws. Regions is duly registered as a bank holding company under the BHC Act. Each Regions Company has in effect all Permits necessary for it to own, lease, or operate its Material Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions. None of the Regions Companies:

     (a) is in violation of any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions; and

     (b) has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any Regions Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, or (iii) requiring any Regions Company (x) to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or (y) to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

6.9 Legal Proceedings. There is no Litigation instituted or pending, or, to the Knowledge of Regions, threatened against any Regions Company, or against any Asset, employee benefit plan, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any Regions Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions.

6.10 Reports. Since January 1, 1995, or the date of organization if later, each Regions Company has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with any Regulatory Authorities, except failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all Material respects with all applicable Laws.

6.11 Statements True and Correct. None of the information supplied or to be supplied by any Regions Company or any Affiliate thereof regarding Regions or such Affiliate for inclusion in the Registration Statement to be filed by Regions with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any Material fact, or contain any untrue statement of a Material fact, or omit to state any Material fact required to be stated thereunder or necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any Regions Company or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to

ABC's stockholders in connection with the Stockholders' Meeting, will, when first mailed to the stockholders of ABC, be false or misleading with respect to any Material fact, or contain any misstatement of Material fact, or omit to state any Material fact required to be stated thereunder or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Stockholders' Meeting, be false or misleading with respect to any Material fact, or omit to state any Material fact required to be stated thereunder or necessary to correct any Material statement in any earlier communication with respect to the solicitation of any proxy for the Stockholders' Meeting. All documents that any Regions Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all Material respects with the provisions of applicable Law.

6.12 Accounting, Tax, and Regulatory Matters. No Regions Company or any Affiliate thereof has taken or agreed to take any action, and Regions has no Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in
Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

6.13 Derivatives. All interest rate swaps, caps, floors, option agreements, futures and forward contracts, and other similar risk management arrangements, whether entered into for Regions' own account, or for the account of one or more the Regions Subsidiaries or their customers, were entered into (i) in accordance with prudent business practices and all applicable Laws, and (ii) with counterparties believed to be financially responsible.

6.14 Year 2000. Regions has disclosed to ABC a complete and accurate copy of Regions' plan, including an estimate of the anticipated associated costs, for implementing modifications to Regions' hardware, software, and computer systems, chips, and microprocessors, to ensure proper execution and accurate processing of all date-related data, whether from years in the same century or in different centuries. Between the date of this Agreement and the Effective Time, Regions shall endeavor to continue its efforts to implement such plan.

                                   ARTICLE 7

                    CONDUCT OF BUSINESS PENDING CONSUMMATION

7.1 Affirmative Covenants of Both Parties. Unless the prior written consent of the other Party shall have been obtained, and except as otherwise expressly contemplated herein, each Party shall and shall cause each of its Subsidiaries to (i) operate its business only in the usual, regular, and ordinary course,
(ii) preserve intact its business organization and Assets and maintain its rights and franchises, (iii) use its reasonable efforts to maintain its current employee relationships, and (iv) take no action which would (a) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentence of Section 9.1(b) of this Agreement, or (b) adversely affect the ability of any Party to perform its covenants and agreements under this Agreement; provided, that the

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

foregoing shall not prevent any Regions Company from discontinuing or disposing of any of its Assets or business, or from acquiring or agreeing to acquire any other Person or any Assets thereof, if such action is, in the judgment of Regions, desirable in the conduct of the business of Regions and its Subsidiaries.

7.2 Negative Covenants of ABC. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, ABC covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of the chief executive officer or chief financial officer of Regions, which consent shall not be unreasonably withheld:

     (a) amend the Articles of Incorporation, Bylaws, or other governing instruments of any ABC Company; or

     (b) incur, guarantee, or otherwise become responsible for, any additional debt obligation or other obligation for borrowed money (other than indebtedness of an ABC Company to another ABC Company) in excess of an aggregate of $100,000 (for the ABC Companies on a consolidated basis), except in the ordinary course of the business consistent with past practices (which shall include, for ABC Subsidiaries that are depository institutions, creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank or Federal Home Loan Bank, and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any Asset of any ABC Company of any Lien or permit any such Lien to exist (other than in connection with deposits, repurchase agreements, bankers acceptances, "treasury tax and loan" accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that are disclosed in the ABC Disclosure Memorandum); or

     (c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any ABC Company, or declare or pay any dividend or make any other distribution in respect of ABC's capital stock; provided that ABC may (to the extent legally and contractually able to do so), but shall not be obligated to, declare and pay cash dividends on the shares of ABC Common Stock at rates equivalent on a per share basis (taking the Exchange Ratio into account) to any cash dividends paid by Regions on the shares of Regions Common Stock between the date of this Agreement and the Effective Time with record and payment dates occurring as nearly as possible simultaneously with the record and payment dates applicable to the cash dividends paid by Regions; provided, that, notwithstanding the provisions of Section 1.3 of this Agreement, the Parties shall cooperate in selecting the Effective Time to ensure that, with respect to the quarterly period in which the Effective Time occurs, the holders of ABC Common Stock do not receive both a dividend in respect of their ABC Common Stock and a dividend in respect of Regions Common Stock or fail to receive any dividend; or

     (d) except for this Agreement or pursuant to the exercise of Rights outstanding as of the date of this Agreement and pursuant to the terms thereof in existence on the date of this Agreement, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of ABC Common

     Stock or any other capital stock of any ABC Company, or any stock appreciation rights, or any option, warrant, conversion, or other right to acquire any such stock, or any security convertible into any such stock; or

     (e) adjust, split, combine, or reclassify any capital stock of any ABC Company or issue or authorize the issuance of any other securities in respect of or in substitution for shares of ABC Common Stock, or sell, lease, mortgage, or otherwise dispose of or otherwise encumber (i) any shares of capital stock of any ABC Subsidiary (unless any such shares of stock are sold or otherwise transferred to another ABC Company) or (ii) any Asset other than in the ordinary course of business for reasonable and adequate consideration; or

     (f) except for purchases of U.S. Treasury securities or U.S. Government agency securities, which in either case have maturities of three years or less, purchase any securities or make any Material investment, either by purchase of stock or securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person other than a wholly-owned ABC Subsidiary, or otherwise acquire direct or indirect control over any Person, other than in connection with (i) foreclosures in the ordinary course of business, (ii) acquisitions of control by a depository institution Subsidiary in its fiduciary capacity, or (iii) the creation of new wholly-owned Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement; or

     (g) grant any increase in compensation or benefits to the employees or officers of any ABC Company, except as required by Law or in the case of persons holding positions of vice president or below consistent with past practices; pay any severance or termination pay or any bonus other than pursuant to written policies or written Contracts in effect on the date of this Agreement; enter into or amend any severance agreements with officers of any ABC Company; grant any increase in fees or other increases in compensation or other benefits to directors of any ABC Company; or voluntarily accelerate the vesting of any stock options or other stock-based compensation or employee benefits; or

     (h) enter into or amend any employment Contract between any ABC Company and any Person (unless such amendment is required by Law) that the ABC Company does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

     (i) adopt any new employee benefit plan of any ABC Company or make any Material change in or to any existing employee benefit plans of any ABC Company other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan; or

     (j) make any significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP; or

     (k) commence any Litigation other than as necessary for the prudent operation of its business or settle any Litigation involving any Liability of any ABC Company for Material money damages or restrictions upon the operations of any ABC Company; or

     (l) except in the ordinary course of business, modify, amend, or terminate any Material Contract or waive, release, compromise, or assign any Material rights or claims.

7.3 Adverse Changes in Condition. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (ii) would cause or constitute a Material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

7.4 Reports. Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the SEC, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in stockholders' equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not Material). As of their respective dates, such reports filed with the SEC will comply in all Material respects with the Securities Laws and will not contain any untrue statement of a Material fact or omit to state a Material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with Laws applicable to such reports.

                                   ARTICLE 8

                             ADDITIONAL AGREEMENTS

8.1 Proxy Statement; Stockholder Approval. ABC shall call a Stockholders' Meeting, to be held as soon as reasonably practicable, for the purpose of voting upon approval of this Agreement and such other related matters as it deems appropriate. In connection with the Stockholder's Meeting, (i) ABC and Regions shall prepare a Proxy Statement and mail such Proxy Statement to ABC's stockholders, (ii) the Parties shall furnish to each other all information concerning them that they may reasonably request in connection with such Proxy Statement, (iii) the Board of Directors of ABC shall recommend (subject to compliance with its fiduciary duties as advised by counsel) to its stockholders the approval of the matters submitted for approval, and (iv) the Board of Directors and officers of ABC shall (subject to compliance with their fiduciary duties as advised by counsel) use their reasonable efforts to obtain such stockholders' approval. In connection with the provisions of Section 8.2 of this Agreement, if deemed necessary by counsel to Regions, Regions shall prepare an offering memorandum, which shall include such information relating to Regions and ABC, as is deemed appropriate by such counsel and ABC shall use its best efforts to cause its stockholders to execute a letter of representations allowing Regions to confirm that such stockholders are "Accredited Investors" as defined in Regulation D promulgated under the 1933 Act.

8.2 Placement of Shares; Registration.

     (a) As soon as practicable after the Effective Time, Regions shall prepare and file a Form D with the SEC in connection with the issuance of shares of Regions Common Stock in connection with the Merger. The Parties hereby covenant and agree that

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

     each will take all actions necessary to ensure that the issuance of the shares of Regions Common Stock in connection with the Merger qualifies for an exemption from registration under Section 4(2) of the 1933 Act pursuant to Rule 506 promulgated thereunder.

     (b) As soon as practicable after the Effective Time, Regions shall prepare and file a Registration Statement (the "Registration Statement") with the SEC to register the shares of Regions Common Stock to be issued to the holders of ABC Common Stock pursuant to the Merger for resale by the holders of ABC Common Stock. Regions shall use its reasonable efforts to cause the Registration Statement to become effective under the 1933 Act and take any action required to be taken under the applicable state blue sky or securities Laws in connection with the issuance of the shares of Regions Common Stock upon consummation of the Merger. ABC shall furnish all information concerning it and the holders of its capital stock as Regions may reasonably request in connection with such action. Regions shall use its best efforts to maintain the effectiveness of the Registration Statement until the earlier of (i) the date on which the shares of Regions Common Stock to be issued to the holders of ABC Common Stock pursuant to the Merger may be sold without restriction under the 1933 Act or (ii) the fifth anniversary of the Effective Time subject to such periods of time when Regions must suspend the use of the prospectus forming a part of the Registration Statement until such time as an amendment is filed and declared effective or an appropriate report is filed by Regions with the SEC. The provisions of this Section 8.2(b) are intended to be for the benefit of and shall be enforceable, following the Merger, by the former stockholders of ABC; provided, however, that no enforcement action may be brought by such stockholders unless joined by stockholders who, in the aggregate, owned not less than 20% of the shares of ABC Common Stock outstanding prior to the Merger.

     (c) Notwithstanding the other provisions of this Section 8.2, if Regions determines, in its sole discretion, that the shares of Regions Common Stock to be issued in the Merger is not exempt from registration pursuant to Rule 506 under Regulation D, then Regions shall file a registration statement registering the shares of Regions Common Stock for issuance to the ABC stockholders in connection with the Merger and use its best efforts to have such registration statement declared effective prior to the Effective Time. ABC shall furnish all information concerning it and the holders of its capital stock as Regions may reasonably request in connection with such action.

8.3 Exchange Listing. Regions shall use its reasonable efforts to list on the Nasdaq NMS, subject to official notice of issuance, the shares of Regions Common Stock to be issued to the holders of ABC Common Stock pursuant to the Merger, and Regions shall give all notices and make all filings with the Nasdaq NMS required in connection with the transactions contemplated herein.

8.4 Applications. Regions shall promptly prepare and file, and ABC shall cooperate in the preparation and, where appropriate, filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement.

8.5 Filings with State Offices. Upon the terms and subject to the conditions of this Agreement, Regions shall execute and file the Delaware Certificate of Merger with the

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

Secretary of State of the State of Delaware and the Arkansas Articles of Merger with the Secretary of State of the State of Arkansas in connection with the Closing.

8.6 Agreement as to Efforts to Consummate. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including, without limitation, using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 9 of this Agreement; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

8.7 Investigation and Confidentiality.

     (a) Prior to the Effective Time, each Party shall keep the other Party advised of all Material developments relevant to its business and to consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the representations and warranties of the other Party.

     (b) Each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries' businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Party.

     (c) Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a Material breach of any representation, warranty, covenant, or agreement of the other Party or which has had or is reasonably likely to have a Material Adverse Effect on the other Party.

     (d) Neither Party nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client or similar privilege with respect to such information or contravene any Law, rule, regulation, Order, judgment, decree, fiduciary duty, or agreement entered into prior to the date of this Agreement. The Parties will use their reasonable efforts to make appropriate substitute disclosure arrangements, to the extent practicable, in circumstances in which the restrictions of the preceding sentence apply.

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

8.8 Press Releases. Prior to the Effective Time, Regions and ABC shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this Section 8.8 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

8.9 Certain Actions. Except with respect to this Agreement and the transactions contemplated hereby, no ABC Company nor any Affiliate thereof nor any Representatives thereof retained by any ABC Company shall directly or indirectly solicit or engage in negotiations concerning any Acquisition Proposal, or provide any confidential information or assistance to, or have any discussions with, any Person with respect to an Acquisition Proposal. Notwithstanding the foregoing, ABC may, and may authorize and permit its Representatives to, provide Persons with confidential information, have discussions or negotiations with, or otherwise facilitate an effort or attempt by such Person to make or implement an Acquisition Proposal not solicited in violation of this Agreement if ABC's Board of Directors, after having consulted with, and based upon the advice of, outside counsel, determines in good faith that the failure to take such actions could constitute a breach of the fiduciary duties of ABC's Board of Directors under applicable Law; provided, that ABC shall promptly advise Regions following the receipt of any Acquisition Proposal and the Material details thereof; and, provided further, that prior to delivery of confidential information relating to ABC or access to ABC's books, records, or properties in connection therewith, the other Person shall have entered into a confidentiality agreement in a form reasonably acceptable to the Parties. Nothing contained in this Section 8.9 shall prohibit the Board of Directors of ABC from complying with Rule 14e-2, promulgated under the 1934 Act. ABC shall (i) immediately cease and cause to be terminated any existing activities, discussions, or negotiations with any Persons conducted heretofore with respect to any of the foregoing, and (ii) direct and use its reasonable efforts to cause of all its Representatives not to engage in any of the foregoing.

8.10 Accounting and Tax Treatment. Each of the Parties undertakes and agrees to use its reasonable efforts to cause the Merger, and to take no action which would cause the Merger not, to qualify for treatment as a pooling of interests for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes.

8.11 State Takeover Laws. Each ABC Company shall take all necessary steps to exempt the transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability of, any applicable Takeover Laws.

8.12 Charter Provisions. Each ABC Company shall take all necessary action to ensure that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated hereby do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws, or other governing instruments of any ABC Company or restrict or impair the ability of Regions or any of its Subsidiaries to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of any ABC Company that may be directly or indirectly acquired or controlled by it.

8.13 Stockholder Agreements. ABC has disclosed in Section 8.13 of the ABC Disclosure Memorandum the name and address of each person who is a holder of ABC Common Stock. ABC shall use its reasonable efforts to cause each holder of shares of ABC Common Stock to deliver to Regions not later than prior to the Stockholders' Meeting a written agreement providing representations, warranties and agreements consistent with Rule 506 under the 1933 Act.

8.14 Agreement of Affiliates. ABC has disclosed in Section 8.14 of the ABC Disclosure Memorandum each Person whom it reasonably believes may be deemed an "affiliate" of ABC for purposes of Rule 145 under the 1933 Act. ABC shall use its reasonable efforts to cause each such Person to deliver to Regions not later than 30 days prior to the Effective Time, a written agreement, in substantially the form of Exhibit 2, providing that such Person will not sell, pledge, transfer, or otherwise dispose of the shares of ABC Common Stock held by such Person except as contemplated by such agreement or by this Agreement and will not sell, pledge, transfer, or otherwise dispose of the shares of Regions Common Stock to be received by such Person upon consummation of the Merger except in compliance with applicable provisions of the 1933 Act and the rules and regulations thereunder and until such time as financial results covering at least 30 days of combined operations of Regions and ABC have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies. Shares of Regions Common Stock issued to such affiliates of ABC in exchange for shares of ABC Common Stock shall not be transferable until such time as financial results covering at least 30 days of combined operations of Regions and ABC have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies, regardless of whether each such affiliate has provided the written agreement referred to in this
Section 8.14 (and Regions shall be entitled to place restrictive legends upon certificates for shares of Regions Common Stock issued to affiliates of ABC pursuant to this Agreement to enforce the provisions of this Section 8.14).

8.15 Employee Benefits and Contracts. Following the Effective Time, Regions shall provide generally to officers and employees of the ABC Companies, who at or after the Effective Time become employees of a Regions Company, employee benefits under employee benefit plans (other than stock option or other plans involving the potential issuance of Regions Common Stock except as set forth in this Section 8.15), on terms and conditions which when taken as a whole are substantially similar to those currently provided by the Regions Companies to their similarly situated officers and employees. For purposes of participation and vesting (but not accrual of benefits) under such employee benefit plans, (i) service under any qualified defined benefit plans of ABC shall be treated as service under Regions' qualified defined benefit plans, (ii) service under any qualified defined contribution plans of ABC shall be treated as service under Regions' qualified defined contribution plans, and (iii) service under any other employee benefit plans of ABC shall be treated as service under any similar employee benefit plans maintained by Regions. Regions also shall cause ABC and its Subsidiaries to honor all employment, severance, consulting, and other compensation Contracts disclosed in Section 8.15 of the ABC Disclosure Memorandum to Regions between any ABC Company and any current or former director, officer, or employee thereof, and all provisions for vested benefits or other vested amounts earned or accrued through the Effective Time under the ABC Benefit Plans.

8.16 Indemnification.

     (a) Subject to the conditions set forth in paragraph (b) below, for a period of six (6) years after the Effective Time, Regions shall indemnify, defend, and hold harmless each Person entitled to indemnification from a ABC Company (each, an "Indemnified Party") against all Liabilities arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the full extent permitted by Arkansas Law, in each case as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any Litigation; provided, however, that all rights to indemnification in respect of any claim asserted or made against an Indemnified Party within such six- (6) year period shall continue until the final disposition of such claim. Without limiting the foregoing, in any case in which approval by ABC is required to effectuate any indemnification, Regions shall cause ABC to direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between Regions and the Indemnified Party.

     (b) Any Indemnified Party wishing to claim indemnification under paragraph
     (a) above, upon learning of any such Liability or Litigation, shall promptly notify Regions thereof. In the event of any such Litigation (whether arising before or after the Effective Time), (i) Regions or ABC shall have the right to assume the defense thereof and Regions shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof (employing counsel reasonably satisfactory to the Indemnified Parties), except that if Regions or ABC elects not to assume such defense or counsel for the Indemnified Parties advises in writing that there are Material substantive issues which raise conflicts of interest between Regions or ABC and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Regions or ABC shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that (i) Regions shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction, unless counsel for any Indemnified Party advises in writing that there are Material substantive issues which raise conflicts of interest between the Indemnified Parties, (ii) the Indemnified Parties will cooperate (to the extent reasonably appropriate under the circumstances) in the defense of any such Litigation, and (iii) Regions shall not be liable for any settlement effected without its prior written consent; and provided further that Regions shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

     (c) If Regions or any of its successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or shall transfer all or substantially all of its Assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of Regions shall assume the obligations set forth in this Section 8.16.

     (d) The provisions of this Section 8.16 are intended to be for the benefit of and shall be enforceable by, each Indemnified Party, his or her heirs and representatives.

8.17. Certain Conditions. Regions and ABC shall consult with respect to their loan, litigation, and real estate valuation policies and practices (including loan classifications and levels of reserves) and ABC shall make such modifications or changes to its policies and practices, if any, prior to the Effective Time, as may be mutually agreed upon. Regions and ABC also shall consult with respect to the character, amount, and timing of restructuring and Merger-related expense charges to be taken by each of the Parties in connection with the transactions contemplated by this Agreement and shall take such charges in accordance with GAAP as may be mutually agreed upon by the Parties. Neither Party's representations, warranties, and covenants contained in this Agreement shall be deemed to be inaccurate or breached in any respect or deemed to have a Material Adverse Effect on ABC as a consequence of any modifications or charges undertaken solely on account of this Section 8.17.

                                   ARTICLE 9

               CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

9.1 Conditions to Obligations of Each Party. The respective obligations of each Party to perform this Agreement and to consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.6 of this Agreement:

     (a) Stockholder Approval. The stockholders of ABC shall have approved this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law and by the provisions of any governing instruments.

     (b) Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (excluding requirements relating to the raising of additional capital or the disposition of Assets or deposits) which in the reasonable good faith judgment of the Board of Directors of Regions would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the Merger.

     (c) Consents and Approvals. Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 9.1(b) of this Agreement) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party. No Consent obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable good faith judgment of the Board of Directors of Regions would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the Merger.

     (d) Legal Proceedings. No court or governmental or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Order (whether temporary, preliminary, or permanent) or taken any other action which prohibits, restricts, or makes illegal consummation of the transactions contemplated by this Agreement.

     (e) Tax Matters. Each Party shall have received a written opinion from Alston & Bird LLP, in a form reasonably satisfactory to such Party (the "Tax Opinion"), dated the date of the Effective Time, substantially to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (ii) no gain or loss will be recognized by holders of ABC Common Stock who exchange all of their ABC Common Stock solely for Regions Common Stock pursuant to the Merger (except with respect to any cash received in lieu of a fractional share interest in Regions Common Stock), (iii) the tax basis of the Regions Common Stock received by holders of ABC Common Stock who exchange all of their ABC Common Stock solely for Regions Common Stock in the Merger will be the same as the tax basis of the ABC Common Stock surrendered in exchange for the Regions Common Stock (reduced by an amount allocable to a fractional share interest in Regions Common Stock for which cash is received), and (iv) the holding period of the Regions Common Stock received by holders who exchange all of their ABC Common Stock solely for Regions Common Stock in the Merger will be the same as the holding period of the ABC Common Stock surrendered in exchange therefor, provided that such ABC Common Stock is held as a capital asset at the Effective Time. In rendering such Tax Opinion, such counsel shall be entitled to rely upon representations of officers of ABC and Regions reasonably satisfactory in form and substance to such counsel.

9.2 Conditions to Obligations of Regions. The obligations of Regions to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Regions pursuant to Section 11.6(a) of this Agreement:

     (a) Representations and Warranties. For purposes of this Section 9.2(a), the accuracy of the representations and warranties of ABC set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of ABC set forth in Section 5.3 of this Agreement shall be true and correct (except for inaccuracies which are de minimis in amount). The representations and warranties of ABC set forth in Sections 5.18, 5.19, and 5.20 of this Agreement shall be true and correct in all Material respects. There shall not exist inaccuracies in the representations and warranties of ABC set forth in this Agreement (including the representations and warranties set forth in Sections 5.3, 5.18, 5.19, and 5.20) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on ABC; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material, "Material," "Material Adverse Effect," or variations thereof, or to the "Knowledge" of ABC or to a matter being "known" by ABC shall be deemed not to include such qualifications.

     (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of ABC to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all Material respects.

     (c) Certificates. ABC shall have delivered to Regions (i) a certificate, dated as of the Effective Time and signed on its behalf by its duly authorized officers, to the effect that the conditions of its obligations set forth in Section 9.2(a) and 9.2(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by ABC's Board of Directors and stockholders evidencing the taking of all corporate action necessary to authorize the execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Regions and its counsel shall request.

     (d) Affiliate Agreements. Regions shall have received from each affiliate of ABC the affiliates agreement referred to in Section 8.14 of this Agreement, to the extent necessary to assure in the reasonable judgment of Regions that the transactions contemplated hereby will qualify for pooling-of-interests accounting treatment.

     (e) Claims Letters. Each of the directors and executive officers of ABC shall have executed and delivered to Regions, letters in substantially the form of Exhibit 3.

     (f) Legal Opinion. Regions shall have received a written opinion, dated as of the Effective Time, of counsel to ABC, in substantially the form of
     Exhibit 4.

     (h) Registration Statement. If Regions elects to register the shares of Regions Common Stock to be issued in the Merger prior to issuance, such registration statement shall be effective under the 1933 Act, no stop orders suspending the effectiveness of such registration statement shall have been issued, no action, lawsuit, proceeding, or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing.

9.3 Conditions to Obligations of ABC. The obligations of ABC to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by ABC pursuant to Section 11.6(b) of this Agreement:

     (a) Representations and Warranties. For purposes of this Section 9.3(a), the accuracy of the representations and warranties of Regions set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of Regions set forth in Section 6.3 of this Agreement shall be true and correct (except for inaccuracies which are de minimis in amount). The representations and warranties of Regions set forth in Section 6.12 of this Agreement shall be true and correct in all Material respects. There shall not exist inaccuracies in the representations and warranties of Regions set forth in this Agreement (including the representations and warranties set forth in Sections 6.3 and 6.12) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on Regions; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material," "Material," "Material Adverse Effect," or variations thereof, or to the "Knowledge" of Regions or to a matter being "known" by Regions shall be deemed not to include such qualifications.

     (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of Regions to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all Material respects.

     (c) Certificates. Regions shall have delivered to ABC (i) a certificate, dated as of the Effective Time and signed on its behalf by its duly authorized officers, to the effect that the conditions of its obligations set forth in Section 9.3(a) and 9.3(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by Regions' Board of Directors evidencing the taking of all corporate action necessary to authorize the execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as ABC and its counsel shall request.

     (d) Fairness Opinion. ABC shall have received a letter from Stephens Inc. dated not more than five (5) days prior to the date of the Proxy Statement to the effect that in the opinion of such firm, the Exchange Ratio is fair to the stockholders of ABC from a financial point of view.

     (e) Legal Opinion. ABC shall have received a written opinion, dated as of the Effective Time, of counsel to Regions, in substantially the form of
     Exhibit 5.

                                   ARTICLE 10

                                  TERMINATION

10.1 Termination. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the stockholders of ABC or Regions, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

     (a) By mutual consent of the Board of Directors of Regions and the Board of Directors of ABC; or

     (b) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in
     Section 9.2(a) of this Agreement in the case of ABC and Section 9.3(a) of this Agreement in the case of Regions or in Material breach of any covenant or other agreement contained in this Agreement) in the event of an inaccuracy of any representation or warranty of the other Party contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such inaccuracy and which inaccuracy would provide the terminating Party the ability to refuse to consummate the Merger under the applicable standard set forth in Section 9.2(a) of this Agreement in the case of ABC and
     Section 9.3(a) of this Agreement in the case of Regions; or

     (c) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in
     Section 9.2(a) of this Agreement in the case of ABC and Section 9.3(a) in the case of Regions) in the event of a Material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach; or

     (d) By the Board of Directors of either Party in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) the stockholders of ABC fail to vote their approval of the matters submitted for the approval by such stockholders at the Stockholders' Meeting where the transactions were presented to such stockholders for approval and voted upon; or

     (e) By the Board of Directors of either Party in the event that the Merger shall not have been consummated by June 30, 1999, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(e); or

     (d) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in
     Section 9.2(a) of this Agreement in the case of ABC and Section 9.3(a) of this Agreement in the case of Regions or in Material breach of any covenant or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 10.1(e) of this Agreement; or

     (g) By the Board of Directors of ABC, if it determines by a vote of a majority of the members of its entire Board, at any time during the ten-day period commencing two days after the Determination Date, if both of the following conditions are satisfied:

        (1) the Average Closing Price shall be less than the product of (i) 0.80 and (ii) the Starting Price; and

        (2) (i) the quotient obtained by dividing the Average Closing Price by the Starting Price (such number being referred to herein as the "Regions Ratio") shall be less than (ii) the quotient obtained by dividing the Index Price on the Determination Date by the Index Price on the Starting Date and subtracting 0.15 from the quotient in this clause (2)(ii) (such number being referred to herein as the "Index Ratio");

        subject, however, to the following three sentences. If ABC refuses to consummate the Merger pursuant to this Section 10.1(g), it shall give prompt written notice thereof to Regions; provided, that such notice of election to terminate may be withdrawn at any time within the aforementioned ten-day period. During the five-day period commencing with its receipt of such notice, Regions shall have the option to elect to increase the Exchange Ratio to equal the lesser of (i) the quotient (rounded to the nearest one-ten-thousandth) obtained by dividing (1) the product of 0.80, the Starting Price, and the Exchange Ratio (as then in effect) by (2) the Average Closing Price, and (ii) the quotient (rounded to the nearest one-ten-thousandth) obtained by dividing (1) the product of the Index Ratio and the Exchange Ratio (as then in effect) by (2) the Regions Ratio. If Regions makes an election contemplated by the preceding sentence, within such five-day period, it shall give prompt written notice to ABC of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 10.1(g) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to "Exchange Ratio" shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this Section 10.1(g).

     For purposes of this Section 10.1(g), the following terms shall have the meanings indicated:

        "Average Closing Price" shall mean the average of the daily last sales prices of Regions Common Stock as reported on the Nasdaq NMS (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source as chosen by Regions) for the ten consecutive full trading days in which such shares are traded on the Nasdaq NMS ending at the close of trading on the Determination Date.

        "Determination Date" shall mean the later of the date on which (i) the Consent of the Board of Governors of the Federal Reserve System (without regard to any requisite waiting period thereof) to the Merger shall be received, and (ii) the ABC stockholders approve the Merger at the Stockholders' Meeting.

        "Index Group" shall mean the 17 bank holding companies listed below, the common stocks of all of which shall be publicly traded and as to which there shall not have been, since the Starting Date and before the Determination Date, any public announcement of a proposal for such company to be acquired or for such company to acquire another company or companies in transactions with a value exceeding 25% of the acquiror's market capitalization. In the event that any such company or companies are removed from the Index Group, the weights (which shall be determined based upon the number of outstanding shares of common stock) shall be redistributed proportionately for purposes of determining the Index Price. The 17 bank holding companies and the weights attributed to them are as follows:

BANK HOLDING COMPANIES                        WEIGHTING
----------------------                        ---------
AmSouth Bancorporation......................     4.67%
BB&T Corporation............................     5.56
Compass Bancshares, Inc.....................     2.73
Fifth Third Bancorp.........................    10.41
First American Corporation..................     4.15
First Security Corporation..................     7.31
First Tennessee National Corporation........     4.97
First Virginia Banks, Inc...................     2.02
Hibernia Corporation........................     6.07
Huntington Bancshares, Inc..................     8.23
Mercantile Bancorporation, Inc..............     5.91
SouthTrust Corporation......................     6.40
Star Banc Corporation.......................     3.73
Summit Bancorp..............................     6.76
SunTrust Banks, Inc.........................     8.12
Union Planters Corporation..................     4.94
Wachovia Corporation........................     8.03
                                               ------
          Total.............................   100.00%
                                               ======

        "Index Price" on a given date shall mean the weighted average (weighted in accordance with the factors listed above) of the last sales prices of the companies composing the Index Group.

        "Starting Date" shall mean the date of this Agreement.

        "Starting Price" shall mean the last sale price per share of Regions Common Stock as reported on the Nasdaq NMS (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source as chosen by Regions) on the Starting Date.

     If any company belonging to the Index Group or Regions declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares, or similar transaction between the date of this Agreement and the Determination Date, the prices for the common stock of such company or Regions shall be appropriately adjusted for the purposes of applying this Section 10.1(g).

10.2 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 10.1 of this Agreement, this Agreement shall become void and have no effect, except that (i) the provisions of this Section
10.2 and Article 11 and Section 8.7(b) of this Agreement shall survive any such termination and abandonment, and (ii) a termination pursuant to Sections 10.1(b), 10.1(c), or 10.1(f) of this Agreement shall not relieve the breaching Party from Liability for an uncured willful breach of a representation, warranty, covenant, or agreement giving rise to such termination.

10.3 Non-Survival of Representations and Covenants. The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except this Section 10.3 and Articles 2, 3, 4, and 11 and Sections 8.2, 8.14 and 8.16 of this Agreement.

                                   ARTICLE 11

                                 MISCELLANEOUS

11.1 Definitions.

(a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

     "ABCA" shall mean the Arkansas Business Corporation Act of 1987, as amended.

     "ABC COMMON STOCK" shall mean the $.01 par value common stock of ABC.

     "ABC COMPANIES" shall mean, collectively, ABC and all ABC Subsidiaries.

     "ABC DISCLOSURE MEMORANDUM" shall mean the written information entitled "ABC Disclosure Memorandum" delivered to Regions prior to execution of this Agreement, describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section or subsection of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section or subsection shall not be deemed to be disclosed for any other purpose hereunder. The inclusion of any matter in this document shall not be deemed an admission or otherwise to imply that any such matter is Material for purposes of this Agreement.

     "ABC FINANCIAL STATEMENTS" shall mean (i) the consolidated statements of condition (including related notes and schedules, if any) of ABC and as of July 31, 1998, and as of December 31, 1997 and 1996, and the related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) for the six months ended July 31, 1998, and for each of the three years ended as of December 31, 1997, 1996, and 1995 included in the ABC Disclosure Memorandum, and (ii) the consolidated statements of condition of ABC (including related notes and schedules, if any) and related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) with respect to periods ended subsequent to July 31, 1998.

     "ABC STOCK PLANS" shall mean the existing stock option and other stock-based compensation plans of ABC.

     "ABC SUBSIDIARIES" shall mean the Subsidiaries of ABC, which shall include the ABC Subsidiaries described in Section 5.4 of this Agreement and any corporation, bank, savings association, or other organization acquired as a Subsidiary of ABC in the future and owned by ABC at the Effective Time.

     "ACQUISITION PROPOSAL" with respect to a Party shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or Assets of, or other business combination involving such Party or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the Assets of, such Party or any of its Subsidiaries.

     "AFFILIATE" of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

     "AGREEMENT" shall mean this Agreement and Plan of Merger, including the Exhibits delivered pursuant hereto and incorporated herein by reference.

     "ARKANSAS ARTICLES OF MERGER" shall mean the articles of merger to be executed by the parties and filed with the Secretary of State of the State of Arkansas relating to the Merger as contemplated by Section 1.1 of this Agreement.

     "ASSETS" of a Person shall mean all of the assets, properties, businesses, and rights of such Person of every kind, nature, character, and description, whether real, personal, or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

     "BHC ACT" shall mean the federal Bank Holding Company Act of 1956, as amended.

     "CONFIDENTIALITY AGREEMENTS" shall mean those certain Confidentiality Agreements, entered into prior to the date of this Agreement, between ABC and Regions.

     "CONSENT" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

     "CONTRACT" shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets, or business.

     "DEFAULT" shall mean (i) any breach or violation of or default under any Contract, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order, or Permit, where, in any such event, such Default is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party.

     "DELAWARE CERTIFICATE OF MERGER" shall mean the certificate of merger to be executed by Regions and filed with the Secretary of State of the State of Delaware, relating to the Merger as contemplated by Section 1.1 of this Agreement.

     "DGCL" shall mean the Delaware General Corporation Law.

     "ENVIRONMENTAL LAWS" shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) and which are administered, interpreted, or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over, and including common law in respect of, pollution or protection of the environment, including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq. ("CERCLA"), the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq. ("RCRA"), and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     "EXHIBITS" 1 through 5, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

     "GAAP" shall mean generally accepted accounting principles, consistently applied during the periods involved.

     "HAZARDOUS MATERIAL" shall mean (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of governmental authorities and any polychlorinated biphenyls).

     "HSR ACT" shall mean Section 7A of the Clayton Act, as added by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

     "INTERNAL REVENUE CODE" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

     "KNOWLEDGE" as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean the personal knowledge of the chairman, president, chief financial officer, chief accounting officer, chief credit officer, general counsel, or any executive vice president of such Person.

     "LAW" shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted, or enforced by any Regulatory Authority.

     "LIABILITY" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost, or expense (including costs of investigation, collection, and defense), claim, deficiency, guaranty, or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

     "LIEN" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention, or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for property Taxes not yet due and payable, and (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits, and other Liens incurred in the ordinary course of the banking business.

     "LITIGATION" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or notice (written or oral) by any Person alleging potential Liability or requesting information relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

     "LOAN PROPERTY" shall mean any property owned, leased, or operated by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security or other interest (including an interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

     "MATERIAL" for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

     "MATERIAL ADVERSE EFFECT" on a Party shall mean an event, change, or occurrence which, individually or together with any other event, change, or occurrence, has a

     Material adverse impact on (i) the financial condition, results of operations, or business of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that "Material Adverse Effect" shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies, (c) actions and omissions of a Party (or any of its Subsidiaries) taken with the prior informed consent of the other Party in contemplation of the transactions contemplated hereby, and (d) the Merger and compliance with the provisions of this Agreement on the operating performance of the Parties, or (e) any change in the management personnel of either party.

     "NASD" shall mean the National Association of Securities Dealers, Inc.

     "NASDAQ NMS" shall mean the National Market System of The Nasdaq Stock Market.

     "1933 ACT" shall mean the Securities Act of 1933, as amended.

     "1934 ACT" shall mean the Securities Exchange Act of 1934, as amended.

     "ORDER" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local, or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

     "PARTICIPATION FACILITY" shall mean any facility or property in which the Party in question or any of its Subsidiaries participates in the management (including, but not limited to, participating in a fiduciary capacity) and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

     "PARTY" shall mean either ABC or Regions, and "PARTIES" shall mean both ABC and Regions.

     "PERMIT" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

     "PERSON" shall mean a natural person or any legal, commercial, or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

     "PROXY STATEMENT" shall mean the proxy statement used by ABC to solicit the approval of its stockholders of the transactions contemplated by this Agreement, which shall include the prospectus of Regions relating to the issuance of the Regions Common Stock to holders of ABC Common Stock.

     "REGIONS COMMON STOCK" shall mean the $.625 par value common stock of Regions.

     "REGIONS COMPANIES" shall mean, collectively, Regions and all Regions Subsidiaries.

     "REGIONS FINANCIAL STATEMENTS" shall mean (i) the consolidated statements of condition (including related notes and schedules, if any) of Regions as of June 30, 1998, and as of December 31, 1997 and 1996, and the related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) for the six months ended June 30, 1998, and for each of the three years ended December 31, 1997, 1996, and 1995, as filed by Regions in SEC Documents, and (ii) the consolidated statements of condition of Regions (including related notes and schedules, if any) and related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to June 30, 1998.

     "REGIONS SUBSIDIARIES" shall mean the Subsidiaries of Regions and any corporation, bank, savings association, or other organization acquired as a Subsidiary of Regions in the future and owned by Regions at the Effective Time.

     "REGULATORY AUTHORITIES" shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, the Office of Thrift Supervision, all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, the NASD, and the SEC.

     "REPRESENTATIVE" shall mean any investment banker, financial advisor, attorney, accountant, consultant, or other representative of a Person.

     "RIGHTS" shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Rights.

     "SEC" shall mean the United States Securities and Exchange Commission.

     "SEC DOCUMENTS" shall mean all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

     "SECURITIES LAWS" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

     "STOCKHOLDERS' MEETING" shall mean the meeting of the stockholders of ABC to be held pursuant to Section 8.1 of this Agreement, including any adjournment or adjournments thereof.

     "SUBSIDIARIES" shall mean all those corporations, banks, associations, or other entities of which the entity in question owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

     "SURVIVING CORPORATION" shall mean Regions as the surviving corporation resulting from the Merger.

     "TAX" OR "TAXES" shall mean all federal, state, local, and foreign taxes, charges, fees, levies, imposts, duties, or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by the United States or any state, local, or foreign government or subdivision or agency thereof, including any interest, penalties, or additions thereto.

     "TAXABLE PERIOD" shall mean any period prescribed by any governmental authority, including the United States or any state, local, or foreign government or subdivision or agency thereof for which a Tax Return is required to be filed or Tax is required to be paid.

     "TAX RETURN" shall mean any report, return, information return, or other information required to be supplied to a taxing authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

     (b) The terms set forth below shall have the meanings ascribed thereto in the referenced sections:

ABC Benefit Plans.....................  Section 5.13(a)
ABC Contracts.........................  Section 5.14
ABC ERISA Affiliate...................  Section 5.13(e)
ABC ERISA Plan........................  Section 5.13(a)
ABC Rights............................  Section 3.5(a)
ABC Pension Plan......................  Section 5.13(a)
Average Closing Price.................  Section 10.1(g)
Closing...............................  Section 1.2
Determination Date....................  Section 10.1(g)
Effective Time........................  Section 1.3
Exchange Agent........................  Section 4.1
Exchange Ratio........................  Section 3.1(b)
Indemnified Party.....................  Section 8.16(a)
Index Group...........................  Section 10.1(g)
Index Price...........................  Section 10.1(g)
Index Ratio...........................  Section 10.1(g)
Merger................................  Section 1.1
Regions Ratio.........................  Section 10.1(g)
Regions SEC Reports...................  Section 6.5(a)
Registration Statement................  Section 8.2(b)
Rule 501..............................  Section 5.24(a)
Starting Date.........................  Section 10.1(g)
Starting Price........................  Section 10.1(g)
Support Agreement.....................  Preamble

Takeover Laws.........................  Section 5.19
Tax Opinion...........................  Section 9.1(e)

     (c) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."

11.2 Expenses.

     (a) Except as otherwise provided in this Section 11.2, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration, and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that Regions shall bear and pay the filing fees payable in connection with the Registration Statement and the Proxy Statement and one-half of the printing costs incurred in connection with the printing of the Proxy Statement.

     (b) Nothing contained in this Section 11.2 shall constitute or shall be deemed to constitute liquidated damages for the willful breach by a Party of the terms of this Agreement or otherwise limit the rights of the nonbreaching Party.

11.3 Brokers and Finders. Except for Stephens Inc. as to ABC, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon his, her, or its representing or being retained by or allegedly representing or being retained by ABC or Regions, each of ABC and Regions, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

11.4 Entire Agreement. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in Sections 8.2(b), 8.14 and 8.16 of this Agreement.

11.5 Amendments. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties, whether before or after stockholder approval of this Agreement has been obtained; provided, that the provisions of this Agreement relating to the manner or basis in which shares of ABC Common Stock will be exchanged for Regions Common Stock shall not be amended (except in accordance with Section 10.1(g) of this Agreement) after the Stockholders' Meeting without the requisite approval of the holders of the issued and outstanding shares of ABC Common Stock entitled to vote thereon.

11.6 Waivers.

     (a) Prior to or at the Effective Time, Regions, acting through its Board of Directors, chief executive officer, chief financial officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by ABC, to waive or extend the time for the compliance or fulfillment by ABC of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Regions under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Regions.

     (b) Prior to or at the Effective Time, ABC, acting through its Board of Directors, chief executive officer, chief financial officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Regions, to waive or extend the time for the compliance or fulfillment by Regions of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of ABC under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of ABC.

     (c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

11.7 Assignment. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors and assigns.

11.8 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

ABC:              ARKANSAS BANKING COMPANY
                  515 West Washington
                  Post Office Box 1617
                  Jonesboro, Arkansas 72403-1617
                  Telecopy Number: (870) 931-2183
                  Attention: Sloan Rainwater
                              Chairman

Copy to Counsel:  WRIGHT, LINDSEY & JENNINGS LLP
                  Suite 2200
                  200 West Capitol Avenue
                  Little Rock, Arkansas 72201
                  Telecopy Number: (501) 376-9442
                  Attention: C. Douglas Buford, Jr.

Regions:          REGIONS FINANCIAL CORPORATION
                  417 North Twentieth Street
                  Birmingham, Alabama 35203
                  Telecopy Number: (205) 326-7571
                  Attention: Richard D. Horsley
                              Vice Chairman and Executive
                              Financial Officer

Copy to Counsel:  REGIONS FINANCIAL CORPORATION
                  417 North Twentieth Street
                  Birmingham, Alabama 35203
                  Telecopy Number: (205) 326-7751
                  Attention: Samuel E. Upchurch, Jr.
                              General Counsel

11.9 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to any applicable conflicts of Laws, except to the extent that the Laws of the State of Arkansas relate to the consummation of the Merger.

11.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

11.11 Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

11.12 Interpretations. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of the Parties.

11.13 Enforcement of Agreement. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

11.14 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed and attested by officers thereunto as of the day and year first above written.

                                                    ARKANSAS BANKING COMPANY
ATTEST:

             By: /s/ STEPHEN E. COX                             By: /s/ SLOAN RAINWATER
  -------------------------------------------        -------------------------------------------
                 Stephen E. Cox                                     Sloan Rainwater
                 Vice Chairman                                          Chairman

[CORPORATE SEAL]

                                                    REGIONS FINANCIAL CORPORATION
ATTEST:

        By: /s/ SAMUEL E. UPCHURCH, JR.                        By: /s/ CARL E. JONES, JR.
  -------------------------------------------        -------------------------------------------
            Samuel E. Upchurch, Jr.                                Carl E. Jones, Jr.
             Corporate Secretary                          President and Chief Executive Officer

[CORPORATE SEAL]

                                                                      APPENDIX B


January 12, 1999.


Members of the Board of Directors
Arkansas Banking Company

515 W. Washington

Jonesboro, AR 72403

Members of the Board:

We have acted as your financial advisor in connection with the merger of Arkansas Banking Company (the "Company") with and into Regions Financial Corporation ("Regions"), pursuant to which each outstanding share of the Company's common stock, par value $0.01 per share (the "Company Shares"), will be converted into the right to receive 2.85 shares (the "Exchange Ratio") of common stock of Regions and each outstanding award, option, or other right to purchase shares of the Company will be converted into and become comparable rights with respect to Regions, adjusted to reflect the Exchange Ratio (collectively referred to as the "Transaction").

You requested our opinion as to whether the Exchange Ratio is fair from a financial point of view to the Company and its shareholders.

In connection with rendering our opinion, we have;

     (i) analyzed certain publicly available financial statements and reports regarding the Company and Regions;

     (ii) analyzed certain internal financial statements and other financial and operating data (including financial projections) concerning the Company prepared by the management of the Company;

     (iii) analyzed, on a pro forma basis, the financial effect of the Transaction;


     (iv) reviewed the historical reported market prices and trading activity for Regions common stock;


     (v) compared the financial performance of the Company and Regions and the prices and trading activity of Regions common stock with that of certain other comparable publicly-traded companies and their securities;

     (vi) reviewed the financial terms, to the extent publicly available, of certain comparable transactions;


     (vii) reviewed the Agreement and Plan of Merger between the Company and Regions and related documents, including the Proxy Statement-Prospectus; and



     (viii) discussed with representatives of the managements of the Company and Regions the operations of and future business prospects for the Company and Regions.


We have relied on the accuracy and completeness of the information and financial data provided to us by the Company and Regions, and our opinion is based upon such information. We have inquired into the reliability of such information and financial data only to the limited extent necessary to provide a reasonable basis for our opinion. With respect to the financial projections prepared by management of the Company, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgements of the management of the Company as to the future financial performance of the Company.

As part of our investment banking business, we regularly issue fairness opinions and are continually engaged in the valuation of companies and their securities in connection with business reorganizations, private placements, negotiated underwritings, mergers and acquisitions and valuations for estate, corporate and other purposes. We are familiar with the Company and Regions, and issue periodic research reports regarding Regions, its business activities and prospects. In the ordinary course of business, Stephens Inc. and its affiliates at any time may hold long or short positions, and may trade or otherwise effect transactions as principal or for the accounts of customers, in debt or equity securities or options on securities of the Company and Regions. We are acting as financial advisor to the Company in connection with the Transaction and will receive a fee from the Company for our services, a significant portion of which is contingent upon the consummation of the Transaction. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement.

We have assumed that the Transaction will qualify as a tax-free reorganization under the Internal Revenue Code of 1986, as amended. We have also assumed that there were no material changes in the Company's or Regions' assets, financial condition, results of operations, business or prospects since the respective dates of their last financial statements reviewed by Stephens, and that any off-balance sheet activities of the Company and Regions, including derivatives and other similar financial instruments, if any, would not materially and adversely affect the future financial condition or results of operations of the Company or Regions. We have further assumed that the Transaction will be consummated in accordance with the terms and provisions of the Agreement and Plan of Merger, without any amendments to, and without any waiver by the Company of, any of the material conditions to its obligations thereunder. Stephens is not an expert in the evaluation of loan portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and assumed that such allowances, for each of the Company and Regions, are in the aggregate adequate to cover such possible losses. In addition, we did not review any individual credit files or make any independent evaluation, appraisal or physical inspection of the assets or individual properties of the Company or Regions, nor were we furnished with any such evaluations or appraisals.

Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof. We have assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Transaction, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Transaction.

This opinion is for the use and benefit of the Board of Directors of the Company, and neither this opinion nor any other advice or materials provided by Stephens Inc. in connections with its engagement hereunder may be used for any other purpose or be reproduced, disseminated, quoted or referred to at any time, in any matter, or for any purpose, nor may any references to Stephens Inc. be made by or on behalf of the Company without our prior written consent; provided, however, that a copy of this opinion may be included in the Proxy Statement-Prospectus to be delivered to the Company's shareholders. Our opinion does not address the merits of the underlying decision by the Company to engage in the Transaction and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote on the proposed

Transaction. We are not expressing any opinion herein as to the prices at which Regions Shares will trade following consummation of the Transaction.

Based on the foregoing and our general experience as investment bankers, and subject to the qualifications stated herein, we are of the opinion on the date hereof that the Exchange Ratio is fair from a financial point of view to the Company and its shareholders.

                                          Very Truly Yours,

                                          STEPHENS INC.

                                                                      APPENDIX C

                     Sections 14-27-1301 Through 14-27-1331
                                     of the
                       Arkansas Business Corporation ACT

RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

4-27-1301 DEFINITIONS.

In this subchapter:

     1. "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer;

     2. "Dissenter" means a shareholder who is entitled to dissent from corporate action under sec. 4-27-1302 and who exercises that right when and in the manner required by sec.sec. 4-27-1320 - 4-27-1328;

     3. "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable;

     4. "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances;

     5. "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation;

     6. "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder; and

     7. "Shareholder" means the record shareholder or the beneficial shareholder.

4-27-1302 RIGHT OF DISSENT.

A. A shareholder is entitled to dissent from and obtain payment of the fair value of his shares in the event of any of the following corporate actions:

     1. Consummation of a plan of merger to which the corporation is a party:

        (i) If shareholder approval is required for the merger by sec. 4-27-1103 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

        (ii) If the corporation is a subsidiary that is merged with its parent under sec. 4-27-1104;

     2. Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

     3. Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of the sale;

     4. An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

        (i) Alters or abolishes a preferential right of the shares;

        (ii) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

        (iii) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

        (iv) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

        (v) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under sec. 4-27-604; or

     5. Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

B. A shareholder entitled to dissent and obtain payment for his shares under this subchapter may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

4-27-1303 DISSENT BY NOMINEES AND BENEFICIAL OWNERS.

A. A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one (1) person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

B. A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if:

     1. He submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

     2. He does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote.

4-27-1304 - 4-27-1319 [RESERVED.]

                  Procedure for Exercise of Dissenters' Rights

4-27-1320 NOTICE OF DISSENTERS' RIGHTS.

A. If proposed corporate action creating dissenters' rights under sec. 4-27-1302 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter and be accompanied by a copy of this chapter.

B. If corporate action creating dissenters' rights under sec. 4-27-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in sec. 4-27-1322.

4-27-1321 NOTICE OF INTENT TO DEMAND PAYMENT.

A. If proposed corporate action creating dissenters' rights under sec. 4-27-1302 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights:

     (1) Must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

     (2) Must not vote his shares in favor of the proposed action.

B. A shareholder who does not satisfy the requirements of subsection A. of this section is not entitled to payment for his shares under this subchapter.

4-27-1322 DISSENTERS' NOTICE.

A. If proposed corporate action creating dissenters' rights under sec. 4-27-1302 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of sec. 4-27-1321.

B. The dissenters' notice must be sent not later than then (10) days after the corporate action was taken, and must:

     1. State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

     2. Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

     3. Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not he acquired beneficial ownership of the shares before that date;

     4. Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty (30) nor more than sixty (60) days after the date the notice required by subsection A. of this section is delivered; and

     5. Be accompanied by a copy of this subchapter.

4-27-1323 DUTY TO DEMAND PAYMENT.

A. A shareholder sent a dissenters' notice described in sec. 4-27-1322 must demand payment, certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to the sec. 4-27-1322B.3. and deposit his certificates in accordance with the terms of the notice.

B. The shareholder who demands payment and deposits his share certificates under subsection A. of this section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

C. A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this subchapter.

4-27-1324 SHARE RESTRICTIONS.

A. The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under sec. 4-27-1326.

B. The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

4-27-1325 PAYMENT.

A. Except as provided in sec. 4-27-1327, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with sec. 4-27-1323 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.

B. The payment must be accompanied by:

     1. The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

     2. A statement of the corporation's estimate of the fair value of the shares;

     3. An explanation of how the interest was calculated;

     4. A statement of the dissenter's right to demand payment under sec. 4-27-1328; and

     5. A copy of this subchapter.

4-27-1326 FAILURE TO TAKE ACTION.

A. If the corporation does not take the proposed action within sixty (60) days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

>B. If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under sec. 4-27-1322 and repeat the payment demand procedure.

4-27-1327 AFTER-ACQUIRED SHARES.

A. A corporation may elect to withhold payment required by sec. 4-27-1325 from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

B. To the extent the corporation elects to withhold payment under subsection A. of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under sec. 4-27-1328.

4-27-1328 PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER.

A. A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate (less any payment under sec. 4-27-1325), or reject the corporation's offer under sec. 4-27-1327 and demand payment of the fair value of his shares and interest due, if:

     1. The dissenter believes that the amount paid under sec. 4-27-1325 or offered under sec. 4-27-1327 is less than the fair value of his shares or that the interest due is incorrectly calculated;

     2. The corporation fails to make payment under sec. 4-27-1325 within sixty
     (60) days after the date set for demanding payment; or

     3. The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty (60) days after the date set for demanding payment.

B. A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing under subsection A. of this section within thirty (30) days after the corporation made or offered payment for his shares.

4-27-1329 [RESERVED.]

                          Judicial Appraisal of Shares

4-27-1330 COURT ACTION.

A. If a demand for payment under sec. 4-27-1328 remains unsettled, the corporation shall commence a proceeding within sixty (60) days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

B. The corporation shall commence the proceeding in the circuit court of the county where the corporation's principal office (or, if none in this state, its registered office) is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

C. The corporation shall make all dissenters (whether or not residents of this sate) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

D. The jurisdiction of the court in which the proceeding is commenced under subsection B. of this section is plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

E.  Each dissenter made a party to the proceeding is entitled to judgment:

     1. For the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation; or

     2. For the fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment under sec. 4-27-1327.

4-27-1331 COURT COSTS AND COUNSEL FEES.

A. The court in an appraisal proceeding commenced under sec. 4-27-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under sec. 4-27-1328.

B. The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

     1. Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of sec.sec. 4-27-1320 - 4-27-1328; or

     2. Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

C. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article Tenth of the Certificate of Incorporation of the Registrant provides:

          "(a) The corporation shall indemnify its officers, directors, employees, and agents to the full extent permitted by the General Corporation Law of Delaware. (b) No director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages, for breach of fiduciary duty as a director, except for liability
     (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under
     Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit."

     Section 145 of the Delaware General Corporation law empowers the Registrant to indemnify its officers and directors under certain circumstances. The pertinent provisions of that statute read as follows:

        "(a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

        "(b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

        "(c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

        "(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made
     (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.

        "(e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

        "(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

        "(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

        "(h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

        "(i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

        "(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

        "(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees)."

     The Registrant has purchased a directors' and officers' liability insurance contract which provides, within stated limits, reimbursement either to a director or officer whose actions in his capacity result in liability, or to the Registrant, in the event it has indemnified the director or officer. Major exclusions from coverage include libel, slander, personal profit based on inside information, illegal payments, dishonesty, accounting of securities profits in violation of Section 16(b) of the Securities Exchange Act of 1934 and acts within the scope of the Pension Reform Act of 1974.

ITEM 21.  EXHIBITS.

EXHIBIT
NUMBER                                                     DESCRIPTION
------         -----------------------------------------------------------------------------------------------
  2.1   --     Agreement and Plan of Merger, dated as of September 25, 1998, by and between Arkansas Banking Company and Regions Financial
               Corporation -- included as Appendix A to the Proxy
               Statement/Prospectus.
  4.1   --     Certificate of Incorporation of Regions Financial Corporation -- incorporated by reference from S-4
               Registration Statement of Regions Financial Corporation, file no. 333-67153.
  4.2   --     By-laws of Regions Financial Corporation -- incorporated by reference from S-4 Registration Statement of
               Regions Financial Corporation, file no. 333-67153.
  5.    --     Opinion re: legality.
  8.    --     Opinion re: tax matters.
 23.1   --     Consent of Ernst & Young LLP.
 23.2   --     Consent of Jones & Company, Ltd.
 23.3   --     Consent of Lange, Simpson, Robinson & Somerville LLP -- included in Exhibit 5.
 23.4   --     Consent of Alston & Bird LLP-- included in Exhibit 8.
 23.5   --     Consent of Stephens Inc.
 24.    --     Power of Attorney -- the manually signed power of attorney is set forth in the signature page of the original registration statement.
 99.    --     Form of proxy.

ITEM 22.  UNDERTAKINGS.

     A. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     B. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     C.(1) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (2) The Registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     D. The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     E. The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama on this the 12th day of January, 1999.


                                          REGISTRANT:
                                          REGIONS FINANCIAL CORPORATION

                                          BY:  /s/ Richard D. Horsley
                                               --------------------------------
                                                   Richard D. Horsley
                                               Vice Chairman of the Board and
                                                Executive Financial Officer





     Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed below by the following persons in the capacities and on the dates indicated.



      SIGNATURE                       TITLE                         DATE
---------------------------  -----------------------------     -----------------
* Carl E. Jones, Jr.         President and Chief Executive    January 12, 1999
---------------------------      Officer and Director
Carl E. Jones, Jr.           (principal executive officer)


/s/ Richard D. Horsley       Vice Chairman of the Board and   January 12, 1999
---------------------------  Executive Financial Officer
Richard D. Horsley                   and Director
                             (principal financial officer)

* Robert P. Houston          Executive Vice President and     January 12, 1999
---------------------------            Comptroller
Robert P. Houston            (principal accounting officer)


      SIGNATURE                       TITLE                         DATE
---------------------------  -----------------------------     -----------------
* Sheila S. Blair
---------------------------         Director                 January 12, 1999
Sheila S. Blair

* James B. Boone, Jr.
---------------------------         Director                 January 12, 1999
James B. Boone, Jr.

* Albert P. Brewer
---------------------------         Director                 January 12, 1999
Albert P. Brewer

* James S.M. French
---------------------------         Director                 January 12, 1999
James S.M. French

* Barnett Grace
---------------------------         Director                 January 12, 1999
Barnett Grace

* Frank D. Hickingbotham
---------------------------         Director                 January 12, 1999
Frank D. Hickingbotham

* Olin B. King
---------------------------         Director                 January 12, 1999
Olin B. King

---------------------------  Chairman of the Board
J. Stanley Mackin                 and Director

* Michael W. Murphy
---------------------------         Director                 January 12, 1999
Michael W. Murphy

* Henry E. Simpson
---------------------------         Director                 January 12, 1999
Henry E. Simpson

* Lee J. Styslinger, Jr.
---------------------------         Director                 January 12, 1999
Lee J. Styslinger, Jr.

---------------------------         Director
Robert J. Williams

*By /s/ Richard D. Horsley as                                January 12, 1999
 attorney in-fact pursuant to
 a power of attorney.

                               INDEX TO EXHIBITS



                                                                                                           SEQUENTIALLY
EXHIBIT                                                                                                       NUMBERED
NUMBER                           DESCRIPTION                                                                    PAGE
-------        ------------------------------------------------------------------------------------------  ------------
  2.1   --     Agreement and Plan of Merger, dated as of September 25, 1998, by and between Arkansas
               Banking Company and Regions Financial Corporation -- included as Appendix A to the
               Proxy Statement/Prospectus.
  4.1   --     Certificate of Incorporation of Regions Financial Corporation -- incorporated by reference from S-4 Registration Statement of Regions Financial Corporation, file no. 333-67153.
  4.2   --     By-laws of Regions Financial Corporation -- incorporated by reference from S-4 Registration
               Statement of Regions Financial Corporation, file no. 333-67153.
  5.    --     Opinion re: legality.
  8.    --     Opinion re: tax matters.
 23.1   --     Consent of Ernst & Young LLP.
 23.2   --     Consent of Jones & Company, Ltd.
 23.3   --     Consent of Lange, Simpson, Robinson & Somerville LLP -- included in Exhibit 5.
 23.4   --     Consent of Alston & Bird LLP -- included in Exhibit 8.
 23.5   --     Consent of Stephens Inc.
 24.    --     Power of Attorney -- the manually signed power of attorney is set forth in the signature page of the original registration statement.
 99.    --     Form of proxy.